                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AST RESEARCH, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                                PRELIMINARY COPY
                                                                           DRAFT
                               AST RESEARCH, INC.
                              16215 Alton Parkway
                           Irvine, California  92718

                                                                  April __, 1995

    Dear Stockholder:

              You are cordially invited to attend a Special Meeting of Stockholders of AST Research, Inc. to be held on April __, 1995, at 9:00 a.m., Pacific Daylight Time, in the _________ Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660.

              The Special Meeting has been called to consider and approve, as a single proposal, an amendment of AST's Certificate of Incorporation to increase the size of the Board of Directors to thirteen members, and certain other matters relating to the proposed purchase for approximately $377.5 million by Samsung Electronics Co., Ltd. of an approximately 40.25% interest in AST. In connection therewith, Samsung and AST will enter into certain cooperative arrangements, including component supply and joint procurement. Samsung has commenced a cash tender offer to purchase from AST's stockholders up to 5,820,000 shares of AST common stock at $22.00 per share and is proposing to purchase from AST (i) 6,440,000 shares of common stock at $19.50 per share and (ii) an estimated 5,630,000 shares of common stock at $22.00 per share. Samsung's obligation to consummate these transactions, and its right to consummate the elements of these transactions other than the first purchase of 6,440,000 shares, are subject to AST stockholder approval.

              The matters to be considered and voted upon at the Special Meeting are of great importance to your investment and the future of AST. Your Board of Directors has carefully reviewed and considered the terms and conditions of the transactions with Samsung and has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the consideration to be received by AST and its stockholders in the transactions is fair from a financial point of view. A copy of that opinion is attached to the accompanying Proxy Statement. Your Board of Directors has unanimously approved the proposed transactions with Samsung, has determined that they are fair to, and in the best interests of, AST's stockholders, and unanimously recommends that you vote FOR the proposal.

              Details of the proposed transactions are set forth in the accompanying Proxy Statement. I urge you to read it carefully. Your vote is important. Approval requires the affirmative vote of at least a majority of the voting power represented by the Common Stock. I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

              If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the April __, 1995 Special Meeting of Stockholders.

                                   Very truly yours,

                                   AST RESEARCH, INC.

                                   Safi U. Qureshey
                                   Chief Executive Officer
                                   and Chairman of the Board

                                                                PRELIMINARY COPY
                                                                           DRAFT
                               AST RESEARCH, INC.
                              16215 Alton Parkway
                           Irvine, California  92718


                                                                  April __, 1995

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


    To Stockholders:

         Notice is hereby given that a Special Meeting of Stockholders of AST Research, Inc. (the "Company") will be held in the _________ Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 on __________, April __, 1995, at 9:00 a.m., Pacific Daylight Time, to consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal") and to transact such other business as may properly come before the meeting or any adjournments thereof:

         1. The amendment and restatement of the Certificate of Incorporation to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

         2. The terms of the Company's Stock Purchase Agreement with Samsung Electronics Co., Ltd. (the "Purchaser"), and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of (a) 6,440,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in Samsung's cash tender offer to purchase from the Company's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that the Purchaser will own approximately 40.25% of the outstanding Common Stock; and
              (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

         The Stock Purchase Agreement, the exhibits thereto and related matters are more fully described in the attached Proxy Statement.

         The Company is submitting the Proposal for stockholder approval in connection with the Stock Purchase Agreement. The affirmative vote of at least a majority of the voting power represented by the shares of Common Stock entitled to vote on the Proposal will be required to approve the Proposal. The close of business on ______, April __, 1995 is the date of record ("Record Date") for the determination of stockholders entitled to notice of, to attend and to vote at the Special Meeting. Accordingly, stockholders are eligible to vote at the Special Meeting, in person or by proxy, even if they have tendered their shares prior to the Record Date in connection with the Purchaser's offer described above.

    Stockholders, including those whose shares are held by a brokerage firm or in "street" name, may be asked to verify their stockholder status as of the Record Date upon entrance to the Special Meeting. Accordingly, stockholders attending the meeting should bring appropriate identification to the meeting evidencing such stockholder status as of the Record Date. A list of stockholders at the Record Date will be available during normal business hours for examination by any stockholder for any purpose germane to the Special Meeting for a period of ten days prior to the date of the Special Meeting, at the offices of the Company, 16215 Alton Parkway, Irvine, California 92718.

         All stockholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the Special Meeting.


                                     By Order of the Board of Directors


    Irvine, California                 DENNIS R. LEIBEL
    April __, 1995                        Secretary

   PRELIMINARY COPY
   These materials constitute preliminary proxy materials filed with respect to the forthcoming special meeting of stockholders. Certain information is presented as it is expected to exist when (and if) definitive proxy materials are mailed to stockholders, and will be revised to reflect actual facts at that time.
--------------------------------------------------------------------------------

                               AST RESEARCH, INC.
                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held May __, 1995

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AST Research, Inc. (the "Company") of Proxies to be voted at the Special Meeting of Stockholders (the "Special Meeting") to be held in [the _________ Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660] on __________, April __, 1995, at 9:00 a.m., Pacific Daylight Time, regarding an amendment of the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors to thirteen members, and certain other matters (collectively, the "Proposal") relating to the proposed purchase for approximately $377.5 million by Samsung Electronics Co., Ltd, a Korean corporation (the "Purchaser") of an approximately 40.25% interest in the Company.

         Enclosed with this Proxy Statement is a notice of the Special Meeting, together with a proxy for your signature. Failure to return a properly executed and dated proxy card and failure to vote in person at the Special Meeting will have the same effect as a vote AGAINST the Proposal. Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 16215 Alton Parkway, Irvine, California 92718, on or before the business day prior to the Special Meeting or at the Special Meeting itself, a written notice of revocation bearing a date later than that of the Proxy previously granted or a later dated Proxy relating to the same shares or by attending the Special Meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of Proxy are first being sent to the Company's stockholders is April __, 1995. Shares of Common Stock represented by properly executed Proxies received prior to or at the Special Meeting, unless such Proxies have been revoked, will be voted in accordance with the instructions indicated in the Proxies. If no instructions are indicated on a properly executed Proxy of the Company, the shares will be voted FOR the Proposal.

         At the Special Meeting stockholders will be asked to consider and approve, as a single proposal and with one vote, certain matters relating to the Proposal. Such approval will require the affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date for the Special Meeting. The Purchaser has the right to consummate, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, but regardless of whether stockholder approval has been obtained, the initial purchase from the Company of 6,440,000 shares of Common Stock, which would then represent approximately 16.6% of the Common Stock then outstanding. If such purchase were to be made prior to the Record Date, the Purchaser would hold and be entitled to vote such shares at
    the Special Meeting.   See "THE TRANSACTIONS."

         Under the Bylaws of the Company, no business may be transacted at the Special Meeting except as set forth in the notice of the Special Meeting accompanying this Proxy Statement or as properly brought before the meeting by or at the direction of the Board of Directors. Holders of a majority of the outstanding Common Stock must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Proxies marked "abstain" and broker "non-votes" will be counted as present for purposes of establishing a quorum. If any other matters are properly presented to the Special Meeting for consideration (such as consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies)), the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Board of Directors knows of no such other matters.

              The date of this Proxy Statement is April __, 1995.

                                TABLE OF CONTENTS

                                                               Page
                                                               ----

SUMMARY......................................................   1
THE SPECIAL MEETING..........................................   9
    General..................................................   9
    Vote by Proxy............................................   9
    Cost and Method of Solicitation..........................  10
    Shares Voting............................................  10
    Vote Required............................................  10
INTERESTS OF CERTAIN PERSONS.................................  11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT.......................................  13
BACKGROUND OF THE TRANSACTIONS...............................  14
    General..................................................  14
    Recommendation of the Company's Board of Directors.......  17
    Opinion of Financial Advisor.............................  19
THE TRANSACTIONS.............................................  20
    General..................................................  20
      The Company............................................  20
      The Purchaser..........................................  21
      Capitalization.........................................  21
      Use of Proceeds........................................  22
    The Stock Purchase Agreement and Exhibits................  22
      The Offer..............................................  22
      The Share Issuances....................................  23
      Representations and Warranties.........................  23
      Conduct of Business of the Company.....................  24
      Other Potential Bidders................................  24
      Termination............................................  24
      Transaction Expenses...................................  25
      The Stockholder Agreement..............................  25
         Standstill..........................................  25
         Pro Rata Purchase Rights............................  26
         Transfer Restriction................................  27
         Board Representation................................  27
         Certain Covenants...................................  28
         Certain Approval Rights.............................  28
         Results of Operations...............................  29
         Material Transactions...............................  30
         Termination of Certain Rights.......................  30
    Registration Rights Agreement............................  30
    Letter of Credit Agreement...............................  31
  Strategic Alliance Agreement...............................  31
  Restated Certificate of Incorporation; Amended Bylaws......  33
  Stockholder Rights Plan; Certain Anti-Takeover Effects of
   the Purchaser's Investment................................  34
OTHER BUSINESS...............................................  35
  Stockholder Proposals......................................  35
AVAILABLE INFORMATION........................................  35
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............  36



ANNEXES
-------
Annex A  -  Opinion of Merrill Lynch
Annex B  -  Stock Purchase Agreement
Annex C  -  Form of Letter of Credit Agreement
Annex D  -  Form of Registration Rights Agreement
Annex E  -  Form of Stockholder Agreement
Annex F  -  Form of Restated Certificate of Incorporation
Annex G  -  Form of Amended Bylaws


                                    SUMMARY

      The following is a summary of certain information contained in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety.

                              THE SPECIAL MEETING


    General

      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of AST Research, Inc., a Delaware corporation (the "Company"). The Proxies will be used at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on ________, April __, 1995, at 9:00 a.m., Pacific Daylight Time, in the _____ Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjourned session of the Special Meeting.

         At the Special Meeting, holders (the "Stockholders") of record of the common stock, par value $0.01 per share, of the Company (the "Common Stock") at the close of business on April __, 1995 (the "Record Date") are being asked to consider and approve in one vote the matters summarized below (collectively, the "Proposal").

         1. The amendment and restatement of the Company's Certificate of Incorporation (the "Restated Charter") to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

         2. The terms of the Company's Stock Purchase Agreement (as defined herein) with Samsung Electronics Co., Ltd. (the "Purchaser"), and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of (a) 6,440,000 shares of Common Stock at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in the Purchaser's cash tender offer to purchase from the Company's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that the Purchaser will own approximately 40.25% of the outstanding Common Stock; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including, without limitation, the Stockholder Agreement.

         The Board unanimously approved the Restated Charter and the other transactions (the "Transactions") contemplated by the Stock Purchase Agreement and recommends that the Stockholders vote FOR approval of the
    Proposal.    See "THE TRANSACTIONS."

    Vote by Proxy

         A Proxy card is enclosed for use at the Special Meeting. The Proxy may be revoked at any time before it is voted.

    Shares Voting

         Only Stockholders of record on the Record Date are entitled to receive notice of and to vote in person or by Proxy at the Special Meeting. Each Stockholder will be entitled to one vote for each share of Common Stock recorded in his name on the books of the Company as of the Record Date. Stockholders are eligible to vote at the Special Meeting, in person or by Proxy, even if they have tendered their shares to the Purchaser prior to the Record Date in connection with the Offer.

    Vote Required

         The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date will be required for the approval of the Proposal. The Company is submitting the Proposal for Stockholder approval in connection with the Stock Purchase Agreement, and receipt of such approval is a condition to the Purchaser's obligation to consummate the Transactions and to its rights to consummate the Transactions other than the first purchase of 6,440,000. If the Proposal is not approved as required, the Company and the Purchaser would not be required by the Stock Purchase Agreement to consummate the Transactions (other than such first purchase of 6,440,000 shares, which could, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, be consummated at the Purchaser's election even without Stockholder approval).

                         BACKGROUND OF THE TRANSACTIONS

    Background of and Reasons for the Transactions

         From its inception in 1980, the Company has achieved significant revenue growth. In recent years, however, competition from a variety of personal computer designers, manufacturers and marketers has intensified significantly. At the same time, increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as dynamic random access memory chips ("DRAMs") and high quality liquid crystal display panels ("LCDs"). These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products.

         In 1994, in light of the continued increase in competition in the personal computer industry and other factors cited above, the Company began more actively to explore alternatives to strengthen the Company's position in the personal computer industry and to enhance the long-term viability of the Company. The Company determined that additional sources of financing were necessary for the continued growth of the Company and, accordingly, prospective investors were contacted by or on behalf of the Company to solicit their interest in the Company. After evaluating the proposed transactions, pursuing each indication of interest it received from potential investors (including the Purchaser's investment proposal), and a lengthy process of review, the Board concluded, following discussions with management and its advisors, that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time and made the determination set forth below.

    Recommendation of the Company's Board of Directors

         At a meeting held on February 27, 1995, the Board unanimously (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Stockholders and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement and the other documents and transactions contemplated thereby, and (iii) recommended that the Stockholders accept the Offer (as defined herein).

    Opinion of Financial Advisor

         On February 27, 1995, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered to the Board a written opinion to the effect that, the proposed consideration to be received by the Company and the Stockholders (other than the Purchaser and its affiliates) pursuant to the Transactions, taken as a whole, is fair to the Company and such Stockholders from a financial point of view. A copy of the Merrill Lynch opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex A. The Merrill Lynch opinion should be read by Stockholders carefully in its entirety.

                                THE TRANSACTIONS

    General

         The Company. The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, server and notebook computer systems marketed under the Advantage!(Register mark), Bravo(Trademark), Premmia(Trademark), Manhattan(Trademark) and Ascentia(Trademark) brand names. The Company's products often feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, value added dealers ("VADs"), value added resellers ("VARs"), original equipment manufacturers ("OEMs") and U.S. Government approved dealers.

         The Purchaser.   The Purchaser is a Korean corporation and is a leading
    international brand-name manufacturer of consumer electronics, semiconductors and industrial electronics products. Each of the Purchaser's three main business lines is divided into two divisions: consumer electronics into Audio and Video and Household Appliances; semiconductors into Memory Devices and Non-Memory Devices; and industrial electronics into Information/Computer Systems and Telecommunications Systems.

    The Stock Purchase Agreement and Exhibits

         General. The Stock Purchase Agreement, dated as of February 27, 1995, between the Company and the Purchaser and attached hereto as Annex B (the "Stock Purchase Agreement"), provides that the Purchaser will (i) make a cash tender offer (the "Offer") to purchase from the Stockholders up to 5,820,000 shares of Common Stock (the "Offer Shares") at $22.00 per share,
    (ii) have the right and obligation, subject to certain conditions, to purchase from the Company (a) 6,440,000 newly issued shares (the "First Issuance Shares") of Common Stock at $19.50 per share (the "First Issuance") and (b) such additional number (5,630,000, assuming no further issuances and full participation in the Offer) of newly issued shares of Common Stock (the "Second Issuance Shares" and, together with the First Issuance Shares, the "New Issue Shares") at $22.00 per share (the "Second Issuance" and, together with the First Issuance, the "Share Issuances") so that, after giving effect to the completion of the First Issuance and the purchase of the Offer Shares, the Purchaser will own approximately 40.25% of the outstanding Common Stock, and (iii) acquire the rights and accept the obligations and restrictions set forth in the Letter of Credit Agreement, the Registration Rights Agreement and the Stockholder Agreement attached hereto as Annexes C, D and E, respectively, and certain other documents attached as exhibits to the Stock Purchase Agreement.

         The Offer. The Stock Purchase Agreement provides that the obligation of the Purchaser to accept for payment and pay for any Offer Shares tendered pursuant to the Offer shall be subject to the condition that the Stock Purchase Agreement not have been terminated and to the satisfaction or waiver of the conditions to the Purchaser's obligations to purchase the New Issue Shares. Subject to certain restrictions, the Purchaser may extend the Offer and may make other changes in the terms and conditions of the Offer, but may not reduce the number of Offer Shares or the Offer price.

         The Share Issuances. The obligations of the Company to issue and sell, and of the Purchaser to purchase, the New Issue Shares are subject to the satisfaction or waiver of certain conditions, including but not limited to, certain United States and Korean regulatory approvals. In addition, the obligation of the Purchaser to purchase the New Issue Shares is subject to the satisfaction or waiver of the following conditions: (i) approval by a majority of the Stockholders of (A) the Second Issuance, (B) the purchase by the Purchaser of the Offer Shares, (C) the Stockholder Agreement and (D) the Restated Charter, (ii) the continued effectiveness of (A) the Restated Charter, (B) the amendment of the Company's Amended and Restated Rights Agreement, dated as of January 28, 1994 (the "Rights Plan"), to permit the Purchaser to acquire Common Stock in accordance with the Stock Purchase and Stockholder Agreements, and (C) the amendment of Mr. Safi U. Qureshey's employment agreement to waive certain severance benefits to which he would otherwise be entitled upon such Common Stock acquisitions by the Purchaser, and (iii) consolidated operating loss and consolidated net cash used in operating activities requirements for the Company and its subsidiaries for the fiscal quarter ending April 1, 1995 not exceeding specified levels. The obligation of the Company to issue and sell the Second Issuance Shares is further subject to the Offer being consummated in accordance with its terms, Stockholder approval as described above and the receipt of any waivers or amendments to the Company's credit arrangements and agreements required to permit the transactions contemplated by the Stock Purchase Agreement and the other agreements with the Purchaser described herein.

         Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company and
    (ii) the absence of certain changes or events concerning the Company's business, compliance with law, litigation, insurance, employee benefit plans, labor matters, intellectual property, environmental matters and taxes.

         Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the purchase and sale of the New Issue Shares, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Accordingly, except as otherwise expressly approved by the Purchaser in writing, which approval shall not be unreasonably withheld, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Such transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) securities issuances, (ii) new borrowings, loans, or investments, (iii) changes to compensation or benefits arrangements for any director or officer, (iv) business combinations or sales or acquisitions of substantial assets and (v) the specified corporate actions which after the purchase and sale of the New Issue Shares will be subject to the prior approval of the Purchaser in accordance with the Stockholder Agreement.

         Other Potential Bidders. The Stock Purchase Agreement required the Company and its affiliates to cease any existing discussions or negotiations with any third party with respect to any acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, acquisition of 20% or more of the Common Stock or any equity securities of any subsidiary of the Company, or merger or other combination of the Company or any of its subsidiaries. The Stock Purchase Agreement provides that the Company may not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms, initiate, solicit or encourage any discussions regarding any such third party transaction, or hold any such discussions or enter into any agreement concerning any such third party transaction, subject in each case to the fiduciary obligations of the Board.

         Termination. The Stock Purchase Agreement generally provides that either the Purchaser or the Company may terminate its obligations thereunder
    (i) to the extent that performance is materially restrained by a judgment, ruling, order or decree of any Governmental Authority (as defined herein),
    (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares is not completed by June 30, 1995 or (iii) if the party seeking to terminate has not committed a material uncured breach of any representation, warranty, covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant, or agreement which has not been cured within 10 days' notice of such breach. Additionally, subject to certain conditions, the Company may terminate its obligation to sell and issue the Second Issuance Shares and certain of its other obligations under the Stock Purchase Agreement if the Company receives a Superior Proposal (as defined herein) and the Company has paid a termination fee to the Purchaser. The Purchaser may terminate its obligations under the Stock Purchase Agreement if the Board has withdrawn or modified in an adverse manner its recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer or if there has occurred, or any definitive agreement or agreement in principle has been executed with respect to, a Third Party Acquisition (as defined herein).

         The Stockholder Agreement. The Stockholder Agreement provides, among other things, for the following:

              Standstill. Subject to certain exceptions, for a period of four years from the closing of the purchase and sale of the New Issue Shares, neither the Purchaser nor any of its affiliates may acquire or offer to acquire beneficial ownership of any equity securities of the Company or interest therein except pursuant to certain specified transactions, but subject to the requirement that their collective ownership of the total voting power represented by the outstanding capital stock of the Company not exceed 49.9%. After such four-year standstill period, the Purchaser may not acquire or offer to acquire any equity securities if, as the result of or after giving effect to such acquisition, the Purchaser's interest would exceed 66.67%, except pursuant to a cash tender offer for all equity securities not owned by the Purchaser and/or its affiliates.

              Pro Rata Purchase Right. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, the Purchaser will have the right, but not the obligation, to maintain its proportionate ownership interest in the Company in the event of certain issuances of equity securities of the Company by purchasing from the Company a pro rata portion of equity securities proposed to be issued by the Company.

              Transfer Restriction. The Purchaser may not sell or otherwise transfer (except to an affiliate of the Purchaser that agrees to be bound by the Stockholder Agreement) any of the Company's equity securities for a period of five years from the purchase and sale of the First Issuance Shares, except that (i) shares acquired under the Letter of Credit Agreement, as described herein, may be sold at any time pursuant to certain public offerings or open market transactions and (ii) other shares may be sold in transactions from and after the third anniversary of the closing in which all other stockholders may participate on a pro rata basis on the same terms as the Purchaser, pursuant to certain public offerings or open market transactions and in transactions approved by a majority of directors not designated by the Purchaser, as described herein.

              Board Representation. The Purchaser will initially have the right to designate the number of directors that will be one fewer than a majority of the total number of directors (anticipated to be six of thirteen members of the Board upon Stockholder approval of the Transactions). If the Purchaser acquires the First Issuance Shares but does not acquire the Second Issuance Shares or the Offer Shares, or if the Purchaser's interest in the Company is less than 30% for a period of 25 consecutive days, then the Purchaser will be entitled to proportionate Board representation. While entitled to Board representation, the Purchaser will also be entitled to designate one of its director designees to serve on each committee of the Board. In addition, at all times until the Purchaser's interest in the Company is less than 30% or greater than 90% for a period of 25 consecutive days, the Board must include at least three Independent Directors (as defined herein).

              Results of Operations. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, if the Company and its subsidiaries fail to attain certain minimum consolidated revenue, gross profit or net income results for fiscal 1996 or 1997, a management committee of the Board will be formed with the authority to review and determine the desirability of making certain changes in senior management of the Company (persons acting as Vice President or higher, other than the Chief Executive Officer). Designees of the Purchaser will constitute a majority of the members of such committee.

              Certain Approval Rights. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, the prior written consent of the Purchaser or, in the case of a Board action, the affirmative vote or prior written consent of not less than a majority of the directors designated by the Purchaser, will be required to approve or authorize certain transactions, including, (i) certain significant acquisitions of assets, stock or other interests of other business operations, (ii) certain divestitures of product lines or lines of business of the Company, (iii) certain issuances of voting securities, (iv) the annual capital expenditure budget, and capital expenditures in excess of $15 million other than pursuant to the approved budget, (v) any amendments to the Company's Certificate of Incorporation or Bylaws, and (vi) the entering into of certain strategic relationships and agreements not to compete.

         Registration Rights Agreement. The Purchaser will have the right to require the Company to file certain Demand Registrations (as defined herein) and will have certain "piggyback" registration rights. Expenses relating to registrations (other than selling expenses and commissions) will generally be payable by the Company.

         Letter of Credit Agreement. The Letter of Credit Agreement provides that the Purchaser will finance up to $75 million of principal payment obligations of the Company under its existing $96.7 million note to Tandy
    Corporation.   Such financing will be provided either by direct advances by the Purchaser to the Company or through draws under a standby letter of credit. Establishment fees charged by an issuing bank with respect to any such letter of credit will be paid or reimbursed by the Company. The Company will repay the Purchaser for any such financing, at the Purchaser's option, either by repayment in cash at the end of three years (with semi-annual interest paid during such three years at an announced "prime" lending rate), or by the issuance of additional shares of Common Stock (subject to the 49.9% ownership limitation during the standstill period described above) at market price, or a combination of both at market price, or a combination of both.

         Restated Certificate of Incorporation and Amended Bylaws. The proposed Restated Charter and amendment of the Company's Bylaws (the "Amended Bylaws"), attached hereto as Annexes F and G, respectively, will, among other things, increase the size of the Board from a range of five to nine members to a range of five to thirteen members and implement other changes consistent with certain elements of the Transactions.

    Strategic Alliance Agreement

         In connection with the Stock Purchase Agreement, the Company and the Purchaser have entered into a Strategic Alliance Agreement, dated as of February 27, 1995 (the "Strategic Alliance Agreement"), pursuant to which such parties have generally agreed to negotiate and agree, prior to the issuance and sale of the Second Issuance Shares, to various mutually beneficial commercial relationships intended to enhance the business prospects and competitive position of both the Company and the Purchaser. Such relationships will be effected through the following commercial agreements: (a) component supply agreements for certain components used in the manufacture of the Company's products, (b) a joint procurement agreement providing a mechanism for the Purchaser and the Company to coordinate their purchases from third parties in order to obtain more favorable pricing as a result of leveraging the combined purchasing power of both parties, (c) a joint marketing agreement to share expertise to jointly market currently existing and newly developed products of both parties in order to achieve maximum market penetration for both parties, (d) a cross OEM agreement to coordinate the utilization of the manufacturing and assembly capacity of each other, (e) a joint product development agreement to provide for joint development of products to accelerate product time to market for both parties, (f) a cross license agreement for the parties to provide licenses to each other for certain of their respective intellectual property rights,
    (g) an employee exchange agreement to provide opportunities for employees of one company to spend time as employees of the other company in order to facilitate a mutual understanding of each party's respective business, and
    (h) a technical collaboration agreement to provide that the Company and the Purchaser will collaborate regarding technical information. While the Strategic Alliance Agreement sets forth the principles agreed by the parties to govern these relationships, the terms of the agreements remain subject to negotiation and may not be finalized by the time of the Special Meeting, although such agreements must be mutually satisfactory to the Company and the Purchaser and must be finalized prior to the Second Issuance.

    Interests of Certain Persons

         In considering the Proposal, Stockholders should be aware that certain directors and officers of the Company, and the persons to be designated by the Purchaser to serve as directors of the Company, may be deemed to have interests in the Transactions that are in addition to the interests of the Stockholders generally. See "INTERESTS OF CERTAIN PERSONS."

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Proxy Statement by reference: (i) pages S-1, S-2 and S-4 through S-11 of Schedule I to the Company's Schedule 14D-9 as filed with the Commission on March 6, 1995 (as amended from time to time, the "Schedule 14D-9"), (ii) pages 14 through 24 and pages 26 through 47 of the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994 (the "1994 10-K") and (iii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 1994 and December 31, 1994 (the "Quarterly Reports").

         All documents filed by the Company with the Commission pursuant to
    Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting are deemed to be incorporated by reference in, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein are deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, Attention: Investor Relations ((714) 727-4141).

         PROXY STATEMENT

                        Mailed Beginning April ___, 1995
                    For a Special Meeting of Stockholders To
                            Be Held April ___, 1995


                              THE SPECIAL MEETING

    General

         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of the Company. The principal executive office of the Company is located at 16215 Alton Parkway, Irvine, California 92718. The Proxies will be used at a Special Meeting on ________, April __, 1995, at 9:00 a.m., Pacific Daylight Time, in the ___ Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjourned sessions of the Special Meeting.

         At the Special Meeting, Stockholders of record of the Common Stock at the close of business on the Record Date are being asked to consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal").

         1. The Restated Charter to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

         2. The terms of the Stock Purchase Agreement and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of the New Issue Shares; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

         On February 27, 1995, the last full trading day prior to the first public announcement of the Transactions, the high, low and last reported sales price per share of the Common Stock on the Nasdaq National Market was $14-3/8, $14 and $14-3/16, respectively. On April ___, 1995, the last full trading day prior to the date of this Proxy Statement, the high, low and last reported sales price per share of the Common Stock on the Nasdaq National Market was $_____, $_____ and $_____, respectively.

         The Board unanimously approved the Restated Charter and the other elements of the Transactions and recommends that the Stockholders vote FOR approval of the Proposal.

    Vote by Proxy

         A Proxy card is enclosed for use at the Special Meeting. Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 16215 Alton Parkway, Irvine, California 92718, on or before the business day prior to the Special Meeting or at the Special Meeting itself, a written notice of revocation bearing a date later than that of the Proxy previously granted or a later dated Proxy relating to the same shares or by attending the Special Meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of Proxy will first be sent to the Stockholders is April __, 1995. Shares of Common Stock represented by properly executed Proxies received prior to or at the Special Meeting, unless such Proxies have been revoked, will be voted in accordance with the instructions indicated in the Proxies. If no instructions are indicated on a properly executed Proxy of the Company, the shares will be voted FOR the Proposal.
    In addition, unless contrary instructions are indicated on the Proxy card, the four non-employee directors of the Company designated on the Proxy card may, in their discretion, vote on any procedural issues that may properly arise at the Special Meeting.

    Cost and Method of Solicitation

         The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone or telegram. The Company will use the services of D.F. King & Co., Inc. to aid in the solicitation of Proxies; their charges will be approximately $__________ plus expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of the Common Stock.

    Shares Voting

         Only Stockholders of record on the Record Date are entitled to receive notice of and to vote in person or by Proxy at the Special Meeting. At the close of business on April 1, 1995, the Company had 32,376,500 shares of Common Stock outstanding and entitled to be voted. Each Stockholder will be entitled to one vote for each share of Common Stock recorded in his name on the books of the Company as of the Record Date. Stockholders are eligible to vote at the Special Meeting in person or by Proxy even if they have tendered their shares to the Purchaser prior to the Record Date in connection with the Offer. The Common Stock will vote together as a single class on the Proposal and on any procedural matters presented at the Special Meeting.

         Stockholders are not entitled to appraisal rights with respect to the Proposal.

    Vote Required

         The Common Stock is the Company's only issued and outstanding class of equity security. The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date will be required for the approval of the Proposal. The Company is submitting the Proposal for Stockholder approval in connection with the Stock Purchase Agreement, and receipt of such approval is a condition to the Purchaser's obligation to consummate the Transactions and to its rights to consummate the Transactions other than the First Purchase. If the Proposal is not approved as required, the Company and the Purchaser would not be required by the Stock Purchase Agreement to consummate the Transactions (other than the First Issuance, which could, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, be consummated at the Purchaser's election even without Stockholder approval). See "THE TRANSACTIONS." In such event, no assurances may be made that the Company and the Purchaser would agree to proceed with any or all of the Transactions, or any other transactions of a similar nature. There are boxes on the Proxy card to vote FOR or AGAINST or to ABSTAIN on the Proposal. Holders of a majority of the outstanding Common Stock must be present in person or by Proxy in order to establish a quorum for conducting business at the

    Special Meeting. Proxies marked "abstain" and broker "non-votes" will be counted as present for purposes of establishing a quorum.

                          INTERESTS OF CERTAIN PERSONS

         Certain directors and officers of the Company may be deemed to have interests in the Transactions that are in addition to their interests, if any, as holders of Common Stock and the interests of the Stockholders generally. The Board was aware of these interests and considered them, among other factors, in approving the Transactions and making its recommendation to Stockholders. The following description, and certain information with respect to certain contracts, agreements, arrangements and understandings between the Company and its executive officers, directors and affiliates, does not purport to be complete and is qualified in its entirety by reference to the text of such documents, which have been filed as exhibits to the Company's Current Report on Form 8-K dated February 27, 1995 or the Schedule 14D-9 and may be obtained in the manner set forth in "AVAILABLE INFORMATION," and to the discussion thereof set forth in Schedule I to the Schedule 14D-9 to the extent incorporated herein by reference.

              Acceleration of Officer Stock Options in Accordance with their Terms. Pursuant to the terms of stock option agreements evidencing the grant of options to executive officers under the Company's 1989 Long-Term Incentive Program, such options will accelerate and become exercisable upon the acquisition by the Purchaser of 20% or more of the Common Stock; provided, however, that the extent of such acceleration will be limited to the portion that may be so accelerated without being deemed a "parachute payment" for purposes of section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

              Waiver of Repurchase Rights. The Company's 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan") and 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (the "1994 Plan") have been amended to provide that the contemplated purchases of the Common Stock by the Purchaser (i) will not trigger certain repurchase rights that the directors would otherwise have thereupon with respect to vested options granted under the 1991 Plan and outstanding options granted under the 1994 Plan and (ii) will accelerate the exercisability of unvested options outstanding under the 1994 Plan. Each of the affected directors has agreed to waive such repurchase rights insofar as the Purchaser's contemplated investment is concerned. In addition, warrant certificates held by two of the Company's directors, Dr. Carmelo Santoro and Mr. Richard Goeglein, have been amended to waive similar repurchase rights thereunder. In each case, the repurchase rights would continue to be triggered by certain acquisitions by other persons, as well as by additional acquisitions by the Purchaser that bring the Purchaser's interest in the Company in excess of 49.9%.

              Acceleration of Exercisability of Warrants in Accordance with their Terms. Pursuant to a warrant certificate issued by the Company to Dr. Santoro in 1992, unvested warrants to purchase 25,000 shares of Common Stock will accelerate and become exercisable upon acquisition by the Purchaser of 20% or more of the Common Stock. Such warrants would otherwise have vested and become exercisable in July of 1995 and 1996.

              Amendment of Severance Compensation Agreements. The Company has maintained severance agreements (the "Severance Compensation Agreements") with its eight executive officers and eleven non-officer vice-presidents (collectively, the "Covered Executives") which generally provide for the payment of certain benefits in the event of the termination of a Covered Executive's employment following a "change in control" (as defined in the Severance Compensation Agreements), either by the Company without cause or by the Covered Executive for "good reason" (as defined therein). Except as set forth below, the contemplated acquisitions of Common Stock by the Purchaser will constitute a "change in control" for purposes of the Severance Compensation Agreements. Pursuant to a resolution of the Board adopted February 27, 1995, the Severance Compensation Agreements have been amended to (i) restrict the circumstances under which a Covered Executive may claim "constructive termination" of his employment and receive benefits under the Severance Compensation Agreements, (ii) clarify that the excise tax "gross-up" provided in the Severance Compensation Agreement applies with respect to all benefits and payments subject to excise tax under section 4999 of the Code and (iii) provide that with respect to each Covered Executive other than Mr. Safi U. Qureshey, the Company's Chief Executive Officer and Chairman of the Board, the amount of the lump-sum severance benefit otherwise payable to the Covered Executive would be increased by 50% in the event the Covered Executive's employment were to be terminated in accordance with any action taken by or recommendation of the Management Committee.

              Waiver of Rights under Employment Agreement. Mr. Qureshey's employment agreement with the Company, dated July 27, 1993, has been amended to provide that Mr. Qureshey will not be entitled to receive severance payments pursuant to his Severance Compensation Agreement, dated as of February 15, 1991, upon the contemplated acquisitions of Common Stock by the Purchaser. Mr. Qureshey will, however, continue to be entitled to such payments in the event his employment is terminated or additional acquisitions by the Purchaser bring the Purchaser's interest in the Company in excess of 49.9%.

              The Purchaser will have the right to certain Board representation following the Transactions. See "THE TRANSACTIONS -- The Stock Purchase Agreement and Exhibits -- The Stockholder Agreement." As of the date hereof, the Purchaser did not indicate that it had selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto. To the extent that any such director designees are affiliated or associated with the Purchaser, such persons may thereby be deemed to have interests in the Transactions that are in addition to the interests of the Stockholders generally. When the Purchaser designees become directors they will also be entitled, subject to certain restrictions (particularly in the case of designees who may be deemed to be affiliates of the Purchaser), to receive normal compensation and benefits customarily given by the Company to non-employee members of the Board.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information, as of April 1, 1995, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each director, the Chief Executive Officer and the four most highly compensated other executive officers during the Company's last fiscal year, and all directors and executive officers of the Company as a group. Unless otherwise noted, each of the stockholders listed owns less than 1% and has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable, and the information contained in the footnotes to this table. The Company had 32,376,500 shares outstanding at April 1, 1995.


                                                       Number of Shares
                                                   ----------------------    Percentage
                                                                              of Shares
Name of Beneficial Owner                           Options(a)     Total      Outstanding
------------------------                           ----------   ---------    -----------
FMR Corp. (b)....................................          0    4,299,098    13.28%
Brinson Holdings, Inc. (c).......................          0    2,853,300     8.81%
Loomis, Sayles & Company, L.P. (d)...............          0    1,968,800     6.08%

Richard J. Goeglein..............................    108,000      125,000      ___
Jack W. Peltason.................................     58,000       58,300      ___
Carmelo J. Santoro, Ph.D.........................     99,500       99,500      ___
Delbert W. Yocam.................................     69,000       69,000      ___

Safi U. Qureshey (e).............................    845,000    3,298,032     9.93%
James T. Schraith................................    233,500      239,500      ___
Bruce C. Edwards (f).............................    240,000      291,400      ___
James L. Forquer (g).............................    115,000      115,000      ___
Richard P. Ottaviano.............................    156,500      157,500      ___

All directors and executive officers as a group
(12 persons).....................................  2,157,500    4,691,258     13.58%

    (a) Includes shares which executive officers and directors have the right to acquire within 60 days of April 1, 1995 under stock option and warrant agreements (giving effect to the acceleration thereof to the extent set forth under "INTERESTS OF CERTAIN PERSONS").
    (b) According to such persons' report on Schedule 13G, these shares are beneficially owned by FMR Corp., Fidelity Management & Research Company ("FMRC") and Fidelity Management Trust Company ("FMTC"), each of 82 Devonshire Street, Boston, Massachusetts 02109. According to such report, FMRC and FMTC are each a wholly owned subsidiary of FMR Corp.
    (c) According to such persons' report on Schedule 13G, these shares are beneficially owned by Brinson Holdings, Inc. ("BHI"), Brinson Partners, Inc. ("BPI") and Brinson Trust Company ("BTC"), each of 209 South LaSalle, Chicago, Illinois 60604-1295. According to such report, BTC is a wholly owned subsidiary of BPI and BPI is a wholly owned subsidiary of BHI.
    (d) According to such person's report on Schedule 13G, these shares are beneficially owned by Loomis, Sayles & Company, L.P., One Financial Center, Boston, Massachusetts 02111.

    (e) Includes 92,572 shares held by Nancy Marshall as custodian for minor children of Mr. Qureshey and 8,760 shares held by Nancy Marshall, Ishrat Qureshey and Lubna Bokhari, co-trustees of Irrevocable Trusts established for the benefit of Mr. Qureshey's minor children, to which Mr. Qureshey claims no beneficial interest.
    (f) Includes 1,000 shares held by Mary Pat DeMayo Buskard as trustee for minor children of Mr. Edwards to which Mr. Edwards disclaims any beneficial interest.
    (g) Mr. Forquer's employment with the Company terminated effective as of October 17, 1994. Mr. Kirby Coryell has since been elected as an executive officer in the same capacity previously held by Mr. Forquer.

         As a result of the Transactions, the Purchaser will become the largest single beneficial owner of Common Stock of the Company. If each of the Share Issuances and the Offer is consummated, the Purchaser will own approximately 40.25% of the Common Stock. If only the First Issuance is consummated, the Purchaser will own approximately 16.6% of the Common Stock then outstanding. At the Purchaser's election, the Purchaser may consummate the First Issuance prior to the Record Date. See "THE TRANSACTIONS -- The Stock Purchase Agreement and Exhibits."


                         BACKGROUND OF THE TRANSACTIONS

    General

         From its inception in 1980, the Company has achieved significant revenue growth. In recent years, however, competition from a variety of personal computer designers, manufacturers and marketers has intensified significantly. At the same time, increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as DRAMs and high quality LCD screens. These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products.

         The Purchaser has advised the Company that it is a leading international brand name manufacturer of consumer electronics, semiconductors and industrial electronics products, having sales of approximately $14.6 billion in its fiscal year ended December 31, 1994. The Purchaser and certain of its subsidiaries have supplied components such as DRAMs and monitors to the Company pursuant to customary commercial arrangements. Sales of such components by the Purchaser and its subsidiaries to the Company aggregated approximately $46 million, $13 million and $7 million, respectively, for the Company's fiscal years ended July 2, 1994, July 3, 1993 and June 27, 1992, and approximately $43 million for the eight months ended March 1, 1995.

         In 1994, in light of the continued increase in competition in the personal computer industry and the other factors cited above, the Company began more actively to explore alternatives to strengthen the Company's position in the personal computer industry and to enhance the long-term viability of the Company. The Company determined that additional sources of financing were necessary for the continued growth of the Company and requested the advice of Merrill Lynch.

         In August 1994, the Company engaged Merrill Lynch to act as its financial advisor in connection with exploring potential courses of action, including obtaining additional financing. In October 1994, the Company engaged Asia Pacific Ventures, Ltd. ("APV") to contact a list of prospective investors located in Asia, including the Purchaser, to solicit their interest in the Company. Numerous prospective purchasers were contacted by or on behalf of the Company. Subject to confidentiality agreements, each requesting entity was provided with certain financial information and overviews of the Company.

         During this period, the Company pursued each indication of interest it received from potential investors, met with and/or provided information to several potentially interested parties and engaged in preliminary discussions with another computer company regarding a possible business combination. Such discussions never advanced to a more serious level in light of the parties' inability to reach a tentative framework for an acceptable valuation.

         On November 1, 1994, a representative of APV, on behalf of the Company, contacted the Purchaser to determine its possible interest in a transaction with or an investment in the Company. After meetings between the Purchaser and APV in the United States and Korea, the Purchaser requested that an initial meeting with the Company be arranged.

         On November 16, 1994, an initial meeting was held. Mr. Bo-Soon Song, Senior Executive Managing Director and Chief Executive Officer of Samsung America, Inc., Mr. Robert Kim, a Managing Director of the Purchaser, and other executives of the Purchaser met with Mr. Qureshey and a representative of APV. The representatives from each company discussed the plans and goals of their respective companies to determine whether the parties had mutual interests and should proceed with further discussions.

         On December 2, 1994, U.S. representatives of the Purchaser met at the Company's headquarters in Irvine, California with Mr. James Schraith, the Company's President and Chief Operating Officer, Mr. Bruce Edwards, Executive Vice President and Chief Financial Officer of the Company, and a representative of APV to discuss historical results of operations and to ask general questions regarding the Company.

         On December 12 and 13, 1994, Mr. Qureshey, Mr. Schraith and Mr. Edwards met in Seoul, Korea with Mr. Young Soo Kim, Executive Vice President of the Purchaser, Mr. Wook Sun, Executive Vice President of the Purchaser, Mr. Hee Dong Yoo, Senior Executive Managing Director of the Purchaser, as well as other executives of the Purchaser, to continue their earlier discussions of a possible significant investment in the Company by the Purchaser and a strategic alliance between the two companies. As a result of these meetings, on December 19, 1994 Mr. Yoo sent a letter to Mr. Qureshey indicating that the Purchaser had an interest in pursuing discussions concerning a significant minority investment coupled with a strategic alliance and requested initiation of a formal information gathering process.

         On December 21, 1994, the Company and the Purchaser entered into a confidentiality agreement and during the latter part of December, representatives of the Purchaser and their legal and financial advisors were furnished certain non-public information concerning the Company's operations and financial condition.

         On January 5 and 6, 1995, senior executives of both companies and their legal and financial advisors held a series of meetings in Irvine, California to continue the information gathering process and to discuss various alternative structures for the proposed investment and strategic alliance.

         During the second week of January, the Purchaser's financial advisors and the Company's financial advisors exchanged letters, including preliminary summaries of the terms of a proposed transaction in which the Purchaser would acquire a significant minority interest in the Company in exchange for certain Board representation and approval rights. The Company had concerns regarding certain of the terms proposed by the Purchaser, but expressed a willingness to continue discussions of a strategic alliance that would involve a significant minority position in the Company's Common Stock for the Purchaser.

         From January 9 to February 6, 1995, the parties engaged in more extensive negotiation of a preliminary term sheet. This included a series of telephone conferences as well as meetings of senior executives and their respective legal and financial advisors. At various times during this period, the parties exchanged correspondence and proposed terms of a transaction. The foregoing process resulted in a tentative understanding of certain key business terms and guiding principles that served as the framework within which the parties then negotiated the specific provisions of the definitive agreements.

         On February 9, 1995, a news service reported certain statements regarding the Purchaser's interest in and talks with the Company. Later that same day, the Company issued a press release stating that it was in discussions with certain parties, including the Purchaser, regarding a potentially significant minority investment and possible strategic business arrangements.

         Throughout this period, the Company and its advisors continued to gauge the interest of others, and held discussions with another party regarding the terms of a potential investment. On February 9, 1995, the Company received a letter from such party regarding a potential investment in the Company, pursuant to which such party would acquire an approximately 19.9% interest in the Common Stock and would pursue certain strategic relationships. The Board expressed reservations about the relative attractiveness of this proposal at a telephonic meeting held on February 10, 1995. The Board believed, however, that all reasonable efforts should be made to determine whether this informal proposal might be a prelude to an increased commitment and/or more favorable terms if discussions were to progress.

         From January 26 to February 22, 1995, the Board held four meetings to consider the terms of a proposed arrangement with the Purchaser, as well as potential alternative transactions, and concluded that financing of the magnitude proposed by the Purchaser and the proposed strategic alliance and component supply arrangements were very important to the Company. The Board instructed management to continue to develop the terms of a potential investment by the Purchaser but asked that management also continue to hold discussions with the other party referred to in the next preceding paragraph to pursue the viability of this alternative investment proposal. Meetings between this party, the Company and their respective legal and financial advisors took place from February 14, 1995 to February 21, 1995. As differences narrowed and the final terms of the Purchaser's proposal were negotiated, the Board instructed Mr. Qureshey to take all appropriate steps to elicit the best offer from the other interested party.

         Meetings with the Purchaser and its representatives subsequent to February 9, 1995 focused on the adequacy of the financial terms, other unresolved elements of the proposal, the consequences, particularly as to future alternatives for the Company, of such proposal and alternative proposals that could be pursued. In light of the foregoing, the Board concluded, following additional discussions with management and its advisors, that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time. Based upon the results of discussions between management of the Company and the other party, and between Merrill Lynch and the other party's financial advisor, the Board concluded that such other party was unlikely to increase the size of its financial commitment or agree to provide the Company with any commitment to provide financing to repay amounts due at maturity under the Company's existing obligations to Tandy Corporation. Therefore, the Board determined that its primary objective should be to continue to negotiate with the Purchaser to obtain the most advantageous terms possible to the Company and its existing stockholders.

         On February 22, 1995, following a meeting of the Board, the Purchaser and its legal and financial advisors were informed that the Board was willing to continue the negotiation process if the remaining open issues could be expeditiously resolved and if definitive agreements could then be promptly finalized. During the next several days, the terms and conditions of the definitive agreements were finalized.

         On February 27, 1995, a special meeting of the Board of Directors was held at which Merrill Lynch delivered its written opinion to the Board, and the Board unanimously (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Stockholders and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement and the other documents and transactions contemplated thereby, and (iii) recommended that the Stockholders accept the Offer. On the same day, following such Board approval, the Company and the Purchaser entered into the Stock Purchase Agreement and the Strategic Alliance Agreement and publicly announced their agreement. A copy of the written opinion of Merrill Lynch delivered to the Board, which sets forth certain assumptions made, matters considered and limits of the review by Merrill Lynch in rendering such opinion, is attached as Annex A. Stockholders are urged to read the opinion carefully in its entirety. The Board was aware that Merrill Lynch became entitled to certain of the fees in connection with its engagement by the Company upon the consummation of such a transaction, and that Merrill Lynch in the past had received fees for the providing of financial advisory and financing services to the Company and the Purchaser.

    Recommendation of the Company's Board of Directors

         The Board of Directors has reviewed and considered the terms and conditions of the Transactions. At a meeting held on February 27, 1995, the Board unanimously approved the terms of the Purchaser's investment as described above. Accordingly, the Board unanimously recommends that Stockholders vote FOR approval of the Proposal. In determining to make its recommendation, the Board considered a number of factors, including:

         (a) The oral and written presentations of Merrill Lynch and the written opinion of Merrill Lynch to the effect that, from a financial point of view, the proposed consideration to be received by each of the Company and the Stockholders (other than the Purchaser and its affiliates) in the proposed Transactions, taken as a whole, is fair to the Company and the Stockholders;

         (b) The fact that the Stockholders will be entitled to receive $22.00 per share in cash for at least 18% of their Common Stock, thus earning an immediate return on their investment while retaining a majority equity interest in the Company and its future performance, including the beneficial effects anticipated under the Strategic Alliance Agreement (particularly the fact that the proposed strategic alliance, especially the component supply arrangements, which will provide the Company with a committed supply of critical components, should enhance the Company's competitiveness);

         (c) The fact that $22.00 per share to be paid pursuant to the Offer, $19.50 per share to be paid in the First Issuance and $22.00 per share to be paid in the Second Issuance all represent a significant premium over the recent trading prices of the Common Stock;

         (d) The fact that the Stockholder Agreement contains certain protections for existing Stockholders, including (A) a standstill provision which prohibits the Purchaser for four years from (1) electing representative directors constituting a majority of the Board or (2) acquiring more than a 49.9% interest in the Company (except in certain limited circumstances), (B) a provision that requires that there will continue to be at least three Independent Directors (as defined herein) until the Purchaser's interest in the Company exceeds 90%, (C) a provision prohibiting the Purchaser from selling its stake in the Company to a third party for five years (except in certain limited circumstances) and (D) a provision requiring that after the four-year Standstill Period, the Purchaser's interest in the Company cannot exceed 66.67% without making a cash offer for 100% of the outstanding capital stock, and that until the Purchaser's interest in the Company were to exceed 90%, all material transactions between the Company and the Purchaser or any of its affiliates must be approved by a majority of Independent Directors;

         (e) The Board's familiarity with the financial condition, results of operations, business, technology, prospects and strategic objectives of the Company;

         (f) The fact that the Company will continue to be a publicly traded company, headquartered in Irvine, California and led by Mr. Qureshey, as Chairman and Chief Executive Officer, and the rest of its own management team;

         (g) The Board's belief that the additional financing from the New Issue Shares and the Letter of Credit Agreement will increase the Company's opportunities to expand its core businesses, pursue new projects, improve long-term returns and decrease the financial risks it faces and may otherwise face in the future; and

         (h) The fact that the Board concluded that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time.

         While the Board of Directors believes that the proposed investment by the Purchaser as described herein is fair to, and in the best interests of, the Company and the Stockholders, its approval may have certain adverse effects which Stockholders should consider. These considerations include the consequences of the Purchaser's special consent rights with respect to certain corporate transactions, the composition of the Board following the transaction and the likelihood that the size of the Purchaser's investment and the attendant rights the Purchaser will receive (notwithstanding related restrictions on the Purchaser) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than one in which the Purchaser acquires control). These considerations further include the possibility that, because the Purchaser is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to or do business with the Company. In addition, because the Purchaser has other business involvements typical of large, multi-national companies and is not based in the United States (although its presence in the United States is significant), it is possible that some suppliers, customers, employees and others will not react favorably to the proposed arrangements.

         THE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL.

    Opinion of Financial Advisor

              On February 27, 1995, Merrill Lynch delivered its written opinion to the Board to the effect that, as of such date, the proposed consideration to be received by the Company and the Stockholders (other than the Purchaser and its affiliates) in the Transactions, taken as a whole, is fair to the Company and such Stockholders from a financial point of view. A copy of the Merrill Lynch opinion is attached hereto Annex A and incorporated herein by reference. The Stockholders are urged to read carefully in its entirety the opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and limits on the review undertaken.

              Merrill Lynch's opinion to the Board addresses only the fairness from a financial point of view of the consideration to be received by the Company and such Stockholders pursuant to the Stock Purchase Agreement and the exhibits thereto, and the Strategic Alliance Agreement (collectively, the "Transaction Documents"), and does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote.

              In arriving at its opinion, Merrill Lynch, among other things; (i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended July 2, 1994 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended September 30, 1994 and December 31, 1994; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Merrill Lynch by the Company; (iii) conducted discussions with members of senior management of the Company concerning its businesses and prospects and the anticipated financial benefits of certain of the Transaction Documents; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (v) compared the results of the operations of the Company with those of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (vi) compared the proposed financial terms of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents with the financial terms of other strategic investments and mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) participated in discussions and negotiations among representatives of the Company, the Purchaser and their respective advisors; (viii) reviewed drafts of the Stock Purchase Agreement and the Transaction Documents dated February 27, 1995; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

              In preparing its opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets of the Company. With respect to the financial forecasts and other information relating to the Company's prospects and future performance furnished to Merrill Lynch by the Company, Merrill Lynch assumed that such forecasts and information were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and other matters covered thereby. Merrill Lynch also relied without independent verification on the estimates of the Company as to the anticipated financial benefits of certain of the Transaction Documents and assumed that the agreements to be entered into pursuant thereto will provide in the aggregate such benefits.

              In connection with Merrill Lynch providing financial advice to the Company regarding the matters set forth in the opinion, Merrill Lynch, at the Company's request, had contact with several third parties identified to Merrill Lynch by the Company or its agents with respect to an investment in or acquisition of the Company. Merrill Lynch was not otherwise authorized by the Company or the Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for any transaction with respect to the Company.

              Pursuant to certain letter agreements dated as of August 22 and November 2, 1994, as amended, between the Company and Merrill Lynch, the Company paid Merrill Lynch a retainer fee of $100,000 and has agreed to pay to Merrill Lynch an additional fee of $4.9 million upon consummation of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents. In the event that the Purchaser were to acquire only the First Issuance Shares, Merrill Lynch's aggregate fees would be reduced by 50%. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. The Company also agreed to indemnify and hold harmless Merrill Lynch against certain liabilities, including liabilities under the federal securities laws or arising out of or in connection with its rendering of services under its engagement. In the event such indemnification is not available, the Company agreed to contribute to the settlement, loss or expenses involved in the proportion that the relevant financial interest of the Company and the Stockholders bears to Merrill Lynch's relevant financial interest.

              Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and to the Purchaser on unrelated matters and has received fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch actively trades in the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

              Merrill Lynch is an internationally recognized investment banking firm and is continually engaged in the valuation of business and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

                                THE TRANSACTIONS

    General

         The Company. The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, server and notebook computer systems marketed under the Advantage!(R), Bravo, Premmia, Manhattan and Ascentia brand names. The Company's products often feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, VADs, VARs, OEMs and U.S. Government approved dealers.

         The Purchaser. The Purchaser is a Korean corporation with its principal executive offices located at 205, 2-Ka, Tapyung-Ro, Chung-Ku, Seoul, Korea 100-742. The Purchaser is a leading international brand-name manufacturer of consumer electronics, semiconductors and industrial electronics products. Each of the Purchaser's three main business lines is divided into two divisions: consumer electronics into Audio and Video and Household Appliances; semiconductors into Memory Devices and Non-Memory Devices; and industrial electronics into Information/Computer Systems and Telecommunications Systems.

         Capitalization. The following table sets forth the consolidated short-term debt and capitalization of the Company as of April 1, 1995, as adjusted to give effect to the First Issuance and as further adjusted to give effect to the Second Issuance, but does not reflect any assumed usage of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto incorporated by reference herein.


                                                                                    As of April 1, 1995
                                                                      -----------------------------------------------
                                                                         Actual     As Adjusted   As Further Adjusted
                                                                      ------------  ------------  -------------------
Short-term debt:
   Short-term borrowing/(1)/........................................  $             $                $
   Current portion of long-term debt................................
                                                                      ------------  ------------     ------------
       Total short-term.............................................  $             $                $
                                                                      ============  ============     ============

Long-term debt:/(2)/
   Liquid Yield Option Notes due 2013/(3)/..........................   117,677,700   117,677,700      117,677,700
   Other long-term debt.............................................
                                                                      ------------  ------------     ------------
       Total long-term debt.........................................
                                                                      ------------  ------------     ------------
Stockholders' equity:
   Common stock $0.01 par value; 200,000,000 shares
   authorized, 32,376,500 shares issued and outstanding,
   38,816,500 shares issued and outstanding as adjusted and
   44,446,500 shares issued and outstanding as further
   adjusted/(4)/....................................................
   Preferred stock, $0.01 par value; 1,000,000 shares
   authorized, no shares issued and outstanding.....................
   Additional paid-in capital.......................................
   Retained earnings................................................
                                                                      ------------  ------------     ------------
       Total stockholders' equity...................................
                                                                      ------------  ------------     ------------
            Total capitalization....................................  $             $                $
                                                                      ============  ============     ============

    (1) Amount represents borrowings under the Company's line of credit agreements.
    (2)  Excludes operating lease commitments.
    (3)  Net of original issue discount of $197,322,300.
    (4) Excludes shares reserved for issuance upon conversion of the Liquid Yield Option Notes and pursuant to the Company's benefit plans and warrants granted to two non-employee directors. The options and warrants are generally exercisable in installments. See "INTERESTS OF CERTAIN PERSONS."

      Use of Proceeds. The net proceeds to be received by the Company from the sale of New Issue Shares are estimated to be $240 million. The proceeds will be used for working capital, including the financing of expected increases in accounts receivable, retirement of bank debt, capital expenditure requirements and other general corporate purposes. The Company's $50 million revolving credit agreement dated February 9, 1995 requires the Company to utilize proceeds from any equity offering to repay any amounts then outstanding under this facility. As of April 1, 1995, there are no amounts outstanding under this facility. The Company has no other commitments for use of the funds, and management of the Company will therefore have broad discretion in the application of the proceeds. At April 1, 1995, the Company had $__ million drawn under its $225 million revolving credit agreement. The Company may choose to utilize some of the proceeds from the investment to repay some or all of the then current outstanding borrowings under such credit agreement, which does not require any repayments of principal until its September 30, 1996 termination date. Such borrowings, once repaid, may be reborrowed under the terms of such credit agreement. The weighted average interest rate under such credit agreement was __% for the month of March 1995. The rate of interest under such credit agreement is subject to change based upon the total amount outstanding and the duration of the selected borrowing period. The Company may also consider terminating its existing revolving credit agreement and negotiating a new revolving credit agreement. While the Company has been able to maintain access to external financing sources, no assurance can be given that such access will continue or that the Company will be successful in obtaining new or replacement sources of financing. Until the proceeds are so used, the Company intends to invest the net proceeds in short-term money market instruments.

    The Stock Purchase Agreement and Exhibits

      The following description of the Stock Purchase Agreement and exhibits does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Purchase Agreement and such exhibits.

      The Offer. The Stock Purchase Agreement provides that the Purchaser shall commence the Offer as promptly as reasonably practicable after the date of execution of the Stock Purchase Agreement, but in no event later than five business days after public announcement of the entering into of the agreement by the parties. The obligation of the Purchaser to accept for payment and pay for any Offer Shares tendered pursuant to the Offer shall be subject to the condition that the Stock Purchase Agreement not have been terminated and to the satisfaction or waiver of the conditions to the Purchaser's obligations to purchase the New Issue Shares. The Purchaser may increase the Offer price and may make any other changes in the terms and conditions of the Offer, provided that no change may be made which decreases the Offer price, changes the form of consideration to be paid in the Offer, increases or decreases the maximum number of shares sought pursuant to the Offer, adds to or modifies the Offer conditions, otherwise amends the Offer in a manner adverse to the Company's stockholders or permits the Purchaser to accept for payment or purchase any Offer Shares prior to the date of closing the Second Issuance.

      The Stock Purchase Agreement requires that the Offer expire at midnight, New York City time, on the date that is forty-five days from the date the Offer is first published or sent to Stockholders, provided that the Purchaser may extend the Offer (a) if the conditions thereto have not been met, (b) as required by the Securities and Exchange Commission or (c) for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration otherwise permitted as aforesaid.

      The Share Issuances. The Stock Purchase Agreement sets forth the terms of the Share Issuances. In addition to the condition that the parties deliver and perform the several exhibits to the Stock Purchase Agreement and negotiate and execute the several agreements contemplated by the Strategic Alliance Agreement as described below, the obligations of the Company to issue and sell, and of the Purchaser to purchase, the New Issue Shares are subject to the satisfaction or waiver of the following conditions at the time of the First Issuance or the Second Issuance, as applicable: (i) no statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated, enforced, or threatened by any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by the Stock Purchase Agreement (each, a "Governmental Authority") that purports, seeks or threatens to (A) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any New Issue Shares as contemplated by the Stock Purchase Agreement or (B) impose material adverse terms or conditions upon such purchase and sale of the New Issue Shares (collectively, "Legal Ability"), (ii) compliance with applicable regulatory requirements, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950, and the regulations thereunder, and (iii) the other party's representations and warranties set forth in the Stock Purchase Agreement being true and correct in all material respects. In addition, the obligation of the Purchaser to purchase the New Issue Shares is subject to the satisfaction or waiver of the following conditions at the time of the First Issuance or the Second Issuance, as applicable: (i) approval at the Special Meeting by holders of a majority of the Common Stock of (A) the Second Issuance, (B) the purchase by the Purchaser of the Offer Shares, (C) the Stockholder Agreement described below and (D) the Restated Charter (collectively, "Stockholder Approval"), (ii) the continued effectiveness of (A) the Restated Charter, (B) the amendment of the Rights Plan, as described under "THE TRANSACTIONS -- Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment," to permit the Purchaser to acquire Common Stock in accordance with the Stock Purchase and Stockholder Agreements, and (C) the amendment of Mr. Qureshey's employment agreement to waive certain severance benefits to which he would otherwise be entitled upon such Common Stock acquisitions by the Purchaser, and (iii) consolidated operating loss and consolidated net cash used in operating activities requirements for the Company and its subsidiaries for the fiscal quarter ending April 1, 1995 not exceeding specified levels.

      The obligation of the Company to issue and sell the Second Issuance Shares is further subject to (i) the Offer being consummated in accordance with its terms, (ii) the receipt of Stockholder Approval and (iii) the receipt of any amendments to the Company's credit arrangements and agreements required to permit the transactions contemplated by the Stock Purchase Agreement and the other agreements with the Purchaser described herein. As a result, subject to the terms and conditions of the Stock Purchase Agreement, the Purchaser may elect to consummate the First Issuance in advance of approval of the Proposal, including, in certain circumstances, following termination of the Stock Purchase Agreement by the Company.

      Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company and
    (ii) the absence of certain changes or events concerning the Company's business, compliance with law, litigation, insurance, employee benefit plans, labor matters, intellectual property, environmental matters and taxes.

      Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the purchase and sale of the New Issue Shares, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Accordingly, except as otherwise expressly approved by the Purchaser in writing, which approval shall not be unreasonably withheld, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Such transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) securities issuances, (ii) new borrowings, loans, or investments, (iii) changes to compensation or benefits arrangements for any director or officer, (iv) business combinations or sales or acquisitions of substantial assets and (v) the specified corporate actions which would become subject to the prior approval of the Purchaser in accordance with the Stockholder Agreement, as described below.

      Other Potential Bidders. The Stock Purchase Agreement required the Company and its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations with any third party with respect to any (i) acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, (ii) acquisition of 20% or more of the Common Stock or any equity securities of any subsidiary of the Company, or (iii) merger or other combination of the Company or any of its subsidiaries (each, a "Third Party Acquisition"). The Company may not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms as described below, directly or indirectly, (i) initiate, solicit or encourage any discussions regarding any Third Party Acquisition, or (ii) hold any such discussions or enter into any agreement concerning any Third Party Acquisition, subject in each case to the fiduciary obligations of the Board as provided in the next following sentence. The Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition, provided, that if the Board receives a bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) provides a greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by the Stock Purchase Agreement (a "Superior Proposal"), the Board may, to the extent required under its fiduciary duties, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate the Stock Purchase Agreement, in each case at any time after the fifth business day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal, and provided that the Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of such five-business day period.

      Termination. The Stock Purchase Agreement provides that either the Purchaser or the Company may terminate its obligations thereunder (i) to the extent that performance is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations shall use its best efforts to remove such prohibition, injunction, or restraint, or (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares is not completed by June 30, 1995 and the failure to close on or before such date did not result from the failure by the party seeking termination to fulfill in all material respects any undertaking or commitment that is required to be fulfilled by such party prior to such time, or (iii) if the party seeking to terminate has not committed a material uncured breach of any representation, warranty, covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant, or agreement which has not been cured within ten days' notice of such breach.

      Additionally, the Company may terminate its obligation to sell and issue the Second Issuance Shares and certain of its other obligations under the Stock Purchase Agreement if (i) five business days have elapsed following the Purchaser's receipt from the Company of a Notice of Superior Proposal,
    (ii) the Superior Proposal described in such notice continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five-business day period following receipt by the Purchaser of such notice, and (iii) the Company shall have paid to the Purchaser $10 million (the "Termination Fee"). In the event of such a termination, the Purchaser may within 15 days elect to purchase the First Issuance Shares, subject only to its having Legal Ability. In connection with such a purchase by the Purchaser of the First Issuance Shares, the Purchaser and the Company would enter into the Stockholder and Registration Rights Agreements but not the Letter of Credit Agreement or the agreements contemplated by the Strategic Alliance Agreement.

      The Purchaser may terminate its obligations under the Stock Purchase Agreement if the Board has withdrawn or modified in an adverse manner its recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer or if a Third Party Acquisition has occurred or any definitive agreement or agreement in principle has been executed with respect to a Third Party Acquisition.

      Transaction Expenses. The Stock Purchase Agreement provides that, except for any Termination Fee, each of the parties will pay its own expenses incurred in connection with the negotiation and preparation of the Stock Purchase Agreement, the Stockholder Agreement, the Registration Rights Agreement, the Letter of Credit Agreement and related documents, the performance of its obligations thereunder, and the effectuation of the transactions contemplated thereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants.

      The Stockholder Agreement. The Stockholder Agreement required under the terms of the Stock Purchase Agreement to be executed and delivered at the earlier of the closing of the First or the Second Issuance provides, among other things, for the following:

           Standstill. Pursuant to the terms of the Stockholder Agreement, the Purchaser has agreed that until completion of the purchase of the New Issue Shares and the Offer Shares, neither the Purchaser nor any of its affiliates will, directly or indirectly, acquire or offer to acquire beneficial ownership of any equity securities of the Company or interest therein except pursuant to the Offer or the purchase of the New Issue Shares. During the period of four years after the closing of the purchase and sale of the First Issuance Shares or, if there is a later closing of the purchase and sale of the Second Issuance Shares, the period of four years thereafter (the "Standstill Period"), neither the Purchaser nor any of its affiliates will, directly or indirectly, acquire beneficial ownership of any equity securities of the Company or interest therein, except in enumerated circumstances, including purchases to fund payments made under the Letter of Credit Agreement, as discussed below, open market purchases at prices per share at least equal to $21.10, transactions approved by a majority of the directors not designated by the Purchaser, as discussed below, and purchases pursuant to its pro rata purchase rights as described below.

           Additionally, unless the Purchaser's percentage of the total number of votes that may be cast in an election of directors of the Company at any meeting of Stockholders of the Company (the "Purchaser Interest") has been less than 30% for a period of 25 consecutive days, in the event that a third party shall make an offer to acquire a 20% or greater interest in equity securities of the Company, the Purchaser and/or its affiliates shall be permitted to make a competing offer and acquire equity securities pursuant to such offer, subject to certain conditions, including, without limitation, that (a) (i) the third party offer is approved or recommended by a majority vote of the directors not designated by the Purchaser or (ii) the Rights Plan is not in effect or the associated preferred stock purchase rights thereunder will not become exercisable if the third party offer proceeds,
    (b) such third party offer is not withdrawn or terminated prior to the Purchaser making a competing offer and (c) if the third party offer is withdrawn or terminated before the Purchaser acquires equity securities of the Company pursuant to the competing offer, the Board determines in good faith that such third party offer was withdrawn or terminated primarily as a result of the Purchaser's competing offer having superior terms to or a substantially greater likelihood of success than such third party offer.
    The Company may not enter into any agreement with the third party offeror or take any action as a condition of the third party offer unless and until the Purchaser has received notice under the Stockholder Agreement and has been afforded not less than ten business days following receipt of such notice from the Company to respond with a competing offer.

           In no case during the Standstill Period may the Purchaser or any of its affiliates, directly or indirectly, acquire or offer to acquire beneficial ownership of any voting stock, if after such acquisition, the Purchaser Interest would exceed 49.9%, unless such acquisition or offer (together with related transactions) is (i) made pursuant to the Purchaser's rights with regard to third party offers as described in the next preceding paragraph, or (ii) has been approved by a majority of directors not designated by the Purchaser and would result in the Purchaser and/or its affiliates owning 100% of the Company's voting stock. After the Standstill Period, the Purchaser's and/or its affiliates' right to acquire or offer to acquire any equity security or interest therein will not be restricted; provided, however, that the Purchaser shall not acquire or offer to acquire any equity securities if, as the result of or after giving effect to such acquisition, the Purchaser Interest would exceed 66.67%, except pursuant to a cash tender offer for all equity securities not owned by the Purchaser and/or its affiliates.

           Pro Rata Purchase Right. From and after the closing of the Second Issuance until such time as the Purchaser Interest has been less than 30% for a period of 25 consecutive days, the Company must give the Purchaser prior written notice of any issuance by the Company of new securities as the result of which the Purchaser Interest would be reduced, either immediately upon issuance of such new securities, or upon subsequent exercise or conversion thereof. The Purchaser may generally elect to purchase up to its pro rata share of such new securities on the same terms as the balance of the issuance of such new securities. The Purchaser's pro rata purchase rights shall not apply to the following issuances: (i) any issuance pursuant to (a) any stock option or purchase right or plan exclusively for one or more employees and/or directors of the Company or any of its subsidiaries or
    (b) warrants issued to directors prior to the date of the Stockholder Agreement, (ii) any issuance in consideration of any part of the acquisition by the Company or any of its subsidiaries of any stock, assets or business;
    (iii) any issuance upon conversion of the Company's Liquid Yield Option Notes due December 14, 2013, (iv) any issuance pursuant to the exercise or conversion of a new security issued after the date of the Stockholder Agreement in which the Purchaser was entitled to participate pursuant to its pro rata purchase rights and (v) any issuance in payment of any portion of the promissory note due July 11, 1996, issued by the Company to Tandy Corporation. In addition, if the number of outstanding shares of voting stock is increased through the issuance of additional shares, including issuances that do not trigger a pro rata purchase right but excluding issuances pursuant to stock splits or stock dividends issued or distributed proportionately on all outstanding shares, then in connection with each such issuance the Purchaser and/or its affiliates will have the right, but not the obligation, for designated periods to purchase in the open market at any available price, up to the number of additional shares as is necessary solely as a result of such issuance to restore the Purchaser Interest to the same percentage as existed immediately prior to such increase.

           Transfer Restriction. The Purchaser may not sell or otherwise transfer (except to an affiliate of the Purchaser that agrees to be bound by the Stockholder Agreement) any of the Company's equity securities, or interest therein, for a period of five years from the purchase and sale of the First Issuance Shares, except that (i) shares acquired under the Letter of Credit Agreement, as described below, may be sold at any time pursuant to certain public offerings or open market transactions and (ii) other shares may be sold in transactions from and after the third anniversary of the closing (A) in which all other Stockholders may participate on a pro rata basis on the same terms as the Purchaser, (B) pursuant to such public offerings or open market transactions or (C) approved by a majority of directors not designated by the Purchaser, as described below.

           Board Representation. After the Purchaser acquires the New Issue Shares and the Offer Shares, subject to the next following sentence, the Purchaser will have the right to designate the number of directors of the Company that will be one fewer than a majority of the total number of directors (six of thirteen members of the Board, assuming the Board increases to thirteen directors, as is anticipated, upon Stockholder Approval). If (a) the Purchaser acquires the First Issuance Shares, but does not acquire the Second Issuance Shares and the Offer Shares or (b) the Purchaser Interest is less than 30% for a period of 25 consecutive days, then the Purchaser will have the right to designate that number of directors that will result in the total number of directors designated by the Purchaser being equal to the product (rounded to the nearest whole number) of (i) the total number of directors at that time, and (ii) the Purchaser Interest at that time. An acquisition by the Purchaser of only the First Issuance Shares, giving the Purchaser approximately 16.6% of all shares of outstanding Common Stock, would result in the Purchaser designating one of eight members of the Board. While entitled to Board representation, the Purchaser will also be entitled to designate one of its director designees to serve on each committee of the Board, and to select any of the directors as alternates for each of its director designees serving on committees of the Board.

           Purchaser designees will be placed on the Board promptly following the consummation of the Transactions. In future years, Purchaser designees will be nominated to the Board by the Company as part of its slate of nominees, and the Purchaser will be required to vote its shares for such slate. As of the date hereof, the Purchaser did not indicate that it had selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto.

           After the closing and at all times until the Purchaser Interest is less than 30% or greater than 90%, the Board must include at least three directors who are not affiliates, officers, employees, agents, principal stockholders, consultants or partners of the Purchaser, the Company or any affiliate of either of them or of any entity that was dependent on the Purchaser, the Company or any affiliate of either of them for more than 5% of its revenues or earnings in its most recent fiscal year (each, an "Independent Director"). During the Standstill Period, the Purchaser-designated directors will not participate in the nomination of Independent Directors. Thereafter, the Stockholder Agreement does not limit the Purchaser's right to nominate directors (subject to the three-Independent Director requirement). The Company's four current outside directors, Messrs. Goeglein, Peltason and Yocam and Dr. Santoro, are expected to continue to serve on the Board following the Transactions and would be "Independent Directors" for purposes of the foregoing.

           Certain Covenants. The Stockholder Agreement provides that during the Standstill Period, neither the Purchaser nor its affiliates will, directly or indirectly, (a) solicit, initiate or participate in any solicitation of proxies or become a participant in any election contest; call, or in any way participate in a call for, any special meeting of Stockholders of the Company (or take any action with respect to acting by written consent of the Company's Stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any Stockholder proposal or participate in the making of, or solicit Stockholders for the approval of, one or more stockholder proposals; (b) deposit any voting stock in a voting trust or subject the same to any voting agreement or arrangements, except as provided in the Stockholder Agreement; (c) form, join or in any way participate in a "group" (as defined therein) with respect to any voting stock; (d) except as specifically permitted by the Stockholder Agreement, otherwise act to control or influence the Company or its management, Board, policies or affairs; or (e) disclose any intent, purpose, plan or proposal with respect to the Stockholder Agreement, the Company or its affiliates or the Board, management, policies, affairs, securities or assets of the Company or its affiliates that is inconsistent with the Stockholder Agreement. Notwithstanding the foregoing, however, the Stockholder Agreement provides that nothing therein will be deemed to prevent the Purchaser or its affiliates from voting their respective shares, or taking such other action as it may deem necessary or appropriate to cause the election as directors of those persons the Purchaser is entitled to designate pursuant to the Stockholder Agreement, or prohibit or restrict any action taken by the Purchaser or any of its affiliates in connection with the exercise of the rights of the Purchaser and its affiliates to make a competing offer in response to an offer by a third party for a Third Party Acquisition.

           Certain Approval Rights. So long as the Purchaser Interest is not less than 30% for a period of 25 consecutive days, the Company shall not enter into the following transactions without the prior written consent of the Purchaser or, in the case of a Board action, the affirmative vote or written consent of not less than a majority of the directors designated by the Purchaser: (i) acquire or agree to acquire, or permit any of its subsidiaries to acquire or agree to acquire, by merger, consolidation, or acquisition of assets or stock, or otherwise, any corporation, partnership, or other business organization or division thereof, or any other business operation ("Acquired Entity") if the total assets, or the total revenues or operating profits of such Acquired Entity as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such acquisition shall exceed 20% of the total assets or the total revenues or operating profits of the Company as at the end of or for such four fiscal quarters, provided, however, the Purchaser's written consent shall not be required for an acquisition in which the total value of all consideration paid or given by the Company in such acquisition (including without limitation the value of any funded debt or other capitalized obligations assumed by the Company or any subsidiary of the Company) is less than $50 million; (ii) sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, or permit any of its subsidiaries to sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, any product line or line of business of the Company or any of its subsidiaries or any interest therein to any person other than a subsidiary of the Company that is or, if it were a United States entity, would be, required to be consolidated for Federal income tax purposes, if the assets, revenues or operating profit of such product line or line of business as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such transfer shall exceed 20% of the assets, revenues or operating profits of the Company as at the end of or for such four fiscal quarters; (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or exercise of options, warrants, subscriptions, rights to purchase or otherwise), in any transaction or series of related transactions, any equity securities if such securities would represent an increase of 10% or more in the voting power outstanding immediately prior to the issuance of such securities; (iv) approve any annual capital expenditure budget, or authorize or make capital expenditures in excess of $15 million in the aggregate for the Company and all of its subsidiaries (other than pursuant to the approved budget); (v) effect any amendments to the Restated Charter or Amended Bylaws or change the number of authorized directors; and (vi) enter, or permit any of its subsidiaries to enter, into any joint venture, partnership, or exclusive licensing agreement with any third party that (a) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship, or the four-year period commencing on the date of such agreement, whichever is less, in excess of $100 million, or (b) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product that is material to the business of the Company and its subsidiaries, taken as a whole; provided, however, the Purchaser's written consent shall not be required for any agreement for the procurement of central processing units and licenses for the use of patents, basic input-output system software, disk operating system software, Windows(R) operating system software, and network operating system software, or other similar agreements, in each case entered into in the ordinary course of business not substantially inconsistent with past practice and for procurement of components to be used in or with the Company's products, or provided to purchasers of the Company's products in or with such products.

           Results of Operations. Following the acquisition by the Purchaser of the New Issue Shares and the Offer Shares, and provided that the Purchaser Interest is not less than 30% for a period of 25 consecutive days, if (a) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1996 shall be less than $2.6 billion or $430 million, respectively, (b) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1997 shall be less than the greater of (i) $2.75 billion or $450 million, respectively, or (ii) 85% of the amounts therefor set forth in the 1997 operating plan of the Company approved by the Board; or (c) the consolidated net income after taxes of the Company and its subsidiaries for either of such fiscal years shall be less than 1% of net revenues, then a management committee of the Board (the "Management Committee") will be formed to review the desirability of changes in the management of the Company and take such action, if any, as may be determined to be advisable including without limitation the reassignment, change in the responsibilities, removal, termination or replacement of any members of management. For purposes of the foregoing, the "management" of the Company shall refer to all persons who presently have the title of "Vice President" or higher, whether or not any such person is an officer of the Company, and all such persons who may perform the functions presently performed by any of the foregoing, without regard to title, but shall not include the Chief Executive Officer. The Management Committee shall make any determination with respect to the termination or reassignment of an existing member of management, or the decision to hire any new member of management within 60 days following the availability of the audited financial statements for the relevant year (or such longer period of time as may be determined by a majority of the Board), and no such determination shall be made thereafter; provided that: (a) the Management Committee shall have such additional time as is reasonably necessary for the recruitment and selection of any such new member of management; and (b) no action or inaction by the Management Committee following the fiscal year ended July 1996 shall impair its ability to act as therein authorized following the fiscal year ended July 1997. The Management Committee shall not be authorized to take such actions if they would violate applicable law or if the shortfall in consolidated revenues, gross profits or net income of the Company and its subsidiaries referred to above, shall be the direct result of certain "force majeure" events or a decline in the unit volume of the world market for personal computers.

           The consolidated revenue and gross profit figures presented in the previous paragraph and in the Stock Purchase Agreement are target figures agreed to by the Company and the Purchaser for use
    in determining when the Management Committee will be established.   Such
    figures should not be viewed as forecasts of the future financial performance of the Company. The Company does not intend to disclose its progress or lack of progress in meeting the consolidated revenue and gross profit figures presented in the previous paragraph and in the Stock Purchase Agreement, except to the extent implicit in its ongoing periodic financial reporting activities, consistent with past practices.

           The Management Committee will consist of those members of the Board designated by the Purchaser in accordance with the Stockholder Agreement, the Chief Executive Officer of the Company, if he is then a director (or, if he is not then a director, another director who is an employee of the Company), and up to a maximum of four directors who are not officers or employees of the Company. In the event there shall be more than four directors who were not designated by the Purchaser and are not officers or employees of the Company at a time when the Management Committee is authorized to act in accordance with the foregoing, those directors who were not designated by the Purchaser will select the four such directors who will be members of the Management Committee in addition to the Chief Executive Officer (or, if he is not then a director, another director who is an employee of the Company) and the directors designated by the Purchaser, and unless and until such selection is made the Management Committee shall consist solely of the directors designated by the Purchaser and the Chief Executive Officer of the Company (or, if he is not then a director, another director who is an employee of the Company).

           Material Transactions. At all times that the Purchaser Interest is less than 100%, neither the Purchaser nor any of its affiliates shall engage in any material transaction with the Company or any of its subsidiaries unless such transaction has been approved by a majority of the Independent Directors or, in the case of a series of related transactions, is in accordance with guidelines approved by a majority of the Independent Directors. "Material transaction" shall generally mean (i) any amendment to, or termination of, the Stockholder Agreement or any of the other documents that have been executed and delivered in connection with the Stock Purchase Agreement (the "Transaction Documents") and (ii) any transaction between the Company, any of its subsidiaries or the Company's Stockholders (as such), on the one hand, and the Purchaser or any of its affiliates, on the other hand; provided, that "material transaction" shall not include any
    (a) transactions with Stockholders which are expressly permitted by the Stockholder Agreement, (b) transactions in accordance with the terms of the Transaction Documents and (c) other transactions or series of related transactions involving payments by or obligations or transfer of property of the Company with an aggregate value in any calendar or fiscal year of less than $5 million.

           Termination of Certain Rights. The rights and obligations of the Company and the Purchaser with respect to Board representation, approval rights and certain covenants under the Stockholder Agreement generally terminate at the first time after the date of such Agreement that the Purchaser Interest is less than 15% for a period of 90 consecutive days.

           See "THE TRANSACTIONS -- Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment" for a discussion of certain anti-takeover effects of the foregoing which Stockholders should consider.

      Registration Rights Agreement. The Registration Rights Agreement required under the terms of the Stock Purchase Agreement to be executed and delivered at the earlier of the closing of the First or the Second Issuance provides, among other things, for the following:

      Pursuant to the Registration Rights Agreement, the Purchaser shall have the right to require the Company to file a registration (a "Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act"), for any or all of the Common Stock acquired by it or its affiliates from time to time not in violation of the Stock Purchase Agreement or the Stockholder Agreement (the "Registrable Shares"). The right to a Demand Registration is limited, however, in that (i) it may be invoked in each instance only with respect to 2,000,000 or more Registrable Shares, (ii) the Company is not required to honor a Demand Registration request within 18 months of the effectiveness of a previous Demand Registration, and (iii) the Company may defer its obligation to honor a Demand Registration request for up to 180 days if the Board determines in good faith that a registration would require public disclosure of material non-public information related to a significant pending transaction of the Company that could be impaired by such disclosure. If the Purchaser purchases the First Issuance Shares but not the Second Issuance Shares and the Offer Shares, the Company shall not be required to effect more than three Demand Registrations; if the Purchaser purchases all of the New Issue Shares and the Offer Shares, the Company shall not be required to effect more than six Demand Registrations. The Purchaser shall also have the right, with respect to most registered offerings of Common Stock for cash, to require the Company to include Registrable Shares in such offering (together with Demand Registrations, "Registrations"). The Registration Rights Agreement provides that expenses relating to Registrations (other than selling expenses and commissions) will generally be payable by the Company and otherwise contains terms that are generally customary to registration rights agreements of its type.

      Letter of Credit Agreement. The Letter of Credit Agreement required to be executed and delivered at the closing of the purchase and sale of the Second Issuance Shares provides that the Purchaser will finance up to $75 million of principal payment obligations of the Company under its existing $96.7 million note to Tandy Corporation. Such financing will be provided either by direct advances by the Purchaser to the Company or through draws under a standby letter of credit. Establishment fees charged by an issuing bank with respect to any such letter of credit will be paid or reimbursed by the Company. The Company will repay the Purchaser for any such financing, at the Purchaser's option, either by repayment in cash at the end of three years (with semi-annual interest paid during such three years at an announced "prime" lending rate), or by the issuance of additional shares of Common Stock (subject to the 49.9% ownership limitation during the Standstill Period described above) at market price, or a combination of both.

    Strategic Alliance Agreement

      Pursuant to the Stock Purchase Agreement, the Company and the Purchaser have entered into the Strategic Alliance Agreement, pursuant to which such parties have agreed, subject to the terms and conditions thereof, to negotiate and agree, prior and as a condition precedent to the issuance and sale of the Second Issuance Shares, to various mutually beneficial commercial relationships intended to enhance the business prospects and competitive position of both the Company and the Purchaser. The following description of the Strategic Alliance Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Strategic Alliance Agreement, which has been filed as an exhibit to the
    Schedule 14D-9.

      The Strategic Alliance Agreement requires the Purchaser and the Company to negotiate and enter into agreements embodying the principles summarized below as a condition to consummating the Second Issuance.

         Component Supply Agreements. Such agreements shall provide that the Purchaser will supply the Company with certain components used in the manufacture of the Company's products, including DRAMs, hard disk drives, monitors and LCDs, with the Company being eligible for supply and terms which, when considered in the aggregate, are at least as favorable as those offered by the Purchaser to its most favored customer group.

         Joint Procurement Agreement. Such agreement shall provide a mechanism pursuant to which the Purchaser and the Company will coordinate their purchases from third parties in order to obtain more favorable pricing as a result of leveraging the combined purchasing power of both parties.

         Joint Marketing Agreement. Such agreement shall provide that the Company and the Purchaser will share expertise to jointly market currently existing and newly developed products of both parties in order to achieve maximum market penetration for both parties.

         Cross OEM Agreement. Such agreement shall provide that the Company and the Purchaser will coordinate the utilization of the manufacturing and assembly capacity of each other.

         Joint Product Development. Such agreement shall provide that the Company and the Purchaser will share expertise to jointly develop products in order to accelerate product time to market for both parties.

         Cross License Agreement. Such agreement shall provide that the Company and the Purchaser will license to each other their respective patents, copyrights, and other intellectual property in order to foster rapid product development and low-cost production.

         Employee Exchange Agreement. Such agreement shall provide that the Company and the Purchaser will coordinate a program to provide opportunities for employees of one company to spend time as employees of the other company ("Transfer Employees") in order to facilitate a mutual understanding of each party's respective business and corporate culture, and attainment of the mutual goals set forth in the Strategic Alliance Agreement, and provide assistance and training to each other in areas where each party has particular expertise. Such agreement shall provide that certain Transfer Employees designated by the Purchaser will report directly to the Chief Executive Officer of the Company.

         Technical Collaboration Agreement. Such agreement shall provide that the Company and the Purchaser will collaborate regarding technical information.

      Management believes that the activities contemplated under the Strategic Alliance Agreement should be of substantial benefit to the Company.
    However, while the Strategic Alliance Agreement sets forth the principles agreed by the parties to govern these relationships, the terms of the agreements remain subject to negotiation and may not be finalized by the time of the Special Meeting, although such agreements must be mutually satisfactory to the Company and the Purchaser and must be finalized prior to the Second Issuance. Once agreed to, a substantial amount of time and effort may be required for these relationships with the Purchaser to be established and to develop. Additionally, it is possible that because the Purchaser is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to the Company, or to do business with or enter into strategic relationships involving the Company. The Purchaser has other business involvements typical of large, multi-national companies and is not based in the United States (although its presence in the United States is significant), and it is possible that some suppliers, customers, employees and others will not react favorably to the proposed arrangements. The reliance by the Company on the Purchaser for significant portions of certain components requirements may reduce the Company's flexibility to respond to changes in the market for personal computers.

    Restated Certificate of Incorporation; Amended Bylaws

      The following description of the proposed Restated Charter and the Amended Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to the text of such documents. Stockholders are urged to read the Restated Charter and Amended Bylaws in their entireties.

      In order to accommodate the Purchaser's director designees described herein, the proposed Restated Charter amends and restates the current Certificate of Incorporation of the Company by increasing the size of the Board from a range of five to nine members to a range of five to thirteen members. Additionally, the Restated Charter:

      (i) limits the Board's power to amend the provisions of the Amended Bylaws to be added as described below, in order to ensure the Purchaser's ability to rely on such provisions remaining in effect;

      (ii) revises certain provisions relating to future issuances of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock") by:
    (a) clarifying the status of authorized and unissued shares of Preferred Stock and the ability to reissue such shares as a part of the series of which they were originally a part or to reclassify and reissue such shares as part of a new series of Preferred Stock or as part of any other series of Preferred Stock; (b) specifying the relative rights of holders of Preferred Stock and Common Stock to receive dividends; and (c) specifying the relative rights of holders of Preferred Stock and Common Stock to share in all remaining assets of the Company upon liquidation or dissolution; and

      (iii) requires the Company to indemnify to the full extent authorized or permitted by applicable law any person made, or threatened to be made, a party or witness to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

      The proposed Amended Bylaws amend the current Bylaws by making the following changes, which relate specifically to terms of the Stockholder Agreement and are necessary to implement the Company's agreements with the Purchaser set forth therein:

      (i) eliminating the requirement that the Board consist of not less than five nor more than nine members;

      (ii) providing that vacancies on the Board due to death, resignation or removal of (a) a director designated by the Purchaser or (b) a director not designated by the Purchaser must be replaced by the remaining directors with, in the case of clause (a), a director designated by the Purchaser and, in the case of clause (b), a director designated by those directors not designated by the Purchaser;

      (iii) providing for the Management Committee;

      (iv) requiring that any special meeting of the Board called during the Standstill Period by directors designated by the Purchaser be attended by at least a majority of the directors not designated by the Purchaser to constitute a quorum;

      (v) requiring that two-thirds of the directors constitute a quorum for, and the affirmative vote of not less than two-thirds of all directors be required to approve, any action that would amend the existing Rights Plan, or adopt or amend a new, stockholder rights plan, if such amended or new stockholder rights plan does not contain provisions equivalent to those set forth in the amendment to the Rights Plan as described below; and

      (vi) providing that the amendment of certain of the foregoing new provisions of the Amended Bylaws requires the approval of a majority of the directors designated by the Purchaser.

      As described herein, the Company is proposing to adopt the Restated Charter and Amended Bylaws in order to effect certain aspects of the Transactions as agreed to with the Purchaser. Stockholder Approval, and adoption of the Restated Charter and Amended Bylaws are conditions to the Purchaser's obligation to consummate the Second Issuance and the Offer. The Restated Charter and Amended Bylaws will not become effective unless the Second Issuance, the Offer and related Transactions are consummated. See "THE TRANSACTIONS -- Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment" for a discussion of certain anti-takeover effects of the foregoing which Stockholders should consider.

    Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment

      On June 30, 1989, the Board adopted the Rights Plan, which is intended to protect Stockholders from unfair takeover practices. Under the Rights Plan, each share of Common Stock carries one right to obtain additional stock or other property according to terms provided in the Rights Plan (collectively, the "Rights"). The Rights are not exercisable or separable from the Common Stock until another party acquires at least 15% of the Company's then outstanding Common Stock or commences a tender offer for at least 15% of the Company's then outstanding Common Stock.

      In the event the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of its consolidated assets or earning power are sold or transferred, each Right will entitle its holder to receive, at the then current exercise price, common stock of the acquiring company having a market value equal to two times the exercise price of the right. If a person or entity were to acquire 15% or more of the outstanding shares of the Common Stock, or if the Company is the surviving corporation in a merger and its Common Stock is not changed, each Right will entitle the holder to receive, at the then current exercise price, Common Stock having a market value equal to two times the exercise price of the Right. Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote as a stockholder or receive dividends. The Rights, which expire on June 30, 1999, may be redeemed by the Company at a price of $0.01 per Right. At April 1, 1995, 500,000 of the 1,000,000 authorized but unissued shares of Preferred Stock of the Company are reserved for issuance upon exercise of these Rights.

      As a condition to entering into the Stock Purchase Agreement, the Company amended the Rights Plan (the "Rights Plan Amendment") to effectively exclude the Purchaser and its affiliates until the earlier to occur of (i) the termination of the Stock Purchase Agreement in accordance with its terms without the purchase by the Purchaser of any shares of Common Stock pursuant thereto,
    (ii) the Purchaser, its affiliates or associates collectively ceasing to be, for a period of at 25 consecutive days following the closing of the purchase and sale of the New Issue Shares, the beneficial owners of more than 15% of the Common Stock then outstanding or (iii) the Purchaser, its affiliates and associates collectively becoming the beneficial owners of any shares of Common Stock in violation of the terms of the Stockholder Agreement.

      Accordingly, if the Proposal is approved, the Purchaser can, in accordance with the terms and conditions of the Stockholder Agreement, acquire, without additional Board or Stockholder approval and without triggering the Rights Plan, up to 49.9% of the Common Stock during the first four years of its investment, and up to 66.67% of the Common Stock at any time thereafter. In addition, the Stockholder Agreement permits the Purchaser to acquire, without such additional approval and without triggering the Rights Plan, 100% of the Company's equity securities pursuant to a cash tender offer made to all holders thereof. See "THE TRANSACTIONS -- The Stock Purchase Agreement and Exhibits -- The Stockholder Agreement."

      While the Board of Directors believes that the proposed investment by the Purchaser as described herein is fair to, and in the best interests of, the Company and its Stockholders, its approval (including, without limitation, the Rights Plan Amendment, the Restated Charter, the Amended Bylaws and the Stockholder Agreement) may have certain anti-takeover effects which Stockholders should consider. These considerations include the likelihood that the size of the Purchaser's investment and the attendant rights the Purchaser will receive (notwithstanding related restrictions on the Purchaser) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than one in which the Purchaser acquires
    control).   See "BACKGROUND OF THE TRANSACTIONS -- Recommendation of the
    Company's Board of Directors."

                                 OTHER BUSINESS

    Stockholder Proposals

         No business may be brought before the Special Meeting other than the Proposal and procedural matters that may arise in connection therewith. Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders should be received at the Office of the Corporate Secretary prior to May 31, 1995 for inclusion in the Proxy Statement for the Annual Meeting of Stockholders scheduled to be held on or about November 2, 1995. The notice must contain a brief description of the business proposed to be brought before the meeting and the reasons for conducting the business at the meeting. In addition, the notice must present certain information concerning the stockholder making the proposal, who must be a stockholder of record at the time of giving the notice and be entitled to vote at the meeting.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
    Commission:  Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,

    Illinois 60611-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Proxy Statement by reference: (i) pages S-1, S-2 and S-4 through S-11 of Schedule I to the
    Schedule 14D-9, (ii) pages 14 through 24 and pages 26 through 47 of the 1994 10-K, and (iii) the Quarterly Reports.

         All documents filed by the Company with the Commission pursuant to
    Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting are deemed to be incorporated by reference in, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein are deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, Attention: Investor Relations ((714) 727-4141).


                                   DENNIS R. LEIBEL
                                   Secretary

                                                                      ANNEX A

                                                      Investment Banking Group

                                                      10900 Wilshire Boulevard
                                                      Suite 900
                                                      Los Angeles, California
                                                      90024

LOGO OF MERRILL LYNCH

                                              February 27, 1995

Board of Directors
AST Research, Inc.
16215 Alton Parkway
Irvine, CA 92718

Gentlemen:

  AST Research, Inc. (the "Company") and Samsung Electronics Co., Ltd. (the "Purchaser") propose to enter into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which, among other things, the Purchaser will
(i) acquire from the Company approximately 6.44 million newly issued shares of common stock, par value $0.01 per share (the "Common Stock") of the Company at a purchase price of $19.50 per share (the "Initial Purchase"), (ii) make a tender offer to purchase approximately 5.82 million shares of Common Stock at $22.00 per Share, net to the seller in cash (the "Tender Offer"), and (iii) acquire from the Company approximately 5.63 million newly issued shares of Common Stock of the Company at a purchase price of $22.00 per share (the "Subsequent Purchase") (such shares representing approximately 40.25% of the shares of Common Stock outstanding after giving effect to the various transactions). We further understand that the Company and the Purchaser propose to enter into certain other agreements including the Stockholder Agreement, the Strategic Alliance Agreement, the Letter of Credit Agreement and the Registration Rights Agreement (each as defined in the Stock Purchase Agreement) (collectively, the "Ancillary Agreements"). The Initial Purchase, the Tender Offer, the Subsequent Purchase and the transactions and arrangements provided for in the Ancillary Agreements are collectively referred to as the "Transactions". Consummation of the Tender Offer, the Subsequent Purchase and the transactions and arrangements provided for in the Ancillary Agreements is conditioned upon approval thereof by the holders of the Common Stock.


  You have asked us whether, in our opinion, the proposed consideration to be received by the Company and the holders of the Common Stock (other than the Purchaser and its affiliates) in the proposed Transactions, taken as a whole, is fair to the Company and such stockholders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended July 2, 1994 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1994 and December 31, 1994;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

  (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects and the anticipated financial benefits of certain of the Ancillary Agreements;

  (4) Reviewed the historical market prices and trading activity for the Common Stock of the Company and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

  (5) Compared the results of operations of the Company with those of certain companies which we deemed to be reasonably similar to the Company;

  (6) Compared the proposed financial terms of the Transactions contemplated by the Stock Purchase Agreement with the financial terms of certain other strategic investments and mergers and acquisitions which we deemed to be relevant;

  (7) Participated in discussions and negotiations among representatives of the Company, the Purchaser and their respective advisors;

  (8) Reviewed the Stock Purchase Agreement and the Ancillary Agreements dated February 27, 1995; and

  (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company. With respect to the financial forecasts and other information relating to its prospects and future performance that have been furnished to us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and the other matters covered thereby. We have also relied without independent verification on the estimates of the Company as to the anticipated financial benefits of certain of the Ancillary Agreements and have assumed that the agreements to be entered into pursuant thereto will provide in the aggregate such benefits.

  In connection with our providing financial advice to the Company regarding the matters set forth in this opinion, we have, at the Company's request, had contacts with several third parties identified to us by the Company or its agents with respect to an investment in or acquisition of the Company. We have not otherwise been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for any transaction with respect to the Company. We understand that the Company has also engaged another party to make certain such inquiries, although we have not independently verified such matters.

  We have, in the past, provided financial advisory and financing services to the Company and to the Purchaser on unrelated matters and have received fees for the rendering of such services.

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the Company and the holders of the Common Stock (other than the Purchaser and its affiliates) pursuant to the proposed Transactions, taken as a whole, is fair to the Company and such stockholders from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                          By  /s/ Douglas L. Braunstein
                                            -----------------------------------
                                             Managing Director
                                             Investment Banking Group

                                                                     ANNEX B

                           STOCK PURCHASE AGREEMENT

                         DATED AS OF FEBRUARY 27, 1995

                                BY AND BETWEEN

                              AST RESEARCH, INC.

                                      AND

                         SAMSUNG ELECTRONICS CO., LTD.

                                   CONTENTS

ARTICLE 1         DEFINITIONS                                                   1
                  1.1    Definitions                                            1
ARTICLE 2         SALE AND PURCHASE OF NEW ISSUE SHARES                         6
                  2.1    Sale and Purchase of the Shares                        6
                  2.2    Closing and Deliveries                                 6
                         2.2.1  Deliveries by the Purchaser                     6
                         2.2.2 Deliveries by the Company                        7
                  2.3    Sale and Purchase Only of the First Issuance Shares    7
ARTICLE 3         THE OFFER                                                     8
                  3.1    Commencement of the Offer                              8
                  3.2    Changes to the Offer                                   8
                  3.3    Purchase                                               9
                  3.4    Schedule 14D-1 and other Offer Documents               9
                  3.5    Actions by the Company                                10
                         3.5.1 Approval and Recommendation of Offer            10
                         3.5.2 Schedule 14D-9                                  10
                         3.5.3 Stockholder Information                         11
ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF THE COMPANY                11
                  4.1    Organization and Standing; Articles and Bylaws        11
                  4.2    Authority                                             12
                  4.3    Capital Stock                                         12
                  4.4    Governmental Consents                                 13
                  4.5    Compliance with Applicable Law                        13
                  4.6    No Default                                            14
                  4.7    Reports and Financial Statements                      14
                  4.8    Absence of Changes                                    15
                  4.9    Litigation                                            15
                  4.10   Tax Matters                                           15
                  4.11   Registration Rights                                   15
                  4.12   Offering                                              15
                  4.13   Insurance                                             15
                  4.14   Certain Transactions                                  16
                  4.15   Employees and ERISA                                   16
                  4.16   Intellectual Property                                 16
                  4.17   Environmental Laws and Regulations                    17
                  4.18   Brokers                                               17
ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER              18

                  5.1    Organization, Good Standing, and Qualification        18
                  5.2    Authority                                             18
                  5.3    No Violation                                          18
                  5.4    Governmental Consents                                 18
                  5.5    Securities Laws                                       19
                         5.5.1 Investment Intent                               19
                         5.5.2 Sophistication                                  19
                  5.6    Offer and Proxy Materials                             19
                  5.7    Brokers                                               19
                  5.8    Ownership of Voting Stock                             20
                  5.9    Financing                                             20
ARTICLE 6         COVENANTS                                                    20
                  6.1    Proxy Solicitation and Stockholder Approval           20
                         6.1.1 Proxy Materials                                 20
                         6.1.2 Stockholders' Meeting                           21
                  6.2    Conduct of Business of the Company                    21
                  6.3    Other Potential Bidders                               23
                  6.4    Access to Information; Confidentiality                24
                         6.4.1 Access                                          24
                         6.4.2 Confidentiality                                 24
                  6.5    Additional Agreements; Reasonable Efforts             25
                  6.6    HSR and Exon-Florio                                   25
                  6.7    Public Announcements                                  25
                  6.8    Amendment to Rights Agreement                         25
                  6.9    IBM License                                           25
                  6.10   Notification of Certain Matters                       26
                  6.11   Disclosure                                            26
ARTICLE 7         CONDITIONS TO PURCHASE AND SALE OF NEW ISSUE
                  SHARES                                                       26
                  7.1    Conditions to Obligations of the Purchaser and the
                           Company                                             26
                         7.1.1 No Prohibition                                  26
                         7.1.2 Regulatory Compliance                           26
                         7.1.3 Exon-Florio                                     27
                  7.2    Conditions to Obligations of the Purchaser            27
                         7.2.1 Board Representation                            27
                         7.2.2 Performance                                     27
                         7.2.3 Stockholder Approval                            27
                         7.2.4 Amended and Restated Certificate and Amended
                                Bylaws                                         27
                         7.2.5 Amendment to Rights Agreement                   27
                         7.2.6 Founder's Agreement Waiver                      27
                         7.2.7 Third Quarter Results                           28

                         7.2.8 Closing Deliveries                              28
                         7.2.9 Representations and Warranties True             28
                         7.2.10 Certificate                                    28
                 7.3     Conditions to Obligations of the Company              28
                         7.3.1 Conditions Applicable to Issuance and Sale
                                of All New Issue Shares                        28
                         7.3.2 Conditions Applicable Only to Issuance and
                                Sale of Second Issuance Shares                 29
 ARTICLE 8       TERMINATION                                                   30
                 8.1     Termination by the Company                            30
                 8.2     Termination by the Purchaser                          30
                 8.3     Termination by the Purchaser or the Company           30
                 8.4     Effect of Termination                                 31
 ARTICLE 9       MISCELLANEOUS                                                 31
                 9.1     Survival of Representations and Warranties            31
                 9.2     Governing Law; Consent to Jurisdiction                31
                 9.3     Export Controls                                       31
                 9.4     Expenses                                              32
                 9.5     Notices                                               32
                 9.6     Waiver                                                33
                 9.7     The Purchaser Subsidiaries; Successors, Assignment,
                          and Parties in Interest                              33
                 9.8     Entire Agreement                                      34
                 9.9     Amendment                                             34
                 9.10    Severability                                          34
                 9.11    Cumulation of Remedies                                34
                 9.12    Fair Construction                                     34
                 9.13    Headings; References                                  35
                 9.14    Counterparts                                          35

               LIST OF EXHIBITS



Exhibit A Amended and Restated Certificate of Incorporation
Exhibit B Amended Bylaws
Exhibit C Amendment to Rights Agreement
Exhibit D Founder's Agreement Waiver
Exhibit E Letter of Credit Agreement
Exhibit F Registration Rights Agreement
Exhibit G Stockholder Agreement

                           STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement (this "AGREEMENT") is entered into as of February 27, 1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corporation (the "COMPANY").

    The Purchaser desires, directly and/or through a wholly owned subsidiary, to purchase from the Company certain newly issued shares of the Company's Common Stock, and to offer to purchase from existing stockholders of the Company certain outstanding shares of the Company's Common Stock, and the Company desires to sell certain newly issued shares of its Common Stock to the Purchaser or its subsidiary.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

1.1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

   "AFFILIATE" of a party means any person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

   "AMENDED AND RESTATED CERTIFICATE" means the Amended and Restated Certificate of Incorporation of the Company in the form of Exhibit A to be adopted by the Company prior to the Purchaser's purchase of the Second Issuance Shares or Offer Shares.

   "AMENDED BYLAWS" means the Bylaws of the Company in the form of Exhibit B, to be adopted by the Company prior to the Purchaser's purchase of the Second Issuance Shares or Offer Shares.

   "AMENDMENT TO RIGHTS AGREEMENT" means the First Amendment to Rights Agreement in the form of Exhibit C to be effected by the Company within three (3) days of the execution and delivery of this Agreement.

    "BENEFICIALLY OWNED" shall have the meaning provided in Rule 13d-3 under the Exchange Act without giving effect to subsection (d)(1)(i) thereof.

    "BOARD" means the Board of Directors of the Company.

    "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a bank holiday in the State of California.

    "CFIUS" means the Committee on Foreign Investment in the United States, as established through Executive Order No. 11858 in connection with Exon-Florio.

    "CLOSING" means the closing of the purchase and sale of the First Issuance Shares and Second Issuance Shares pursuant to Section 2.1, and each separate closing, if any, of the purchase and sale of the First Issuance Shares and the Second Issuance Shares pursuant to Section 2.3.

    "COMMERCIAL AGREEMENTS" means definitive agreements between the Company and the Purchaser implementing the arrangements contemplated by the Strategic Alliance Agreement.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means Common Stock of the Company, par value $.01 per share.

    "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement between the Purchaser and the Company, dated December 21, 1994.

    "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.17.

    "ENVIRONMENTAL CLAIM" has the meaning set forth in Section 4.17.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

    "EXON-FLORIO" means Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950.

    "FIRST ISSUANCE PURCHASE PRICE" means Nineteen Dollars and Fifty Cents ($19.50) per First Issuance Share.

    "FIRST ISSUANCE SHARES" means 6,440,000 shares of Common Stock, to be newly issued and sold by the Company to the Purchaser at the Closing pursuant to
Article 2.

    "FOUNDER'S AGREEMENT WAIVER" means the Amendment to and Clarification of Employment Agreement in the form of Exhibit D delivered by the Company's Chief Executive Officer concurrently with the execution and delivery of this Agreement.

    "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

    "GOVERNMENTAL AUTHORITY" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by this Agreement.

    "HAZARDOUS MATERIAL" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action policy or common law; or (ii) which is defined and regulated as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State in which such substance is located or any political subdivision thereof; or (iv) the presence of which poses or threatens to pose a hazard to the health or safety of persons or the environment on or about the property on which such substance is located or adjacent properties.

    "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "INSTRUMENTS" has the meaning set forth in Section 4.6.

    "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.16.

    "INVESTMENT AGREEMENTS" means the Letter of Credit Agreement, the Registration Rights Agreement, and the Stockholder Agreement.

    "LETTER OF CREDIT AGREEMENT" means the Letter of Credit Agreement, in substantially the form of Exhibit E, to be entered into by and between the Purchaser and the Company at the Closing of the purchase and sale of the Second Issuance Shares.

    "LIEN" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, results of operations, properties, or financial or operating condition of the Company and its subsidiaries taken as a whole, or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or any of the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

    "NEW ISSUE SHARES" means the First Issuance Shares and the Second Issuance Shares.

    "OFFER" has the meaning set forth in Section 3.1.

    "OFFER CONDITIONS" has the meaning set forth in Section 3.1.

    "OFFER DOCUMENTS" has the meaning set forth in Section 3.4.

    "OFFER PRICE" means Twenty-Two Dollars ($22.00) per share of Common Stock.

    "OFFER SHARES" means those shares of Common Stock, if any, purchased by the Purchaser pursuant to the Offer.

    "OFFER TO PURCHASE" means the Purchaser's Offer to Purchase distributed to the Company's stockholders in connection with the Offer.

    "PERMITTED LIENS" means (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or any of its subsidiaries or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company and its subsidiaries; and (iv) Liens granted by the Company or any of its subsidiaries to lenders pursuant to credit agreements in existence on the date hereof.

    "PROXY MATERIALS" has the meaning set forth in Section 6.1.

    "PURCHASER INTEREST" means, as of any date, the percentage of the Total Voting Power Beneficially Owned by the Purchaser and its Affiliates on such date.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, in substantially the form of Exhibit F, to be entered into by and between the Purchaser and the Company at the Closing.

    "RIGHTS" has the meaning ascribed thereto in the Rights Agreement.

    "RIGHTS AGREEMENT" means that certain Amended and Restated Rights Agreement by and between the Company and American Stock Transfer and Trust Company dated as of January 28, 1994 and any extension thereof and any comparable or similar successor or replacement agreement.

    "SCHEDULE 14D-1" has the meaning set forth in Section 3.4.

    "SCHEDULE 14D-9" has the meaning set forth in Section 3.5.2.

    "SEC REPORTS" has the meaning set forth in Section 4.7.

    "SECOND ISSUANCE PURCHASE PRICE" means Twenty-Two Dollars ($22.00) per Second Issuance Share.

    "SECOND ISSUANCE SHARES" means 5,630,000 shares of Common Stock, or such greater number of such shares as may be required such that, upon issuance thereof to the Purchaser and together with the First Issuance Shares and the number of Offer Shares actually purchased by the Purchaser, the Purchaser Interest equals 40.25%, to be newly issued and sold by the Company to the Purchaser at the Closing pursuant to Article 2.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SHARES" means issued and outstanding shares of Common Stock.

    "STOCKHOLDER AGREEMENT" means the Stockholder Agreement, in substantially the form of Exhibit G, to be entered into by and between the Purchaser and the Company at the Closing.

    "STOCKHOLDER PROPOSALS" means the issuance and sale to the Purchaser of the Second Issuance Shares, the purchase by the Purchaser of the Offer Shares, the amendments to the Company's Certificate of Incorporation to be effected by the Amended and Restated Certificate, and the grant to the Purchaser of the rights and the acceptance and performance by the Company of the restrictions and obligations contained in the Stockholder Agreement, which actions shall be described in the Proxy Materials and submitted to a vote of the Company's stockholders as set forth in Section 6.1.

    "STRATEGIC ALLIANCE AGREEMENT" means that certain Strategic Alliance Agreement entered into by and between the Purchaser and the Company concurrently with the execution and delivery hereof to set forth their mutual understanding and agreement with respect to arrangements regarding component supply and joint procurement, joint product development, cross licensing, employee exchange, joint marketing, manufacturing, and other areas of technical collaboration.

    "THIRD PARTY" means any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than, or group not including, the Purchaser or any Affiliate of the Purchaser.

    "THIRD PARTY ACQUISITION" means (i) the acquisition by a Third Party of more than twenty percent (20%) of the total assets of the Company or any of its subsidiaries , (ii) the acquisition by a Third Party of twenty percent (20%) or more of (a) the Shares or (b) the Total

Voting Power or (c) the equity securities of any subsidiary of the Company, or
(iii) any merger or other combination of the Company or any of its subsidiaries with any Third Party.

    "TOTAL VOTING POWER" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Common Stock) or upon the happening of a contingency.

    "TRANSACTION DOCUMENTS" means this Agreement, the Investment Agreements, the Strategic Alliance Agreement (except to the extent superseded by the Commercial Agreements), the Commercial Agreements, the Offer Documents, the Schedule 14D-9, the Amended and Restated Certificate, the Amended Bylaws, and the Amendment to Rights Agreement, amendments thereof, and all schedules and exhibits hereto and thereto.

    "VOTING STOCK" means Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of Directors.

                                  ARTICLE 2.
                     SALE AND PURCHASE OF NEW ISSUE SHARES

2.1.  SALE AND PURCHASE OF THE SHARES.

    Upon the terms and subject to satisfaction or waiver of the conditions set forth in Article 7, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the First Issuance Shares in exchange for the First Issuance Purchase Price and the Second Issuance Shares in exchange for the Second Issuance Purchase Price. The Purchaser shall pay the First Issuance Purchase Price and the Second Issuance Purchase Price to the Company at the Closing by bank wire transfer of immediately available funds to an account designated by the Company, or by such other means as is acceptable to the Company and the Purchaser.

2.2.  CLOSING AND DELIVERIES.

    Subject to satisfaction or waiver of all of the conditions set forth in
Article 7, and subject to Section 2.3, the Closing of the purchase and sale of the New Issue Shares shall take place on such date and at such time as may be designated by the Purchaser within five (5) Business Days after the last to occur of satisfaction or waiver of the conditions set forth in Sections 7.1.2, 7.1.3, 7.2.3 and 7.3.2(a). Such Closing (as well as any Closing under Section 2.3) shall occur at the offices of Gibson, Dunn & Crutcher, 4 Park Plaza, Suite 1700, Irvine, California, or at such other place and time as the Purchaser and the Company agree in writing.

2.2.1.  Deliveries by the Purchaser.

    At the Closing but subject to Section 2.3, the Purchaser shall deliver to the Company the following:

       (a)  the First Issuance Purchase Price;

       (b)  the Second Issuance Purchase Price;

       (c)  the Investment Agreements, duly executed by the Purchaser;

       (d)  the Commercial Agreements, duly executed by the Purchaser;
and

       (e) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Company in order to consummate the transactions contemplated hereby.

2.2.2.  Deliveries by the Company.

    At the Closing but subject to Section 2.3, the Company shall deliver to the Purchaser the following:

       (a) a certificate, or certificates in such denominations as may be requested by the Purchaser, evidencing the First Issuance Shares and the Second Issuance Shares;

       (b)  the Investment Agreements, duly executed by the Company;

       (c)  the Commercial Agreements, duly executed by the Company; and

       (d) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Purchaser in order to consummate the transactions contemplated hereby.

2.3.  SALE AND PURCHASE ONLY OF THE FIRST ISSUANCE SHARES.

    Notwithstanding anything herein to the contrary, subject to the last sentence of this Section 2.3 and to the satisfaction or waiver of all of the conditions set forth in Sections 7.1.1 through 7.1.3 and 7.3.1, the Purchaser may elect to purchase from the Company, and the Company shall issue and sell to the Purchaser, the First Issuance Shares prior to the Closing, if any, of the purchase and sale of the Second Issuance Shares and whether or not the Offer Conditions have been satisfied. In the event of such election by the Purchaser, the Closing of such purchase and sale of the First Issuance Shares shall take place on such date and at such time as the Purchaser shall specify not later than five (5) Business Days after the later of the date the Purchaser delivers notice to the Company of the election to purchase the First Issuance Shares pursuant to this Section 2.3 or the date the conditions set forth in Sections
7.1.2 and 7.1.3 to the purchase and sale of the First Issuance Shares have been satisfied or waived (or on such later date as may be specified in such notice). By such election, the Purchaser shall be deemed to have waived the conditions set forth in Sections 7.2.3 and 7.2.4 as conditions to the purchase and sale of the First Issuance Shares. At such Closing the Purchaser shall pay only the First Issuance Purchase Price and the Purchaser and the Company shall deliver the Stockholder Agreement and the Registration Rights Agreement, but shall not deliver the Letter of Credit Agreement or the Commercial Agreements. The purchase by the Purchaser of the First Issuance Shares at such Closing shall not preclude the subsequent purchase by the Purchaser of the Second Issuance Shares at a subsequent Closing if the conditions thereto are satisfied or waived, and at such subsequent Closing, the Purchaser shall pay the Second Issuance Purchase Price and the Purchaser and the Company shall deliver the Letter of Credit Agreement and the Commercial Agreements. If this Agreement has been terminated in accordance with its terms, the Purchaser shall have no right to purchase any of the New Issue Shares; provided, that if the Company terminates this Agreement pursuant to and in accordance with the terms of the second sentence of Section 8.1 and, within fifteen (15) days after such termination, the Company receives written notice from the Purchaser of the Purchaser's election to purchase the First Issuance Shares, then, on such day as the Purchaser may designate within 15 days following such Purchaser notice (or such longer period, not to exceed 120 days from the date of this Agreement, as is necessary for the Purchaser to receive all required regulatory approval therefor) (i) the Company shall issue and sell and the Purchaser shall purchase the First Issuance Shares in exchange for the First Issuance Purchase Price and (ii) the Purchaser and the Company shall execute and deliver to one another the Stockholder Agreement and the Registration Rights Agreement, subject in each case only to the condition that there shall not have been entered, promulgated, enforced or threatened by any Governmental Authority a statute, rule, regulation, judgment, order, decree, injunction or other action that prohibits, restrains or enjoins the purchase and sale of the First Issuance Shares pursuant to this sentence, and the Company's obligations under Section
6.6 shall be applicable to such issuance and sale notwithstanding termination of this Agreement.

                                  ARTICLE 3.
                                  THE OFFER

3.1. COMMENCEMENT OF THE OFFER.

    Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable, but in no event later than five Business Days after the public announcement of the entering into this Agreement by the parties, the Purchaser shall commence within the meaning of Rule 14d-2 under the Exchange Act an offer (the "Offer") to purchase for the Offer Price up to 5,820,000 Shares. The obligations of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject only to the condition that this Agreement shall not have been terminated and to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, provided that, for purposes of this Section 3.1, the conditions set forth in
Section 7.1, in addition to applying to the New Issue Shares, shall be deemed to apply to the Purchaser's purchase of the Offer Shares in the same manner as to the purchase and sale of the New Issue Shares (the "OFFER CONDITIONS").

3.2.  CHANGES TO THE OFFER.

    The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price,
(ii) change the form of consideration payable in the Offer, (iii) increase or decrease the maximum number of Shares sought pursuant to the Offer, (iv) add to or modify the Offer Conditions, (v) otherwise amend the Offer in any manner adverse to the Company's stockholders or (vi) accept for payment or purchase any Offer Shares prior to the date of the Closing of the purchase and sale of the Second Issuance Shares. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is forty-five
(45) days from the date the Offer is first published or sent to holders of Shares; provided, however, that without the Company's consent, the Purchaser may
(A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment, and pay for, the Offer Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence.

3.3.  PURCHASE.

    Provided that this Agreement shall not have been terminated in accordance with Article 8, the Purchaser shall accept for payment, purchase, and pay for, in accordance with the terms of the Offer, Shares validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all Offer Conditions shall have been satisfied or waived by the Purchaser in accordance with this Article 3. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation any action or inaction by the Purchaser) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion; provided that approval of the Stockholder Proposals by the Company's stockholders is a condition to the Purchaser's purchase of the Offer Shares that may only be waived jointly by both the Purchaser and the Company. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) shall be final and binding on the parties. The Offer Price (to the extent, if any, adjusted pursuant to the Offer) shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer.

3.4.  SCHEDULE 14D-1 AND OTHER OFFER DOCUMENTS.

    As soon as practicable on the date the Offer is commenced, the Purchaser shall file with the Commission a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (which documents, together with any supplements thereto or amendments thereof, are referred to herein collectively as the "OFFER DOCUMENTS"). The Company shall provide to the Purchaser in writing all information regarding the Company necessary for the preparation of the Offer Documents, which information shall be accurate and shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the Commission and the distribution thereof to the Company's stockholders. The Purchaser shall provide to the Company and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date the Offer Documents are filed with the Commission and on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser shall promptly amend and supplement the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and shall promptly cause the Offer Documents as so amended and supplemented to be file with the Commission and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

3.5.  ACTIONS BY THE COMPANY.

3.5.1.  Approval and Recommendation of Offer.

    The Company hereby consents to the Offer and represents and warrants that the Board, at its meeting duly called and held on the date hereof has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer, and such approval constitutes the Board's approval of the acquisition by the Purchaser of the Offer Shares and the New Issue Shares and other acquisitions of capital stock of the Company not in violation of the Stockholder Agreement for purposes of
Section 203(a)(1) of the Delaware General Corporation Law, and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and, to the extent necessary or appropriate under applicable law or regulations, approve and adopt the transactions contemplated by this Agreement. The Company shall provide to the Purchaser a copy of the written opinion of Merrill Lynch & Co. regarding the transactions contemplated hereby.

3.5.2.  Schedule 14D-9.

    As soon as practicable after commencement of the Offer, the Company shall
(i) file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the Board recommendation described in
Section 3.5.1, and (ii) promptly mail the Schedule 14D-9 to the Company's stockholders. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the Commission and its dissemination to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser in writing specifically for inclusion in the Schedule 14D-9. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company shall promptly amend and supplement the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and shall promptly cause the Schedule 14D-9 as so amended and supplemented to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

3.5.3.  Stockholder Information.

    In connection with the Offer, the Company shall promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, the Purchaser and its Affiliates, associates, agents and advisors shall hold the information contained in any such labels, listings and files confidential and use such information only in connection with the Offer, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or control.

                                  ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to the Purchaser as follows:

4.1.  ORGANIZATION AND STANDING; ARTICLES AND BYLAWS.

    The Company is a corporation duly incorporated, validly existing under and by virtue of the laws of the State of Delaware and is in good standing under such laws, and each of the Company's subsidiaries is a corporation or similar entity under foreign laws duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be in good standing, in the case of foreign subsidiaries, would not reasonably be expected to have a Material Adverse Effect. All the capital stock of each of the Company's subsidiaries is, directly or indirectly, owned by the Company (other than, in the case of any foreign subsidiary, directors', officers' or other shares required to be held by other persons under applicable law) free and clear of all Liens other than Permitted Liens and except for transfer restrictions imposed by federal or state securities laws or applicable foreign laws. There are no outstanding rights to acquire any securities of any subsidiary of the Company. The Company and each of its subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all state, federal and other domestic and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and
(iii) has full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. The Company has furnished the Purchaser with copies of its Certificate of Incorporation, as amended to date, its Bylaws, as currently in effect, all available minutes of meetings of the Board (including committees thereof) and stockholders of the Company, all written consents executed by the Board (including committees thereof) and stockholders of the Company, and the SEC Reports. The documents so furnished are true, correct and complete copies of the original documents, and contain all modifications, amendments, deletions and revocations through the date of this Agreement and subsequent dates as of which this representation is deemed to be made.

4.2.  AUTHORITY.

    The Company has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Company, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing, and except that the Company's representations and warranties in this sentence regarding the Commercial Agreements shall be deemed made only as of the Closing at which such Commercial Agreements are to be executed and delivered). This Agreement has been duly executed and delivered by the Company and is, and the other Transaction Documents to be entered into by the Company at or prior to the Closing will be, when executed and delivered by the Company (and assuming this Agreement and such other Transaction Documents to be entered into by the Purchaser constitute legal, valid, and binding obligations of the Purchaser), legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3.  CAPITAL STOCK.

    The authorized, issued and outstanding capital stock of the Company consists solely of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 32,376,500 shares of Common Stock and no shares of preferred stock were issued and outstanding as of January 27, 1995. In addition, at such date 9,717,236 shares of Common Stock were reserved for issuance upon exercise of options and warrants outstanding as of such date and upon conversion of the LYONs and 500,000 shares of Preferred Stock were reserved for issuance pursuant to the Rights Agreement. Since such date (i) no shares of Common Stock have been issued except for subsequent issuance, if any, pursuant to reservations, stock option agreements, employee benefit plans or the conversion of LYONs, and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any shares of the Common Stock or any other security of the Company other than options not prohibited by this Agreement and granted in the ordinary course of business under stock option and employee benefit plans in existence on such date. The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities other than the

LYONs and warrants issued to directors prior to the date hereof. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws regulating the offer, sale or issuance of securities (assuming, in the case of issuances not effected pursuant to an effective registration statement under the Securities Act, compliance with all such laws by the persons to whom such securities were issued or sold and by any transferee of such persons). No person or entity has any right of first refusal or any preemptive rights in connection with the issuance of the New Issue Shares, or with respect to any future offer, sale or issuance of securities by the Company or its stockholders, other than rights of the Purchaser under the Stockholder Agreement. The New Issue Shares to be purchased by the Purchaser have been duly authorized and, when delivered pursuant to this Agreement, will be duly and validly issued and outstanding, fully paid and nonassessable, and free of any Liens or restrictions (unless created by the Purchaser or any of its Affiliates), other than restrictions under the Stockholder Agreement or under applicable securities laws.

4.4.  GOVERNMENTAL CONSENTS.

    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except (i) those required by HSR and as may be required under Exon-Florio, (ii) those required by federal and state securities laws, (iii) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (iv) stockholder approval and execution and filing with the Delaware Secretary of State of the Amended and Restated Certificate, and (v) where failure to obtain such Consent would not have a Material Adverse Effect.

4.5.  COMPLIANCE WITH APPLICABLE LAW.

    The Company and its subsidiaries have and are in compliance with all licenses, permits, and other authorizations necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect. Subject to obtaining the governmental consents referred to in Section 4.4, the execution, delivery, and performance of this Agreement and the Transaction Documents to be executed, delivered, and performed by the Company, the issuance and sale of the New Issue Shares, and the taking of the other actions contemplated by this Agreement and the other Transaction Documents to be executed, delivered and performed by the Company prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing).

4.6.  NO DEFAULT.

    Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its Certificate of Incorporation or Bylaws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Transaction Documents to be executed, delivered, and performed by the Company, the issuance and sale of the New Issue Shares, and the taking of any other action contemplated by this Agreement or the Transaction Documents to be executed, delivered, and performed by the Company, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the Certificate of Incorporation or Bylaws of the Company (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing of the purchase and sale of the Second Issuance Shares) or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or any of its subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries, subject, in the case of clauses (i)(b) and (ii), to the Company's receipt of the amendments or waivers referred to in Section 7.3.2(c) prior to the Closing of the purchase and sale of the Second Issuance Shares.

4.7.  REPORTS AND FINANCIAL STATEMENTS.

    The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994, the Company's definitive proxy statement relating to its annual meeting of stockholders held October 27, 1994, and the Company's quarterly reports on Form 10-Q for quarters ended after July 2, 1994 (collectively, the "SEC Reports"), complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed, any untrue statement of a material fact, or omitted when filed, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which made, not misleading. The audited consolidated financial statements of the Company included in its Annual Report on Form 10-K referred to in the first sentence of this Section 4.7 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

4.8.  ABSENCE OF CHANGES.

    Except as and to the extent disclosed in the SEC Reports, since December 31, 1994, (i) none of the actions, events or circumstances listed in Section 6.2 (other than actions, events, or circumstances of the sort described in subsections (a), (d), and (e) of Section 6.2 that have been disclosed in writing by the Company to the Purchaser prior to the date hereof) has been taken or occurred or exists; (ii) there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect; and (iii) there has been no breach or default or event that with notice or lapse of time or both would result in a breach or default under any material contract of the Company or any of its subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

4.9.  LITIGATION.

    Except as disclosed in the SEC Reports, there are no actions, proceedings or investigations pending against the Company or any of its subsidiaries before any Governmental Authority (or, to the knowledge of the Company, any basis therefor or threat thereof) which would reasonably be expected to have a Material Adverse Effect.

4.10.  TAX MATTERS.

    The Company and its subsidiaries (i) have timely filed all tax returns that are required to have been filed by them with all appropriate federal and material state, county, local and foreign governmental agencies (and all such returns are true and correct in all material respects), and (ii) timely paid or made adequate provision for payment of all taxes shown on such returns to be owed by them or which they are obligated to withhold from amounts owing to any employee (including, but not limited to, social security taxes), creditor or third party, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, there is no pending or, to the Company's knowledge, threatened dispute with any taxing authority relating to any of said returns which would reasonably be expected to result in a Material Adverse Effect.

4.11.  REGISTRATION RIGHTS.

    Except as set forth in (i) the Registration Rights Agreement, (ii) Section 4(f) of the Tandy Note, (iii) Section 3.8 of the Indenture dated as of December 1, 1993 between the Company and First National Trust Association, as trustee, and (iv) warrants issued to directors of the Company prior to the date of this Agreement, the Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

4.12.  OFFERING.

    Subject to the accuracy of the Purchaser's representations in Section 5.5, the offer, issuance and sale of the New Issue Shares will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable United States state securities or blue sky laws and regulations governing the offer, sale or issuance of the New Issue Shares.

4.13.  INSURANCE.

    The Company and its subsidiaries maintain (i) adequate insurance on all assets and activities of a type customarily insured by companies similarly situated, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including products liability), claims and risks against which it is customary for companies similarly situated as the Company and its subsidiaries to insure. The Company and its subsidiaries have complied in all material respects with all of their insurance policies and bonds.

4.14.  CERTAIN TRANSACTIONS.

    Except as set forth in the SEC Reports or as contemplated by this Agreement,
(i) neither the Company nor any of its subsidiaries is indebted directly or indirectly to any of its officers or directors, or to members of their respective immediate families, other than for payment of salary for services rendered and reasonable expenses; and none of said officers or directors or any members of their immediate families, are indebted to the Company or any of its subsidiaries, and (ii) no transaction or series of similar transactions in which the amount involved exceeds $60,000 has been effected between the Company or any of its subsidiaries and any director or officer of the Company or any of its subsidiaries or any members of their respective immediate families, other than amendments to arrangements with officers of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof.

4.15.  EMPLOYEES AND ERISA.

    The SEC Reports describe in all material respects all plans and arrangements pursuant to which the Company or any of its subsidiaries is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents or any transaction or transactions resulting in a change of control of, or investment by a Third Party in, or combination by a Third Party with, the Company or any of its subsidiaries. The Company is not aware that any officer, director, executive or key employee of the Company or any of its subsidiaries or any group of employees of the Company or any of its subsidiaries has any plans to terminate his, her or its employment with the Company or any of its subsidiaries (other than as previously disclosed to the Purchaser in writing). The Company and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. No labor dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect. Each employee benefit plan (as defined in ERISA
Section 3(3)) maintained or contributed to by the Company or any of its subsidiaries that is subject to ERISA conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable federal laws; no material liability under ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any such plan except regular periodic contributions to such plans; full payment has been made of all amounts that the Company and its subsidiaries are required to have paid as contributions to such plans; there is not in the aggregate any accumulated funding deficiency with respect to such plans; and to the Company's knowledge, the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets.

4.16.  INTELLECTUAL PROPERTY.

    The Company and each of its subsidiaries own or possess, or has the right to use, the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, "Intellectual Property") to be employed by them in connection with its business as conducted and proposed to be conducted to the extent that the failure of the Company and its subsidiaries to own or have the right to use the Intellectual Property would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The unlicensed use of such Intellectual Property in connection with the business and operations of the Company and its subsidiaries does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect.

4.17.  ENVIRONMENTAL LAWS AND REGULATIONS.

    Except as set forth in the SEC Reports, (i) the Company and each of its subsidiaries is in compliance with all applicable laws and regulations of any Governmental Authority relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law except for such Environmental Claims as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or materially interfere with such material compliance in the future;
(iv) there are no Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about any property which has been owned, occupied or otherwise operated by the Company, the investigation and remediation of which would not reasonably be expected to have Material Adverse Effect; and
(v) no Hazardous Materials have been sent offsite by or on behalf of the Company from any property owned, occupied or otherwise operated by the Company, except to the extent that any investigation and remediation of such Hazardous Materials would not reasonably be expected to have a Material Adverse Effect.

4.18.  BROKERS.

    No finder, broker, agent, financial advisor or other intermediary other than Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Asia Pacific Ventures has acted on behalf of the Company in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith. The Company has provided to the Purchaser copies of the Company's engagement letters with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Asia Pacific Ventures in connection with the transactions contemplated by this Agreement.

                                  ARTICLE 5.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  The Purchaser represents and warrants to the Company as follows:

5.1.  ORGANIZATION, GOOD STANDING, AND QUALIFICATION.

    The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the Republic of Korea and has all necessary power and authority under applicable law to own its property and to conduct its business as now owned and conducted.

5.2.  AUTHORITY.

    The Purchaser has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Purchaser, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (except that the Purchaser's representations and warranties in this sentence regarding the Commercial Agreements shall be deemed made only as of the Closing at which such Commercial Agreements are to be executed and delivered). This Agreement has been duly executed and delivered by the Purchaser and is, and the other Transaction Documents to be entered into by the Purchaser will be, when executed and delivered by the Purchaser (and assuming this Agreement and such other Transaction Documents to be entered into by the Company constitute legal, valid, and binding obligations of the Company), legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts to which the Purchaser is or is expected to be party may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3.  NO VIOLATION.

    Neither the execution or delivery of this Agreement or any of the other Transaction Documents to be executed and delivered by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in the material breach of any term or provision of, or constitute a default under, any charter provision, bylaw, material contract, order, law or regulation to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is in any way bound or obligated.

5.4.  GOVERNMENTAL CONSENTS.

    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is or is expected to be party, except (i) those required by HSR and as may be required under Exon-Florio, (ii) those required by federal and state securities laws, (iii) approval by all necessary government officials and agencies of the Republic of Korea, (iv) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) where failure to obtain such Consents would not have a material adverse effect on the Purchaser.

5.5.  SECURITIES LAWS.

5.5.1.  Investment Intent.

    The New Issue Shares are being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such shares. The Purchaser understands that the New Issue Shares will not have been registered under the Securities Act and that any disposition thereof by the Purchaser must be registered under the Securities Act or exempt from such registration.

5.5.2.  Sophistication.

    The Purchaser is able to bear the economic risk of an investment in the New Issue Shares pursuant to this Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the New Issue Shares.

5.6.  OFFER AND PROXY MATERIALS.

    The Offer Documents to be filed with the Commission and distributed to the Company's stockholders pursuant to Section 3.4 (i) will comply in all material respects with all applicable federal securities laws, and (ii) will not, on the date first so filed and distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation is made by the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents), and thereafter the Purchaser will supplement or correct the Offer Documents if and to the extent that they shall be false or misleading in any material respect, subject to correction by the Company of any information provided by the Company for use in the Offer Documents to the extent it shall be false or misleading in any material respect. None of the information relating to the Purchaser supplied in writing by the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Materials will, at the time they are first filed with the Commission or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and thereafter the Purchaser will correct such information if and to the extent it may be false or misleading in any material respect.

5.7.  BROKERS.

    No finder, broker, agent, financial advisor, or other intermediary other than Salomon Brothers Inc has acted on behalf of the Purchaser in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith.

5.8.  OWNERSHIP OF VOTING STOCK.

    Neither the Purchaser or any of its Affiliates nor any person with whom the Purchaser or any Affiliate of the Purchaser is acting (within the meaning of Section 13(d)(3) of the Exchange Act) as a partnership, limited partnership, syndicate or other group (within the meaning of Section 13(d)(3) of the Exchange
Act) for the purpose of acquiring, holding or disposing of securities issued by the Company Beneficially Owns Voting Stock as of the date of this Agreement or will, as of any Closing, Beneficially Own any Voting Stock or rights to acquire Voting Stock of the Company other than the Common Stock to be purchased by the Purchaser hereunder or pursuant to the Offer.

5.9.  FINANCING.

    The Purchaser has the funds, or has written commitments from responsible financial institutions, to provide the funds necessary to consummate the Offer and the transactions to occur at (and will have the same at the time of) the Closing.

                                  ARTICLE 6.
                                  COVENANTS

6.1.  PROXY SOLICITATION AND STOCKHOLDER APPROVAL.

6.1.1.  Proxy Materials.

    As promptly as practicable and in no event later than twenty (20) days after the execution and delivery of this Agreement, the Company shall prepare and file with the Commission pursuant to the Exchange Act and the rules promulgated thereunder preliminary proxy materials related to the solicitation of proxies from the Company's stockholders to approve the Stockholder Proposals, and thereafter shall use its best efforts to respond to any comments of the Commission with respect thereto and to distribute a proxy statement and related proxy materials with respect thereto (the "PROXY MATERIALS") to the Company's stockholders not later than May 1, 1995. The Purchaser shall provide to the Company in writing all information regarding the Purchaser necessary for the preparation of the Proxy Materials, which information shall be accurate and shall not contain any misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Purchaser and its counsel shall be given an opportunity to review the Proxy Materials prior to the filing thereof with the Commission and distribution thereof to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Company receives (directly or through its counsel) from the Commission or its staff with respect to the Proxy Materials promptly after receipt of such comments. The Proxy Materials (i) shall comply in all material respects with applicable federal securities laws, and (ii) when first filed in final form with the Commission and distributed to the Company's stockholders and on the date of the special meeting of stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Proxy Materials. The Company shall thereafter supplement or correct the Proxy Materials if and to the extent that they shall have become false or misleading in any material respect, subject to correction by the Purchaser of any information provided by it for use in the Proxy Materials to the extent it shall be false or misleading in any material respect. The Proxy Materials shall include the Board's recommendation that the Company's stockholders grant proxies to approve the Stockholder Proposals, provided, however, that such recommendation may be omitted therefrom or withdrawn or modified to the extent that the Board determines by majority vote and in its good faith judgment, based as to legal matters upon the written opinion of outside legal counsel, that it is required to do so in the exercise of its fiduciary duties.

6.1.2.  Stockholders' Meeting.

    As promptly as practicable, the Company shall schedule and set a record date for a special meeting of its stockholders to occur not later than May 31, 1995 at which the Stockholder Proposals will be submitted to a vote of the Company's stockholders. The Company shall conduct such stockholders' meeting and shall take all reasonable actions thereat and in connection therewith, consistent with its Certificate of Incorporation and Bylaws and applicable law, as may be required to obtain stockholder approval of the Stockholder Proposals, including, without limitation, causing all proxies received from the Company stockholders to vote on the Stockholder Proposals to be voted in accordance with the instructions set forth therein.

6.2.  CONDUCT OF BUSINESS OF THE COMPANY.

    Except as contemplated by this Agreement, during the period from the date hereof until the Closing, the businesses and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly approved by the Purchaser in writing (which approval shall not be unreasonably withheld unless it relates to any action described in Section 6.2(h), in which case such approval may be withheld in the Purchaser's sole discretion), neither the Company nor any of its subsidiaries shall, prior to the Closing:

      (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Voting Stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements as in effect as of the date hereof and except for grants made under existing employee benefit plans consistent in amounts and terms with past practice to (i) employees other than officers and directors, and (ii) persons who become officers or directors of the Company after the date of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof (except for amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof);

       (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities (other than as required in accordance with their terms as in effect on the date hereof) or any securities of its subsidiaries not owned directly or indirectly by the Company;

       (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole, and except for obligations of subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees (other than officers and directors of the Company) and loans to subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, in each case in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole), (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or
(v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens; provided, however, that the Company may (a) enter into and borrow pursuant to a credit arrangement up to $100 million secured by its foreign receivables, and (b) refinance or replace the Company's existing Credit Agreement dated December 23, 1994, as amended through the date hereof (the "Credit Agreement") if the maximum borrowing ability under such refinanced or replacement financing arrangement does not exceed $225 Million and the other terms of such refinanced or replacement financing arrangement are not materially less favorable to the Company than the Credit Agreement.

       (d) except as may be required by law or as contemplated by this Agreement, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries except that the Company may enter into employment, severance, or other employee benefit agreements in the ordinary course of business and consistent with the past practice with officers hired after the date hereof; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any employee or agent (other than directors and officers) of the Company or any of its subsidiaries except for increases in the ordinary course of business and consistent with past practice or amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

       (e) acquire, sell, lease or dispose of any assets (including, without limitation, patents, trademarks, copyrights, trade secrets, or other intangible assets) outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or take any action that would materially and adversely affect the Intellectual Property rights of the Company;

       (f) except as may be required by GAAP or as a result of a change in law, change any of the accounting principles used by it or revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

       (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) authorize any new capital expenditure or expenditures that, in the aggregate, are in excess of $7.5 Million, provided that none of the foregoing shall limit any capital expenditure already included in the Company's 1995 capital expenditure budget previously provided to the Purchaser;

       (h) take any of the actions listed in Section 5.1 of the Stockholder Agreement, to the extent that such actions would otherwise not be proscribed by this Section 6.2, or

       (i) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(h).

6.3.  OTHER POTENTIAL BIDDERS.

    The Company and its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Third Party Acquisition. The Company agrees that it will not, unless and until this Agreement is terminated in accordance with its terms, directly or indirectly:

    (1) initiate, solicit or encourage any discussions with any Third Party regarding any Third Party Acquisition, or

    (2) hold any such discussions with Third Parties (whether or not such discussions have heretofore been held with such Third Party) or enter into any agreement with any party other than the Purchaser concerning any Third Party Acquisition;

provided, however, that to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, the Company may (A) in response to a request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person and (B) upon receipt by the Company of a proposal with respect to a Third Party Acquisition, following delivery to the Purchaser of the Notice of Superior Proposal described below, participate in negotiations regarding such proposal.

    Subject to the following sentence, the Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition. Notwithstanding the foregoing, in the event the Board receives a Superior Proposal (as defined below), the Board may (subject to the following sentences and compliance with Section 8.1) to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth Business Day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by this Agreement (or otherwise proposed by the Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act prior to the fourth Business Day following the Purchaser's receipt of a Notice of Superior Proposal, provided that the Company does not approve or recommend a proposal.

6.4.  ACCESS TO INFORMATION; CONFIDENTIALITY.

6.4.1.  Access.

    Between the date hereof and the Closing, during normal business hours and without undue disruption of the Company's business, the Company shall give the Purchaser and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, shall permit the Purchaser to make such inspections as the Purchaser may reasonably require and shall cause the Company's officers and those of its subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as the Purchaser may from time to time reasonably request. However, access to information concerning (i) the pricing of competing products of the Purchaser and the Company, and principal components of such products, and (ii) the customers for competing products of the Purchaser and the Company, shall be limited as may be required by applicable law.

6.4.2.  Confidentiality.

    Any Confidential Information (as defined in the Confidentiality Agreement) disclosed by the Purchaser or the Company to the other pursuant hereto or in connection with the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to and handled by the Purchaser and the Company in accordance with the Confidentiality Agreement, provided, however, that notwithstanding the Confidentiality Agreement, (i) the Confidential Information may be used for purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents as well as for evaluation thereof, (ii) return and destruction of Confidential Information pursuant to the Confidentiality Agreement shall be subject to the needs of the parties to use such Confidential Information in connection with the transactions and activities contemplated by this Agreement and the other Transaction Documents and to the right of each party to its work product, and (iii) the Confidentiality Agreement shall not vitiate or alter any representation, warranty, or covenant set forth herein or in any other Transaction Document.

6.5.  ADDITIONAL AGREEMENTS; REASONABLE EFFORTS.

    Subject to the terms and conditions herein provided, each of the parties hereto shall as promptly as practicable use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to cause satisfaction of the conditions (including as set forth in Article 7) to, and to consummate and make effective, the transactions contemplated by this Agreement and the other Transaction Documents.

6.6.  HSR AND EXON-FLORIO.

    As soon as practicable after the date hereof, the Purchaser and the Company shall jointly prepare and file with the United States Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice ("ANTITRUST DIVISION") and CFIUS notification and report forms, as applicable, with respect to the sales and purchases contemplated by this Agreement pursuant to HSR and Exon-Florio and the regulations promulgated thereunder. Such notification and report forms shall materially comply as to form with all requirements applicable thereto, and all of the data and information supplied by the parties and reported in such forms shall be true, correct and complete in all material respects. The Purchaser and the Company shall comply promptly with a request for additional information and documents from the FTC, Antitrust Division or CFIUS, and shall cooperate in any review or investigation by the FTC, Antitrust Division , or CFIUS of the transactions contemplated by this Agreement in a joint effort to have any such review or investigation resolved without adverse effect upon the transactions contemplated hereby.

6.7.  PUBLIC ANNOUNCEMENTS.

    Neither the Purchaser nor the Company shall, directly or indirectly, issue any press release or other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market (or any other securities exchange upon which the Company's securities are traded), provided that if either party believes that any press release or other public statement is so required, such party shall promptly notify and consult with the other party with respect thereto.

6.8.  AMENDMENT TO RIGHTS AGREEMENT.

    Within three (3) days of the date hereof, the Company shall effect the Amendment to Rights Agreement.

6.9.  IBM LICENSE.

    The Company shall exercise its rights under Section 5.2 of that certain Agreement between International Business Machines Corporation, a New York corporation ("IBM") and the Company dated as of January 1, 1990 (the "IBM AGREEMENT") to convert the license, immunities and other rights granted to the Company pursuant to the terms and conditions of the IBM Agreement to be fully paid up by making payment of Ten Million Dollars ($10,000,000) to IBM on or before July 1, 1995.

6.10.  NOTIFICATION OF CERTAIN MATTERS.

    The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of any material breach, or the occurrence or nonoccurrence of any event that with notice or lapse of time or both would be a material breach, of any representation or warranty or covenant contained in this Agreement, provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure such breach or limit or otherwise affect the remedies available hereunder to the party receiving such notice. For purposes of this Section 6.10, "prompt notice" shall mean notice delivered within two (2) days of discovery of the breach, occurrence, or nonoccurrence precipitating such notice.

6.11.  DISCLOSURE.

    The Company shall deliver to the Purchaser promptly (but in any event within two (2) days) after transmission thereof, copies of any general communication from the Company or any of its subsidiaries to its stockholders generally, or the financial community at large, and any reports and amendments thereto filed by the Company or any of its subsidiaries with any securities exchange, the National Association of Securities Dealers, Inc., or the Commission.

                                  ARTICLE 7.
              CONDITIONS TO PURCHASE AND SALE OF NEW ISSUE SHARES

7.1.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE COMPANY.

    The obligations of the Purchaser to purchase the New Issue Shares from the Company, and of the Company to issue and sell the New Issue Shares to the Purchaser, are subject to satisfaction of the following conditions at the Closing, provided that such conditions shall apply separately to the purchase and sale of the First Issuance Shares and the Second Issuance Shares and may be satisfied or waived with respect to the purchase and sale of the First Issuance Shares or the Second Issuance Shares or both:

7.1.1.  No Prohibition.

    No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated, enforced, or threatened by any Governmental Authority that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any New Issue Shares as contemplated by this Agreement, or (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any New Issue Shares as contemplated by this Agreement.

7.1.2.  REGULATORY COMPLIANCE.

    All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the New Issue Shares as contemplated by this Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the New Issue Shares as contemplated by this Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing, provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any New Issue Shares as contemplated by this Agreement.

7.1.3.  EXON-FLORIO.

    The Purchaser and the Company shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by this Agreement, or (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by this Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

7.2.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

    In addition to the conditions set forth in Section 7.1, the obligation of the Purchaser to purchase from the Company any New Issue Shares is subject to satisfaction of the following conditions at the Closing of such purchase:

7.2.1.  Board Representation.

    The Company shall have received such resignations, if any, from members of the Board, and the Board shall have approved such resolutions, as are required to ensure that, as of the consummation of the Offer and the Closing, the Purchaser will have the Board representation described in Article 4 of the Stockholder Agreement.

7.2.2.  PERFORMANCE.

    The Company shall have performed in all material respects its obligations under this Agreement to the date of the Closing, provided that in the event of a first Closing pursuant to Section 2.3, performance of obligations hereunder required to be performed only in connection with the purchase and sale of the Second Issuance Shares and the Offer Shares shall not be conditions to such first Closing.

7.2.3.  STOCKHOLDER APPROVAL.

    The Company's stockholders shall have approved the Stockholder Proposals.

7.2.4.  AMENDED AND RESTATED CERTIFICATE AND AMENDED BYLAWS.

    The Amended and Restated Certificate and Amended Bylaws shall have been duly authorized, approved and effected, including without limitation execution of the Amended and Restated Certificate by an appropriate officer of the Company and filing thereof with the Delaware Secretary of State.

7.2.5.  AMENDMENT TO RIGHTS AGREEMENT.

    The Amendment to Rights Agreement shall have been effected by the Company and shall not have been modified or withdrawn.

7.2.6.  Founder's Agreement Waiver.

    The Founder's Agreement Waiver shall not have been modified or withdrawn.

7.2.7.  THIRD QUARTER RESULTS.

    Consolidated operating income (loss) for the Company and its subsidiaries for the fiscal year quarter ended April 1, 1995, calculated in accordance with GAAP applied on a basis consistent with the immediately preceding fiscal quarter, shall not have been less favorable than negative $ 14 million, and consolidated net cash used in operating activities for the Company and its subsidiaries for the fiscal quarter ended April 1, 1995, calculated in accordance with GAAP applied on a basis consistent with the immediately preceding fiscal quarter, shall not have exceeded $70 million.

7.2.8.  Closing Deliveries.

    The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents required to be delivered by the Company pursuant to
Section 2.2.2 or Section 2.3, as applicable.

7.2.9.  REPRESENTATIONS AND WARRANTIES TRUE.

    Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement and in each other Transaction Document shall be true in all material respects at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

7.2.10. CERTIFICATE.

    The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer of the Company certifying as to the accuracy in all material respects of the representations and warranties of the Company set forth in this Agreement and the other Transaction Documents and the performance in all material respects of the obligations required by the Company to be performed under this Agreement as of the Closing.

7.3.  CONDITIONS TO OBLIGATIONS OF THE COMPANY.

7.3.1.  Conditions Applicable to Issuance and Sale of All New Issue Shares.

    In addition to the conditions set forth in Section 7.1, the obligation of the Company to issue and sell to the Purchaser the New Issue Shares is subject to satisfaction of the following conditions at the Closing, provided that such conditions shall apply separately to the purchase and sale of the First Issuance Shares and the Second Issuance Shares and may be satisfied or waived with respect to the purchase and sale of the First Issuance Shares or the Second Issuance Shares or both:

       (a) Performance. The Purchaser shall have performed in all material respects its obligations under this Agreement to the date of the Closing, provided that in the event of a first Closing pursuant to Section 2.3, performance of obligations hereunder required to be performed only in connection with the purchase and sale of the Second Issuance Shares and the Offer Shares shall not be conditions to such first Closing.

       (b) Representations and Warranties True. Except as otherwise contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement and in each other Transaction Document shall be true in all material respects at and as of the Closing as though newly made at and as of that time.

       (c) Closing Deliveries. The Purchaser shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Purchaser pursuant to Section 2.2.1 or Section 2.3, as applicable.

       (d) Certificate. The Purchaser shall have delivered to the Company a certificate dated as of the Closing and signed by a duly authorized officer of the Purchaser certifying as to the accuracy in all material respects of the representations and warranties of the Purchaser set forth in this Agreement and the other Transaction Documents and the performance of the obligations required by the Purchaser to be performed under this Agreement as of the Closing.

7.3.2.  Conditions Applicable Only to Issuance and Sale of Second Issuance
        Shares.

    In addition to the conditions set forth in Section 7.1, the obligations of the Company to issue and sell the Second Issuance Shares to the Purchaser are subject to satisfaction of the following conditions at the Closing of such issuance and sale:

       (a) Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

       (b) Offer. The Purchaser shall have accepted for purchase (subject to proration) all shares of Common Stock properly tendered and not withdrawn pursuant to the Offer, and deposited with the depositary funds sufficient to pay the Offer Price.

       (c) Credit Agreements. The Company shall have secured amendments to or waivers under its material credit agreements and arrangements such that none of the transactions contemplated by this Agreement or the other Transaction Documents, including without limitation the arrangements contemplated by the Strategic Alliance Agreement and the rights of the Purchaser to designate certain directors of the Company and approve certain transactions under the Stockholder Agreement, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

                                  ARTICLE 8.
                                 TERMINATION

8.1.  TERMINATION BY THE COMPANY.

    The Company may terminate this Agreement, to the extent not performed, if
(a) there shall not have been a material uncured breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Purchaser's receipt of written notice specifying Purchaser's breach and the Company's intention to terminate this Agreement pursuant to this Section 8.1. In addition, subject only to the last sentence of
Section 2.3, the Company may terminate this Agreement if (i) five (5) Business Days shall have elapsed following the Purchaser's receipt of a Notice of Superior Proposal as defined in Section 6.3, (ii) the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five (5) Business Day period following receipt by the Purchaser of the Notice of Superior Proposal, and (iii) the Company shall have paid to the Purchaser Ten Million Dollars ($10,000,000) by bank cashier's check or wire transfer to an account designated by the Purchaser for this purpose.

8.2.  TERMINATION BY THE PURCHASER.

    The Purchaser may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Company's receipt of written notice specifying the Company's breach and the Purchaser's intention to terminate this Agreement pursuant to this Section 8.2. In addition, the Purchaser may terminate any or all of its obligations under this Agreement, to the extent not performed, if (a) the Board shall have (1) withdrawn or (2) modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or (b) a Third Party Acquisition has occurred or any Third Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition.

8.3.  TERMINATION BY THE PURCHASER OR THE COMPANY.

    The Purchaser or the Company may terminate this Agreement (i) to the extent that performance thereof is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations hereunder pursuant to this Section 8.3(i) shall have used its best efforts to remove such prohibition, injunction, or restraint or (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares shall not have been completed by June 30, 1995 and the failure of such purchase to have been completed on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill in all material respects any undertaking or commitment provided for herein that is required to be fulfilled by such party prior to such time.

8.4.  EFFECT OF TERMINATION.

    In the event of the termination of this Agreement pursuant to Section 8.3,
Section 8.2, or the first sentence of Section 8.1, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except that (i) termination hereof shall not void any purchase of Common Stock by the Purchaser prior to such termination or the provisions of any Transaction Document applicable to, or rights accruing to the Purchaser by virtue of, the Purchaser's ownership of such Common Stock, (ii) Sections 6.4.2 (Confidentiality), 6.7 (Public Announcements), 9.2 (Governing
Law), 9.4 (Expenses), and 9.5 (Notices) shall survive such termination and remain in full force and effect notwithstanding such termination, and (iii) no termination hereof shall relieve the Purchaser or the Company from liability for any breach of this Agreement. In the event of termination of this Agreement pursuant to the second sentence of Section 8.1, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except as provided in the last sentence of Section 2.3, and if the Purchaser purchases the First Issuance Shares pursuant to the last sentence of Section 2.3, the representations and warranties of the Purchaser set forth in Article 4 shall survive the termination of this Agreement but shall be deemed to have been made only as of the date hereof.

                                  ARTICLE 9.
                                MISCELLANEOUS

9.1.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    Regardless of any party's investigations prior to the Closing, the representations and warranties contained herein shall survive the Closing and shall terminate and expire on the second anniversary of the date of the Closing, except for Section 4.17 (Environmental), which shall terminate and expire on the sixth anniversary of the date of the Closing, unless on or before such second or sixth anniversary, as the case may be, either party has notified the other party in writing of a claim with respect to such representation or warranty in which case such representation or warranty shall survive until termination or resolution of such claim.

9.2.  GOVERNING LAW; CONSENT TO JURISDICTION.

    This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or the Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.5. Nothing in the proceeding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

9.3.  EXPORT CONTROLS.

    The Purchaser shall not export, directly or indirectly, (i) any technical data it has or will acquire from the Company pursuant to this Agreement, or (ii) any product utilizing any such data, to any country for which any Federal or state regulatory agency or body at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

9.4.  EXPENSES.
    Except as set forth in the second sentence of Section 8.1, each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, the performance of its covenants herein and therein, and the effectuation of the transactions contemplated hereby and thereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement or any other Transaction Document .

9.5.  NOTICES.

    In case of any event or circumstance giving rise to an obligation of the Purchaser or the Company to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

          To the Company:     AST Research, Inc.
                              16215 Alton Parkway
                              Irvine, California 92718
                              Attention:  Chief Executive Officer
          with a copy to:     Skadden, Arps, Slate, Meagher & Flom
                              300 South Grand Avenue
                              Los Angeles, CA 90071-3144
                              Attention:  Thomas C. Janson, Jr., Esq.
          To the Purchaser:   Samsung Electronics Co., Ltd.
                              Samsung Main Building
                              250, 2-Ka, Taepyung-Ro, Chung-Ku
                              Seoul, Korea  100-742
                              Attention:  General Legal Counsel
          with a copy to:     Gibson, Dunn & Crutcher
                              333 South Grand Avenue
                              Los Angeles, CA 90071-3197
                              Attention:  Andrew E. Bogen, Esq.

9.6.  WAIVER.

    Each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

9.7.  THE PURCHASER SUBSIDIARIES; SUCCESSORS, ASSIGNMENT, AND PARTIES IN
      INTEREST.

    This Agreement and the rights hereunder may not be assigned by the Purchaser or the Company without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that the Purchaser may (i) exercise any or all rights and/or fulfill any or all obligations under this Agreement (including, without limitation, the purchase of any New Issuance Shares and Offer Shares) in conjunction with or through one or more wholly owned subsidiaries of the Purchaser; and/or (ii) assign this Agreement to an Affiliate or Affiliates of the Purchaser; provided that the Purchaser (a) may not perform any obligations through a subsidiary or assign this Agreement to an Affiliate prior to the Closing if doing so would delay the

Closing, and (b) shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and the Company and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.8.  ENTIRE AGREEMENT.

    This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto (including without limitation all term sheets). The provisions of the Confidentiality Agreement addressing matters other than the handling of Confidential Information shall be inapplicable from the date of this Agreement until the termination, if any, of this Agreement, and upon any such termination, this Agreement shall cease to be deemed a "definitive agreement" under the Confidentiality Agreement as if this Agreement were never entered into for purposes thereof. Notwithstanding the foregoing, however, the provisions of the Confidentiality Agreement related to nonsolicitation of employees shall continue in effect until the date of the Closing of the purchase and sale of the Second Issuance Shares, whereupon they shall terminate. The parties acknowledge that their agreements hereunder and thereunder were not procured through representations or agreements not set forth herein or therein.

9.9.  AMENDMENT.

    This Agreement may be amended only to the extent permissible under applicable law and only by a written instrument executed and delivered by a duly authorized officer of the Purchaser and a duly authorized officer of the Company.

9.10.  SEVERABILITY.

    The provisions set forth in this Agreement and the other Transaction Documents are severable. If any provision of this Agreement or any other Transaction Document is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement and the other Transaction Documents, and the application of such provision to other persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11.  CUMULATION OF REMEDIES.

    All remedies available to any party for breach or non-performance of this Agreement or any other Transaction Document are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

9.12.  FAIR CONSTRUCTION.

    This Agreement and the other Transaction Documents shall be deemed the joint work product of the Purchaser and the Company without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

9.13.  HEADINGS; REFERENCES.

    Headings used in this Agreement and the other Transaction Documents are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement or the other Transaction Document, as the case may be, for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof. References herein or therein to Sections, Schedules, and Exhibits are, unless otherwise designated, references to the specified Section, Schedule, or Exhibit hereof or hereto or thereof or thereto, as the case may be.

9.14.  COUNTERPARTS.

    This Agreement and the other Transaction Documents may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST Research, Inc.,                          SAMSUNG ELECTRONICS CO, LTD.
  a Delaware corporation                       a Korean corporation

   By: Safi U. Qureshey                         By: (Authorized Officer)
      ---------------------------                  ----------------------------
Title: Chief Executive Officer               Title:
       and Chairman of the Board

                                                                       ANNEX C


                          LETTER OF CREDIT AGREEMENT


    This Letter of Credit Agreement (this "AGREEMENT") is entered into as of __________ __, 1995 by and between Samsung Electronics Company, Ltd., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corpora tion (the "COMPANY").

    A.   The Purchaser and the Company have entered into that certain
Stock Purchase Agreement dated as of February 27, 1995 (the "STOCK PURCHASE AGREEMENT") pursuant to which the Purchaser is acquiring certain shares of the Company's Common Stock.

    B. As a result of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be a significant stockholder of the Company.

    C. It is a condition to certain of the transactions contemplated by the Stock Purchase Agreement and the desire of the Purchaser and the Company that this Agreement be entered into to establish certain terms and conditions concerning the Purchaser's providing certain credit support to the Company as set forth herein.

    D.   That certain Stockholder Agreement attached as Exhibit G to the
Stock Purchase Agreement provides for the ability of the Purchaser to acquire additional shares of the Company's Common Stock as contemplated herein, which shares would be covered by that certain Registration Rights Agreement attached as Exhibit F to the Stock Purchase Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    Capitalized terms used in this Agreement without definition shall have the respective means accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

    "ADVANCE AMOUNT" shall have the meaning provided in Section 3.2.

    "ADVANCE DATE" shall have the meaning provided in Section 3.2.

    "AMOUNT" means the Advance Amount or the Draw Amount, as applicable.

    "BANK" shall have the meaning provided in Section 2.1.

    "CLOSING PRICE" means the average of the closing bid and asked prices of the Shares on the over-the-counter market on the day in question as reported on the Nasdaq National Market; or, if the Shares are listed on the New York Stock Exchange, the closing sales price, regular way, on the New York Stock Exchange on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on the New York Stock Exchange, or, if the Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Shares are listed or admitted to trading; or, if not so listed or admitted for trading, in such manner as may be reasonably determined by any New York Stock Exchange member firm selected from time to time by the Board for that purpose.

    "CURRENT MARKET PRICE" per Share on any date of determination means the average of the daily closing prices for the twenty (20) consecutive Trading Dates ending on the Trading Date immediately preceding the date of determination of the Current Market Price.

    "DATE" means the Advance Date or the Draw Date, as applicable.

    "DRAW AMOUNT" shall have the meaning provided in Section 3.1.

    "DRAW DATE" means the date of a draw by Tandy pursuant to Section 2.2.

    "REIMBURSEMENT DATE" shall have the meaning provided in Section 3.1.

    "TANDY" means Tandy Corporation, a Delaware corporation.

    "TANDY NOTE" means that certain promissory note due July 11, 1996, issued by the Company to Tandy in the principal amount of $96,720,000.00 as of the date hereof.

    "TRADING DATE" means a date on which the Nasdaq National Market or the New York Stock Exchange (or any successor to such Exchange), as applicable, is open for the transaction of business.

                                   ARTICLE 2
                                CREDIT SUPPORT

    2.1 LETTER OF CREDIT. As credit support for the Company's obligations under the Tandy Note, the Purchaser, as applicant (and without any participation by or further obligation of the Company), shall cause Bank of America National Trust and Savings Association ("BANK OF AMERICA") or any investment graded bank permitted by the terms of the Tandy Note or otherwise acceptable to Tandy (including, if applicable, Bank of America, the "BANK") to issue, on or prior to the Closing of the purchase and sale of the Second Issuance Shares, a standby letter of credit in the form required by the Tandy Note or otherwise acceptable to Tandy and permitting the Company to withdraw and terminate any credit support of its own for the Tandy Note, naming Tandy as the beneficiary thereunder, in an amount not less than the lesser of (x) $75,000,000.00 or (y) the outstanding principal amount of the Tandy Note on such date. Not later than three (3) Business Days prior to the expiration or termina tion of such standby letter of credit or any replacement standby letter of credit complying with the terms hereof, the Purchaser, as applicant (and without any participation by or further obligation of the Company), shall cause the Bank to deliver a replacement standby letter of credit in the form required by the Tandy Note, or otherwise acceptable to Tandy, naming Tandy as the benefi ciary thereunder, in an amount not less than the lesser of (x) $75,000,000.00 or (y) the outstanding principal amount of the Tandy Note at such time. The Company shall promptly pay to the Bank (if requested in writing by the Purchas er) or reim-burse the Purchaser, as applicable, for the fees charged by the Bank in connection with the standby letters of credit issued in accordance with this
Section 2.1.

    2.2 DRAWS UNDER LETTER OF CREDIT. Funds under the standby letter of credit pursuant to Section 2.1 shall not be subject to Korean regulatory approval (except for necessary approvals, if any, received prior to the date hereof) and shall be available to Tandy by their draft drawn on the issuing bank at sight, so long as accompanied by a statement dated on or before the date of presentation and signed by a person stated to be an authorized officer of Tandy reading as follows:

       "We hereby certify that AST Research, Inc., has defaulted under the terms of the Promissory Note dated July
    12, 1993 between Tandy Corporation and AST Research, Inc.
    and Tandy Corporation has exercised the right of Acceleration pursuant to Section 8 of the Promissory Note."

Such standby letter of credit shall provide that it will be payable on a Business Day within three days of sight as set forth in this Section 2.2. Except as otherwise expressly provided in this Agreement, the Purchaser shall have no obligation to perform any obligation of the Company under the Tandy Note.

                                   ARTICLE 3
                      REIMBURSEMENT; ADVANCEMENT OF FUNDS

    3.1 REIMBURSEMENT. The Company hereby promises to reimburse the Purchaser, as provided in Section 3.3, for any draws by Tandy pursuant to
Section 2.2, on a date (the "REIMBURSEMENT DATE") agreed upon by the Company and the Purchaser, which shall be no later than ten (10) Business Days following the receipt by the Company of a written notice setting forth the date and amount (the "DRAW AMOUNT") of each draw by Tandy pursuant to Section 2.2.

    3.2 ADVANCES OF FUNDS. Subject to any necessary Korean regulatory approval, the Purchaser hereby promises to advance the Company in cash, and the Company promises to repay the Purchaser as provided in Section 3.3, any amounts requested by the Company, not to exceed $75,000,000.00 (less any amounts previously drawn on the Letter of Credit in accordance with Section 2.2), solely for prompt application in making required principal payments in respect of the Tandy Note, on a date (the "ADVANCE DATE") agreed upon by the

Company and the Purchaser, which shall be no later than fifteen (15) Business Days following the receipt by the Purchaser of a written notice setting forth the date and amount (the "ADVANCE AMOUNT") of each required payment in respect of the Tandy Note for which an advance is being requested under this Section
3.2. Notwithstanding the foregoing, the obligation of the Purchaser to advance such funds shall be conditioned on the Company having provided to the Purchaser written evidence reasonably satisfactory to the Purchaser that the Company has available all other funds, if any, necessary to pay in full such required principal payments. The Purchaser represents and warrants to the Company that it will use its best efforts to obtain all necessary regulatory approvals for any such advances which may be required as set forth herein.

    3.3 REPAYMENT OF AMOUNTS. On each Date the Company shall, at the Purchaser's election (which shall be made in writing and provided to the Company no later than five (5) Business Days following the date of the notice required under Section 3.1 or 3.2, as applicable), either (a) provide a promissory note in favor of the Purchaser with a principal amount equal to the applicable Amount, in the form of Schedule I hereto; or (b) agree to issue to the Pur chaser, within ten (10) Business Days following receipt by the Company of a written notice setting forth such election, that number of Shares (rounded to the nearest whole Share) having a Current Market Price as of the Date equal to the applicable Amount (subject to the 49.9% ownership limitation contained in Section 2.1.7 of the Stockholder Agreement). At the election of the Purchaser, the Company shall so repay the Purchaser using any combination of the mechanisms provided in the preceding clauses (a) and (b), so long as the sum of the principal amount of a loan under clause (a) and the Current Market Price of Shares under clause (b) in no event exceed the applicable Amount. The Company represents and warrants to the Purchaser that, assuming due execution, delivery and performance by the Purchaser of its obligations under this Article 3, (x) each promissory note to be provided under clause (a) will, at such time, be duly authorized and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity), and (y) any Shares to be issued under clause (b) will, at such time, be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens or restrictions (unless created by the Purchaser), other than restrictions under the Stockholder Agreement or under applicable law.

                                   ARTICLE 4
                                 MISCELLANEOUS

    4.1 TERMINATION. This Agreement and the rights and obligations of the Purchaser and the Company hereunder, other than under Article 4 hereof, shall terminate on July 31, 1996.

    4.2  STOCK PURCHASE AND OFFER AGREEMENT.   The provisions of Article 9
(other than Section 9.2) of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such Article 9 to"this Agreement" were references to this Agreement.

    4.3 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of California or the Federal courts of the United States of America sitting in California, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.5 of the Stock Purchase Agreement. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


AST RESEARCH, INC.            SAMSUNG ELECTRONICS COMPANY, LTD.

By:                           By:
Name:                         Name:
Title:                        Title:

                                                                      SCHEDULE I


                                   [FORM OF]
                                PROMISSORY NOTE

$________                  [insert date of applicable Draw]______________, 199__
                                                           Irvine, California


    FOR VALUE RECEIVED, AST Research, Inc., a Delaware corporation ("Bor rower"), hereby unconditionally promises to pay to Samsung Electronics Company, Ltd., a Korean corporation ("Lender"), or assigns, at the address listed in
Section 7 below, or at such other place as the holder hereof may from time to time notify Borrower in writing, the principal sum of ____________ DOLLARS ($________), together with interest from the date hereof, on the outstanding principal amount at the rate set forth herein below. Lender has lent to Borrower the sum of _________ DOLLARS ($________) on the date hereof.

    1.  The outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall bear interest at the Applicable Rate (as defined below) determined as of the day (the "Determination Date") which is three business days before the date on which interest is next due. The "Applica ble Rate" for each interest accrual period during which this Note is outstanding shall mean the rate, on an annualized basis, most recently announced as of the Determination Date by Bank of America National Trust and Savings Association as
its reference rate.   Interest on the outstanding principal amount shall be
payable semiannually on __________   and __________  of each year, commencing
__________, 199__, and shall be calculated on the basis of a 360-day year of
twelve 30-day months.   Interest will accrue from the most recent date to which
interest has been paid or, if no interest has been paid, from the date of issuance.

    2. The principal sum of this Note, together with all accrued and unpaid interest hereon and all other amounts due hereunder, shall be due and payable in full on the earlier to occur of (a) [insert the date which is three years from the date hereof] (the "Maturity Date") or (b) such time as Lender declares the entire amount of this Note due and payable in accordance with the provisions of Section 4 hereof.

    3. Principal and interest and all other amounts due hereunder shall be payable in lawful money of the United States of America. Payments shall be applied first to interest on past due interest, second to past due interest, third to accrued interest, fourth to all other amounts (other than principal) due hereunder, and fifth to principal. The undersigned may prepay all or part of this Note at any time and from time to time without penalty.

    4.  An event of default ("Event of Default") hereunder shall occur if:

       a. Borrower shall fail to pay any amount due hereunder as and when due;

       b. there shall be a default under any evidence of indebtedness for borrowed money of Borrower or any of its subsidiaries having a principal amount in excess of $25 million (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such indebtedness has been accelerated prior to its stated maturity;

       c. Borrower shall admit in writing its inability to pay or shall be unable to pay its debts as they become due, or shall apply for a receiver, trustee or similar officer with respect to all or a substantial part of its property or shall institute by petition, application, answer, consent or other wise, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceedings relating to Borrower under the laws of any jurisdiction; or

       d. Any creditor of Borrower shall apply for a receiver, trustee or similar officer with respect to all or a substantial part of Borrower's prop erty or shall institute by petition, application, answer, consent or otherwise, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceedings relating to Borrower under the laws of any jurisdiction, and such petition, bankruptcy, or other proceeding shall not be stayed, bonded or discharged within ninety (90) days.

  Upon the occurrence of any Event of Default, and at such time as any Event of Default is continuing, the holder hereof, at its option, may declare all sums due hereunder immediately due and payable without notice or demand.

    5. No failure or delay on the part of the holder of this Note or the failure to exercise any power or right under this Note shall operate as a waiver of such power or right or preclude other or further exercise thereof or the exer cise of any other power or right. No waiver by the holder of this Note will be effective unless and until it is in writing and signed by such holder. No waiver of any condition or performance will operate as a waiver of any subse quent condition or obligation. The undersigned hereby waives diligence, present ment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note.

    6. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Note, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

    7. Notices required or permitted to be given under this Note to any party hereto by any other party shall be in writing and shall be deemed to have been duly delivered and given when personally delivered to the party (including by express courier service) or sent by facsimile transmission at the address or number set forth below, or any such other address or number as shall be given in writing by the respective party to all other parties:

Borrower:         AST Research, Inc.
                  16215 Alton Parkway
                  Irvine, CA 92718
                  Attention: Chief Financial Officer

with a copy to:
                  Skadden, Arps, Slate, Meagher & Flom
                  300 South Grand Avenue, 34th Floor
                  Los Angeles, CA 90071
                  Attn:  Thomas C. Janson, Jr.

Lender:           Samsung Electronics Company, Ltd.

                  Attn:

with a copy to:
                  Gibson, Dunn & Crutcher
                  333 South Grand Avenue
                  Los Angeles, CA 90071
                  Attn: Andrew Bogen

    8. This Note, its validity, construction and effect, shall be gov erned by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles. Borrower and Lender agree that (i) any legal action or proceeding arising out of or in connec tion with this Note or the transactions contemplated hereby shall be brought exclusively in the courts of the State of California or the Federal courts of the United States of America sitting in California, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in
Section 7 hereof. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

    9. It is the intent of Borrower and Lender in the execution of this Note and in all transactions related hereto to comply with the usury laws of the State of California (or the usury laws of any other state that might be deter mined by a court of competent jurisdiction to be applicable notwithstanding such choice of law, hereinafter collectively referred to as "Usury Laws"). In the event that, for any reason, it should be determined that the Usury Laws apply to the Loan evidenced hereby, Borrower and Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the Usury Laws. In such event, if Lender shall collect monies or other property which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the Usury Laws, all such sums or property deemed to constitute interest in excess of such maximum rate shall, at the option of Lender, be credited to the payment of the principal sum due hereunder.

    10. This Note shall not be assignable by Borrower. This Note shall be assignable by Lender and shall inure to the benefit of Lender and its succes sors and assigns.

    IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered as of the day and year first above written.


                                       AST RESEARCH, INC.


                                       By:______________________________
                                       Name:
                                       Title:

                                                                       ANNEX D


                         REGISTRATION RIGHTS AGREEMENT
                            DATED AS OF ____, 1995
                                BY AND BETWEEN
                              AST RESEARCH, INC.
                                      AND
                         SAMSUNG ELECTRONICS CO., LTD.

                         REGISTRATION RIGHTS AGREEMENT


This Registration Rights Agreement (this "AGREEMENT") is entered into as of
       , 1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "INVESTOR") and AST Research, Inc., a Delaware corporation (the "COMPANY").

    A. The Investor and the Company have entered into that certain Stock Purchase Agreement dated as of February 27, 1995 (the "STOCK PURCHASE AGREEMENT") pursuant to which the Investor is acquiring certain shares of the Company's Common Stock.

    B. The execution and delivery of this Agreement is a material inducement and consideration to the Investor to enter into the Stock Purchase Agreement and a condition to the transactions contemplated thereby.

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Investor and the Company hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    Capitalized terms used in this Agreement without definition shall have the respective meanings accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

    "ADVERSE DISCLOSURE" means public disclosure of material non-public information relating to a Significant Transaction, which disclosure (i) would, in the good faith judgment of the Board, based as to legal matters on the written opinion of outside counsel, be required to be made in any registration statement filed with the Commission by the Company so that such registration statement would not be materially misleading; (ii) would not, in the good faith judgment of the Board, based as to legal matters on the written opinion of outside counsel, be required to be made but for the filing of such a registration statement; and (iii) would have a material adverse effect on the Company's ability to complete such Significant Transaction, or the terms upon which such Significant Transaction can be completed.

    "DEMAND REGISTRATION" has the meaning set forth in Section 2.1.

    "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing of an appropriate registration statement with the Commission in compliance with the Securities Act.

    "REGISTRABLE SHARES" means (i) the New Issue Shares, (ii) the Offer
Shares, and (iii) other shares of Common Stock acquired by the Investor and/or its Affiliates from time to time not in violation of the Stock Purchase Agreement or the Stockholder Agreement. All Registrable Shares shall continue to be Registrable Shares in the hands of such Affiliates of the Investor, but shall cease to be Registrable Shares when transferred to any person other than such an Affiliate of the Investor, or (a) when sold in a registered public offering or in accordance with Rule 144 promulgated by the Commission under the Securities Act, or (b) when permitted to be sold in accordance with Rule 144(k).

    "REGISTRATION EXPENSES" means all expenses, except Selling Expenses, incurred by the Company in complying with Articles 2 and 3, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, expenses of all marketing and promotional efforts reasonably requested by the managing underwriter and the reasonable fees (not to exceed $50,000) and reasonable disbursements of one counsel for the Investor.

    "SELLING EXPENSES" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of the Registrable Shares.

    "SIGNIFICANT TRANSACTION" means a pending or imminent material acquisition, disposition, or other business combination or divestiture or transaction.

                                   ARTICLE 2
                             DEMAND REGISTRATIONS

    2.1 REQUEST FOR REGISTRATION. At any time and from time to time after 180 days following the Closing of the purchase and sale of the First Issuance Shares, the Investor may request that the Company effect the registration of Registrable Shares (a "DEMAND REGISTRATION"). Upon receipt of such request, the Company shall use its best efforts to effect such Demand Registration, subject to the limitations set forth in Section 2.2. The Company may include in any Demand Registration any other shares of Common Stock (including issued and outstanding shares of Common Stock as to which the holders thereof have contracted with the Company for "piggyback" registration rights) so long as the inclusion in such registration of such shares will not, in the reasonable judgment of the managing underwriter(s), if any, interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the Registrable Shares sought to be registered. If it is determined as provided above that there will be such interference, the other shares of Common Stock sought to be included shall be excluded to the extent deemed appropriate by the managing underwriter(s).

    2.2 LIMITATIONS ON DEMAND REGISTRATIONS. Subject to Section 2.4, the Company's obligation to effect a Demand Registration requested by the Investor pursuant to Section 2.1 shall be subject to the following limitations:

       2.2.1. The Company shall not be required to effect any Demand Registration of fewer than 2,000,000 Registrable Shares (as adjusted for any stock splits, reverse stock splits or similar events which occur after the date hereof).

       2.2.2. The Company shall not be required to effect any Demand Registration within 18 months of the effectiveness of a Registration by the Investor of Registrable Shares registered pursuant to the previous Demand Registration effected by Company.

       2.2.3. The Company may defer its obligations to effect a Demand Registration if, in the good faith judgment of the Board, filing a registration statement with the Commission at the time a Demand Registration is requested would require Adverse Disclosure, provided that such deferral may not extend beyond the earlier to occur of (i) 180 days after the receipt by the Company of the Investor's request for such Demand Registration, or (ii) the date that filing of a registration statement with the Commission would not require Adverse Disclosure therein.

       2.2.4. If the Investor purchases the First Issuance Shares but not the Second Issuance Shares and the Offer Shares, the Company shall not be required to effect more than three (3) Demand Registrations. If the Investor purchases all of the New Issuance Shares and the Offer Shares, the Company shall not be required to effect more than six (6) Demand Registrations.

    2.3 HOLDBACK. Subject to Section 2.4, if requested (pursuant to a timely written notice) by the managing underwriter(s) of an underwritten offering or the initial purchaser(s) in any offering being resold pursuant to Rule 144A under the Securities Act of New Securities by the Company, the Investor shall agree on the same terms applicable to officers and directors of the Company not to effect any public sale or distribution of any of the Registrable Shares for a period of up to 120 days following and 15 days prior to the date of the final prospectus contained in the registration statement filed in connection with such offering.

    2.4 MINIMUM SALE AVAILABILITY. The limitations on the Company's obligations to effect Demand Registrations set forth in Sections 2.2.3 and the Investor's obligation under Section 2.3 shall not be applicable to the extent that such limitations would result in the Investor not having a period of at least 180 consecutive days within any 18-month period during which the Investor may sell Registrable Shares under a Registration effected pursuant to the provisions hereof.

    2.5 SELECTION OF UNDERWRITER. Any Demand Registration and related offering shall be managed by the Investor as follows: subject to the reasonable approval of the Company, the Investor shall have the power to select the managing underwriter(s) for such offering, and shall in consultation with the managing underwriter(s) have the power to determine the number of Registrable Shares to be included in such registration and offering (subject to applicable limitations set forth herein), the offering price per Registrable Share, the underwriting discounts and commissions per Registrable Share, the timing of the registration and related offering (subject to applicable limitations set forth herein), counsel to the Investor, and all other administrative matters related to the registration and related offering. The Company shall enter into an underwriting agreement in customary form with the underwriter(s) selected by the Investor and shall enter into such other customary agreements and take all such other customary actions as the Investor or its underwriter(s) may reasonably request to facilitate the disposition of the Registrable Shares.

                                   ARTICLE 3
                            PIGGYBACK REGISTRATIONS

    3.1 REQUEST FOR REGISTRATION. At any time that the Company proposes to register any Common Stock for sale solely for cash, either for its own account or for the account of a stockholder or stockholders (a "COMPANY REGISTRATION"), the Company shall give the Investor written notice of its intention to do so and of the intended method of sale (the "REGISTRATION NOTICE") not fewer than 25 days prior to the anticipated filing date of the registration statement effecting such Company Registration. The Investor may request inclusion of any Registrable Shares in such Company Registration by delivering to the Company, within 15 days after receipt of the Registration Notice, a written notice (the "PIGGYBACK NOTICE") stating the number of Registrable Shares proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such Registration. The Company shall use its best efforts to cause all Registrable Shares specified in the Piggyback Notice to be included in the Company Registration and any related offering, all to the extent requisite to permit the sale by the Investor of such Registrable Shares in accordance with the method of sale applicable to the other shares of Common Stock included in the Company Registration.

    3.2 LIMITATIONS ON PIGGYBACK REGISTRATIONS. The Company's obligation to include Registrable Shares in the Company Registration pursuant to Section
3.1 shall be subject to the following limitations:

       3.2.1. The Company shall not be obligated to include any Registrable Shares in a registration statement (i) filed on Form S-4 or Form S-8 or such other similar successor forms then in effect under the Securities Act,
(ii) pursuant to which the Company is offering to exchange its own securities, or (iii) relating to dividend reinvestment plans.

       3.2.2. If the managing underwriter(s), if any, of an offering related to the Company Registration determines in its reasonable judgment that marketing factors require a limitation of the number of shares of Common Stock that can be included in such offering, the managing underwriter(s) may exclude the appropriate number of shares of Common Stock held by the stockholders of the Company, including the Investor, from such registration. If the managing underwriter(s) determines to exclude from such offering any Registrable Shares that the Investor desires to include or any shares of Common Stock that other Company stockholders with applicable registration rights desire to include, the Investor and such other Company stockholders (except for such person or persons, if any, upon whose demand such Registration is being made) shall share pro rata in the portion of such offering available to them (the "AVAILABLE PORTION"), with the Investor and each such other Company stockholder entitled to include in such Company Registration and related offering a number of shares of Common Stock equal to the product of (i) the Available Portion and (ii) a fraction, the numerator of which is the total number of Registrable Shares (in the case of the Investor) or shares of Common Stock entitled to inclusion in such Company Registration and related offering (in the case of other Company stockholders desiring inclusion), and the denominator of which is the total of the number of Registrable Shares and shares of Common Stock entitled to inclusion in such Company Registration and related offering owned by the Company stockholders other than the Investor desiring inclusion.

    3.3 SELECTION OF UNDERWRITER. Any Company Registration and related offering shall be managed by the Company; the Company shall have the power to select the managing underwriter(s) for such offering, and shall in consultation with the managing underwriter(s) have the power to determine the offering price, the underwriting discounts and commissions, the terms of the underwriting agreement, the timing of the registration and related offering, counsel to the Company, and all other administrative matters related to the registration and related offering. To the extent that the Investor participates in a Company Registration and related offering pursuant to Section 3.1, the Investor shall enter into, and sell its Registrable Shares only pursuant to, the underwriting arranged by the Company, and shall either commit to attend the closing of the offering and take such other actions as may be reasonably necessary to effect the Investor's participation in the offering and to provide any assurances reasonably requested by the Company and the managing underwriter(s) in that regard, or shall deliver to the Company in custody certificates representing all Registrable Shares to be included in the registration and shall execute and deliver to the Company a custody agreement and a power of attorney, each in form and substance appropriate for the purpose of effecting the Investor's participation in the Company Registration and related offering and otherwise reasonably satisfactory to the Company. If the Investor disapproves of the features of the Company Registration and related offering, the Investor may elect to withdraw therefrom (in whole or part) by written notice to the Company and the managing underwriter(s) delivered no later than ten (10) days prior to the effectiveness of the applicable registration statement and the Registrable Shares of the Investor shall thereupon be withdrawn from such registration.

    3.4  OTHER REGISTRATION RIGHTS.  Notwithstanding anything in this
Article 3 to the contrary, the Investor shall be entitled to participate in any Company Registration and related offering upon terms at least as favorable as those upon which any other Company stockholder is entitled to participate therein, subject to Section 3.2.2.

                                   ARTICLE 4
                     REGISTRATION PROCEDURES AND EXPENSES

    4.1 REGISTRATION PROCEDURES. If and whenever the Company is required pursuant to this Agreement to use its best efforts to effect the registration of any of the Registrable Shares, the Investor shall furnish in writing such information regarding the Investor and its Affiliates, the Registrable Shares being registered and offered, and the intended method of distribution of such Registrable Shares as is reasonably requested by the Company for inclusion in the registration statement relating to such offering pursuant to the Securities Act and the rules of the Commission thereunder, and the Company shall, as expeditiously as reasonably practicable:

       4.1.1. prepare and file with the Commission a registration statement (including a prospectus therein) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities, but not exceeding 120 days for an offering in connection with a Demand Registration, or, with regard to an offering in connection with a Company Registration, for the period associated with such offering;

       4.1.2. prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the Securities Act and the rules of the Commission thereunder; and to keep such registration statement effective for that period of time specified in Section 4.1.1;

       4.1.3. furnish to the Investor such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as the Investor may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold;

       4.1.4. upon written request by any underwriters of the offering, and subject to applicable rules and guidelines, cause its certified public accountants and attorneys, as applicable, to furnish to the Investor a signed counterpart, addressed to the Investor and its underwriters, if any, of (i) a letter from the independent certified public accountants of the Company in the form customarily furnished to underwriters in firm commitment underwritten offerings providing substantially that such accountants are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement and the prospectus, and any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and additionally covering such other financial matters (including information as of the date of such letter) with respect to the registration in respect of which such letter is being given as the underwriters may reasonably request; and (ii) an opinion of outside legal counsel to the Company, dated the effective date of the registration statement, covering substantially the same matters with respect to the registration statement and the prospectus included therein as are customarily covered (at the time of such registration) in the opinions of issuer's counsel delivered to the underwriters in comparable underwritten public offerings;

       4.1.5 use its best efforts to register or qualify the Registrable Shares covered by such registration statement under such securities or blue sky laws of such jurisdictions within the United States as the Investor or its underwriters, if any, shall reasonably request; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject, or subject the Company to any tax in any such jurisdiction where it is not then so subject;

       4.1.6. cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed;

       4.1.7. provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

       4.1.8. make available for inspection by the Investor and its attorneys, and any participating underwriter, accountant or other agent retained by the Investor and any participating underwriter in a Demand Registration, all financial and other records, pertinent documents and properties of the Company, and cause the Company's Affiliates (to the extent it controls such Affiliates), employees, and agents to supply all information reasonably requested by the Investor and any such underwriter, attorney, accountant or agent in connection with the preparation of such registration statement.

    4.2 EXPENSES. The Company shall pay all Registration Expenses, except as may be required to update any registration statement kept effective for more than the period of time required by Section 4.1.1. The Investor shall pay all Selling Expenses.

                                   ARTICLE 5
                                INDEMNIFICATION

    5.1 INDEMNIFICATION BY THE COMPANY. In the event of a registration of any Registrable Shares pursuant to this Agreement, the Company shall indemnify and hold harmless each seller of Registrable Shares, and each person, if any, who controls such seller or underwriter within the meaning of the Securities Act, and each officer, director, employee and advisor of each of the foregoing (each an "INVESTOR INDEMNITEE"), against any expenses, losses, claims, damages or liabilities, joint or several, to which such Investor Indemnitee may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any summary prospectus used in connection with any securities being registered, or any amendment or supplement thereto; or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any violation by the Company of the Securities Act or rules of the Commission thereunder or any blue sky laws or any rules promulgated thereunder, and shall reimburse each such Indemnitee for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or summary prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor or any underwriter specifically for use in the preparation thereof; and provided, further, that if any expenses, losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Company shall not have any liability with respect thereto to any Investor Indemnitee if any Investor Indemnitee delivered a copy of the preliminary prospectus to the person alleging such expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

    5.2 INDEMNIFICATION BY THE INVESTOR. In the event of a registration of any Registrable Shares pursuant to this Agreement, the Investor shall indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company and each underwriter and each person who controls any underwriter within the meaning of the Securities Act (each a "COMPANY INDEMNITEE"), against any and all such expenses, losses, claims, damages or liabilities referred to in Section 5.1 if the statement, alleged statement, omission or alleged omission in respect of which such expense, loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of a holder of Registrable Shares specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, summary prospectus, amendment or supplement; provided, however, that if any expenses, losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Investor shall not have any such liability with respect thereto to any Company Indemnitee if any Company Indemnitee delivered a copy of the preliminary prospectus to the person alleging much expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

       5.3 CONTRIBUTION. If the indemnification provided for in Sections 5.1 or 5.2 above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then in lieu of indemnifying such indemnified party thereunder, the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party, or by the indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.3 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.3, no holder of Registrable Shares (other than a person who controls the Company within the meaning of the Securities Act) shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares sold by it exceeds the amount of any damages which such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    5.4 INDEMNIFICATION PROCEDURES. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Article 5 or to the extent that it has not been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the Company, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Article 5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs or investigation) unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (iii) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action or (iv) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                                   ARTICLE 6
                                 MISCELLANEOUS

    The provisions of Article 9 of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such Article 9 to "this Agreement" were references to this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.,                SAMSUNG ELECTRONICS CO., LTD.,
a Delaware corporation             a Korean corporation

By:                                By:
Name:                              Name:
Title:                             Title:

                                                                       ANNEX E



                             STOCKHOLDER AGREEMENT

                            DATED AS OF ____, 1995

                                BY AND BETWEEN

                              AST RESEARCH, INC.

                                      AND

                         SAMSUNG ELECTRONICS CO., LTD.

                             STOCKHOLDER AGREEMENT

This Stockholder Agreement (this "AGREEMENT") is entered into as of ______, 1995 by and between SAMSUNG ELECTRONICS CO., LTD., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corporation (the "COMPANY").

  A. The Purchaser and the Company have entered into that certain Stock Purchase Agreement dated as of the date hereof (the "STOCK PURCHASE AGREEMENT") pursuant to which the Purchaser is acquiring certain shares of the Company's Common Stock.

  B. As a result of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be a significant stockholder of the Company.

  C. It is a condition to the transactions contemplated by the Stock Purchase Agreement and the desire of the Purchaser and the Company that this Agreement be entered into to establish certain terms and conditions concerning the Purchaser's investment in the Company and the Company's corporate governance.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                  ARTICLE 1.
                                 DEFINITIONS

Capitalized terms used in this Agreement without definition shall have the respective meanings accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

  "ACQUIRED ENTITY" shall have the meaning set forth in Section 5.1.1.

  "GAAP" means generally accepted accounting principles as in effect in the USA (as such principles may change from time to time).

  "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (including, without limitation, expenditures under leases that, in conformity with GAAP, are required to be accounted for as capital leases) of the Company and its subsidiaries during such period that are required to be capitalized in conformity with GAAP.

  "DIRECTOR" means a member of the Board.

  "EQUITY SECURITY" means Voting Stock and any options, warrants, convertible securities, or other rights to acquire Voting Stock but excluding the Rights and securities issuable upon exercise of the Rights.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  "INDEPENDENT DIRECTOR" means a Director who is not (apart from such directorship) an Affiliate, officer, employee, agent, principal stockholder, consultant or partner of the Purchaser or the Company or any Affiliate of either of them or of any entity that was dependent on the Purchaser or the Company or any Affiliate of either of them for more than five percent (5%) of its revenues or earnings in its most recent fiscal year.

  "LYONS" means the Company's Liquid Yield Option Notes due December 14,
2013.

  "MANAGEMENT COMMITTEE" shall mean the management committee of the Board created pursuant to Section 12 of Article III of the Amended Bylaws.

  "NEW SECURITIES" means Voting Stock or other shares of capital stock of the Company and any options, warrants, convertible securities, or other rights to acquire such Voting Stock or other capital stock or securities exercisable or convertible for such Voting Stock or other capital stock, but excluding the Rights and securities issuable upon exercise of the Rights.

  "ORIGINAL INVESTMENT SHARES" means the New Issue Shares and the Offer
Shares.

  "STANDSTILL PERIOD" means the period of four years after the Closing of the purchase and sale of the First Issuance Shares, provided that if there is a later Closing of the purchase and sale of the Second Issuance Shares, the Standstill Period shall continue until the date that is four years after such later Closing.

  "TANDY NOTE" means that certain promissory note due July 11, 1996, issued by the Company to Tandy Corporation in the principal amount of $96,720,000 as of the date hereof.

                                  ARTICLE 2.
                             ACQUISITION OF SHARES

2.1.  STANDSTILL.
  Until completion of the purchase of the Original Investment Shares, neither the Purchaser nor any of its Affiliates shall (directly or indirectly) acquire or offer to acquire Beneficial Ownership of any Equity Securities or interest therein except pursuant to the First Issuance, the Second Issuance, and the Offer. After completion of the purchase of the Original Investment Shares and prior to the end of the Standstill Period, neither the Purchaser nor any of its Affiliates shall directly or indirectly acquire or offer to acquire Beneficial Ownership of any Equity Securities or interest therein except as set forth in Sections 2.1.1 through 2.1.6, and provided that the Purchaser may at any time submit a proposal to the Board for consideration by the Board as contemplated by
Section 2.1.3.

2.1.1.  Letter of Credit Draw.
    The Purchaser and/or its Affiliates may purchase Common Stock from the Company pursuant to Section 3.3 of the Letter of Credit Agreement.

2.1.2.  Open Market.
    The Purchaser and/or its Affiliates may purchase Shares in the open market at prices per share at least equal to $21.10.

2.1.3.  Directors' Approval.
    The Purchaser and/or its Affiliates may purchase Common Stock in any transactions approved by a majority of the Directors not designated by the Purchaser pursuant to this Agreement.

2.1.4.  Purchases to Restore Previous Purchaser Interest.
    If at any time or from time to time the number of outstanding shares of Voting Stock is increased for any reason through the issuance of additional shares, including, without limitation, upon exercise of stock options or directors' warrants or upon conversion or exchange of convertible securities, conversion of any LYONs for Common Stock, payment on the Tandy Note with Common Stock, or as consideration for acquisition of any corporation or other entity or business or division thereof, but excluding any shares of Voting Stock issued pursuant to stock splits or stock dividends issued or distributed proportionately on all outstanding shares of Voting Stock, then in connection with each such issuance the Purchaser and/or its Affiliates shall have the right, but not the obligation, to purchase in the open market at any available price, up to such number of additional shares of Voting Stock as may then be necessary solely as a result of such issuance to restore the Purchaser Interest to the same percentage of the Total Voting Power as existed immediately prior to such increase in the number of outstanding shares of Voting Stock, which right shall be exercisable at any time and from time to time until the earlier to occur of (a) 180 days after the Purchaser's receipt of notice of such issuance pursuant to Section 2.3, or (b) 90 days after the Purchaser's receipt of any approval of any Governmental Authority required in connection with such purchase.

2.1.5.  New Equity Issuance.
    The Purchaser and/or its Affiliates shall have the right, but not the obligation, to participate in certain equity issuances pursuant to Section 2.2.

2.1.6.  Third-Party Offers.
    From and after the Closing of the purchase and sale of the Second
Issuance Shares until such time as the Purchaser Interest has been less than 30% for a period of at least twenty-five (25) consecutive days, in the event any Third Party shall make an offer to acquire a 20% or greater interest in Equity Securities, the Purchaser and/or its Affiliates shall be permitted to make a competing offer, and acquire Equity Securities pursuant thereto, subject to and in accordance with the following:

    (a) If (i) the Third Party offer is approved or recommended by a majority vote of the Directors not designated by the Purchaser pursuant to this Agreement, or (ii) there shall be in effect no Rights Agreement or the Board shall have amended or rescinded the Rights Agreement to exclude the Third Party from the definition of "Acquiring Person" or permit the Third Party offer to proceed without resulting in a Distribution Date or a Triggering Event or the Rights becoming exercisable or (iii) a court of competent jurisdiction shall have entered an order invalidating the Rights Agreement with respect to the Third Party offer or ordering that the Rights be rescinded or the Rights Agreement be so amended, then the Purchaser shall have the right to make a competing offer and to acquire Equity Securities pursuant to such competing offer, provided that (1) the competing offer complies with Section 2.1.6(b), (2) the competing offer is made prior to the withdrawal or termination of the Third Party offer, and (3) if the Third Party offer is withdrawn or terminated before the Purchaser acquires Equity Securities pursuant to the competing offer, the Board determines in good faith that such Third Party offer was withdrawn or terminated primarily as a result of the Purchaser's competing offer having superior terms to or a substantially greater likelihood of success than such Third Party offer. The Company shall not enter into any agreement with the Third Party offeror or take any action required as a condition of the Third Party offer unless and until the Purchaser shall have been notified in writing by the Company of the right of the Purchaser and/or its Affiliates to submit a competing offer hereunder, and the Purchaser and/or its Affiliates shall have been afforded not less than ten (10) Business Days following receipt of such notice in which to submit its competing offer for consideration by the Board.

    (b)  Any competing offer by the Purchaser pursuant to this
Section 2.1.6 shall be, as nearly as possible, for an identical amount of securities and at a price per share no lower than and on terms no less favorable than are offered by the Third Party, provided that any such offer may be subject to any governmental or regulatory approvals required by Korean law. In the event the consideration offered in any Third Party offer shall consist of securities or property other than cash, the competing offer by the Purchaser may in the Purchaser's discretion be for cash in an amount per share not less than the fair market value of the consideration offered by the Third Party.

2.1.7.  Maximum Purchaser Ownership.
    Notwithstanding anything in this Section 2.1 to the contrary, from the date of this Agreement until the expiration of the Standstill Period, neither the Purchaser nor any of its Affiliates may (directly or indirectly) acquire, or offer to acquire, Beneficial Ownership of any Voting Stock if, after such acquisition, the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) would exceed 49.9%, unless such acquisition or offer (together with related transactions) is (a) made pursuant to
Section 2.1.6, or (b) has been approved by a majority of the Directors not designated by the Purchaser pursuant to this Agreement and would result in the Purchaser and/or its Affiliates owning 100% of the Voting Stock.

2.2.  PRO-RATA PURCHASE RIGHT.
  From and after the Closing of the purchase and sale of the Second Issuance Shares until such time as the Purchaser Interest has been less than 30% for a period of at least twenty-five (25) consecutive days, the Company shall give the Purchaser at least twenty-five (25) (and, when possible, at least ninety-five
(95)) days' prior written notice of the issuance by the Company of any New Securities as a result of which the Purchaser Interest would be reduced, either immediately upon issuance of such New Securities, or upon subsequent exercise or conversion thereof. Such notice shall set forth (a) the approximate number and type of securities proposed to be issued and sold to persons other than the Purchaser and/or its Affiliates and the material terms of such securities,
(b) the proposed price or range of prices at which such securities are proposed to be sold and the terms of payment, (c) the number of such securities offered to the Purchaser and/or its Affiliates in compliance with this Section 2.2, and
(d) the proposed date of issuance of such securities. The Purchaser may, by notice given to the Company within fifteen (15) days after such Company notice and so long as permitted by applicable laws and regulations, elect to purchase up to its pro rata share of such New Securities. Such pro rata share shall be a percentage of the proposed issuance equal to the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) immediately prior to such issuance. The Purchaser's pro-rata purchase shall be on the same terms as the balance of such issuance, provided that if the sale price at which the Company proposes to issue, deliver or sell any New Securities is to be paid with consideration other than cash, then the purchase price at which the Purchaser may acquire such New Securities shall be equal in value (as determined in good faith by the Board) but payable entirely in cash. The closing of the Purchaser's purchase of New Securities pursuant to this Section 2.2 shall occur simultaneously with the closing of the balance of such issuance, provided that if as of the date of the closing of the balance of such issuance the Purchaser has not received all approvals of Governmental Authorities required in connection with the Purchaser's participation in such issuance, then (i) the Purchaser shall not be required to effect its purchase under this Section 2.2 until such approvals have been received, and (ii) the Company may terminate the Purchaser's right to participate in such issuance if the Purchaser has not effected its purchase within 120 days of receipt from the Company of written notice of the New Issuance. If the Purchaser elects such deferral, the Company may close the portion of the issuance other than the Purchaser's portion prior to the closing of the issuance of the Purchaser's portion. If the terms of the proposed issuance are materially changed from those stated in the Company's notice to the Purchaser of such issuance, then the proposed issuance shall be treated as a new issuance, subject again to this Section 2.2, and any election to purchase made prior to such change may, at the sole discretion of the Purchaser, be withdrawn.

  The Purchaser's pro-rata purchase right pursuant to this Section 2.2 shall not apply, however, to:

      (i) any issuance pursuant to (a) any stock option or purchase right or plan exclusively for one or more employees and/or directors of the Company or any of its subsidiaries or (b) warrants issued to Directors prior to the date hereof;;

      (ii) any issuance in consideration of any part of the acquisition by the Company or any subsidiary of any stock, assets or business;

     (iii)   any issuance upon conversion of the LYONs;

      (iv) any issuance pursuant to the exercise or conversion of any New Security issued after the date hereof in a transaction in which the Purchaser was entitled to participate pursuant to this Section 2.2; or

      (v)   any issuance in payment of any portion of the Tandy Note.

2.3.  NOTICE AND SUBSCRIPTION PROCEDURES.
  In addition to the notice required under Section 2.2, the Company shall notify the Purchaser of, and provide the Purchaser with an accurate and complete description of, any event that will cause the rights of the Purchaser and/or its Affiliates to acquire or offer to acquire Equity Securities under Section 2.1 (other than Section 2.1.2 or 2.1.5) to become exercisable. The Company shall deliver such notice to the Purchaser as promptly as practicable after becoming aware of such event, and when possible at least ninety-five (95) days prior to the anticipated date of such event, provided that notice of issuances of a kind described in subsection (i), (iii), or (iv) of Section 2.2, need only be delivered within 15 days following the end of each fiscal quarter of the Company.

2.4.  ACQUISITIONS AFTER STANDSTILL PERIOD.
  After the Standstill Period, this Agreement shall not restrict the acquisition or offer to acquire any Equity Securities or interest therein by the Purchaser and/or its Affiliates; provided, however, that the Purchaser shall not acquire or offer to acquire any Equity Securities if, as the result of or after giving effect to such acquisition, the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) would exceed 66.67%, except pursuant to a cash tender offer for all Equity Securities not owned by the Purchaser and/or its Affiliates.


                                  ARTICLE 3.
                              TRANSFER OF SHARES

  The Purchaser and its Affiliates shall not sell or otherwise transfer
(except to an Affiliate of the Purchaser which shall agree to be bound by this Agreement) any Equity Securities Beneficially Owned by such persons or any interest therein for a period of five (5) years from the Closing of the purchase and sale of the First Issuance Shares, except as follows:

3.1.  PRO-RATA TRANSACTIONS.
  From and after the third anniversary of the Closing of the purchase and sale of the First Issuance Shares, the Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions in which each other holder of Equity Securities has the opportunity to sell the same percentage of such stockholder's Equity Securities as the Purchaser and such Affiliates, at a price and on terms no less favorable than those applicable to the sale by the Purchaser and/or its Affiliates.

3.2.  PUBLIC OFFERINGS AND MARKET TRANSACTIONS.
  From and after the third anniversary of the Closing of the purchase and sale of the First Issuance Shares (or, in the case of Common Stock acquired from the Company pursuant to Section 3.3 of the Letter of Credit Agreement, at any time and from time to time), the Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in one or more registered public offerings or in market transactions if the Purchaser and/or its selling Affiliates invoke and follow or require participating underwriters or brokers to invoke and follow appropriate and reasonable procedures (subject to the Company's prior approval, which shall not be unreasonably withheld) designed to prevent the sale of such Equity Securities to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that would, after giving effect to its acquisition of such Equity Securities, Beneficially Own or have the right to acquire more than ten percent (10%) of the Total Voting Power.

3.3.  DIRECTORS' APPROVAL.
  The Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions approved by a majority of the Directors other than Directors designated by the Purchaser pursuant to this Agreement.

  In the event the Purchaser shall sell or otherwise transfer any Equity Securities or any interest therein to an Affiliate, then so long as any such Equity Securities are Beneficially Owned by such Affiliate, the provisions of this Article shall apply to any sale or transfer of the capital stock or other equity interests of such Affiliate such that it would cease to be an Affiliate of the Purchaser.

                                  ARTICLE 4.
                             BOARD REPRESENTATION

4.1.   PURCHASER DESIGNEES.


4.1.1.  Full Investment.
    At all times and from time to time after acquisition by the Purchaser of the Original Investment Shares, subject to Section 4.1.2 , the Purchaser shall have the right to designate that number of Directors as will result in the total number of Directors designated by the Purchaser being one fewer than a majority of the total number of Directors then authorized under the Company's Certificate of Incorporation. Subject to Section 4.2, this Section 4.1.1 shall not limit the right of the Purchaser to nominate and seek the election of additional Directors after the Standstill Period.

4.1.2.  Partial Investment.
    If (a) the Purchaser acquires the First Issuance Shares, but does not also acquire all other Original Investment Shares, or (b) the Purchaser acquires the Original Investment Shares but the Purchaser Interest shall thereafter at any time have been less than thirty percent (30%) for a period of at least twenty-five (25) consecutive days, then the Purchaser shall from time to time have the right to designate that number of Directors as will result in the total number of Directors designated by the Purchaser being equal to the product (rounded to the nearest whole number) of (i) the total number of Directors then authorized under the Company's Certificate of Incorporation, and
(ii) the Purchaser Interest at that time.

4.1.3.  Purchaser Directors.
    Any Director designated by the Purchaser shall not serve as a Director if such person shall be prohibited from serving as a Director under applicable law, including antitrust law.

4.2.  INDEPENDENT DIRECTORS.
  At all times until such time as the Purchaser Interest shall have been less than 30% for a period of at least twenty-five (25) consecutive days or more than 90% for a period of at least twenty-five (25) consecutive days, the Board shall include at least three Independent Directors.

4.3.  ADDITIONAL AGREEMENTS.

4.3.1.  By the Company.
    The Company shall from time to time increase the number of Directors constituting the Board and/or obtain resignations from Directors (other than designees of the Purchaser and Independent Directors required by Section 4.2) as may be required to ensure that there will at all times be sufficient Board seats available to accommodate the full number of Directors that the Purchaser is then entitled to designate pursuant to Section 4.1. The Company shall promptly and at all times use its best efforts, and take all such actions as may be appropriate or necessary for the election to the Board of the Purchaser designees selected pursuant to Section 4.1 and the Independent Directors required pursuant to
Section 4.2. Such actions shall include, without limitation, the solicitation of proxies for the election of such persons at each regular or special meeting of stockholders of the Company at which Directors are to be elected, or in any written consent solicited in lieu of such a meeting.

4.3.2.  By the Purchaser.
    The Purchaser and its Affiliates shall vote their Shares at each regular or special meeting of the Company's stockholders at which Directors are to be elected, or in any written consent solicited in lieu of such a meeting, in favor of election to the Board, and shall otherwise use their best efforts to cause the appointment or election to the Board, and to maintain as Directors:
(a) during the Standstill Period, such Independent Directors and such additional Directors as shall be designated by a majority of the Directors of the Company other than those designated by the Purchaser, consistently with Sections 4.1 and 4.2; and (b) after the Standstill Period, such Independent Directors as are required by Section 4.2 and otherwise as the Purchaser and its Affiliates may determine in their discretion. If at any time prior to the end of the Standstill Period the number of Directors that the Purchaser is entitled to designate pursuant to Section 4.1 is fewer than the number of Purchaser designees then serving on the Board, the Purchaser shall promptly obtain resignations from such of its designees (chosen by the Purchaser) as may be required to cause the number of Purchaser designees serving on the Board to be equal to the number of Directors that the Purchaser is then entitled to designate.

4.3.3.  By the Purchaser and the Company.
  Names of all Director nominees designated by the Purchaser or by those Directors of the Company not designated by the Purchaser shall be furnished to the Purchaser and the Company (a) in the case of election of Directors at an annual meeting or otherwise pursuant to a vote of the Company's stockholders, in time to be included in the proxy materials related to such election, and (b) at least ten (10) days prior to election or appointment of Directors by the Board.

4.4.  COMMITTEES.
  The Purchaser shall be entitled to designate one of its Director designees to serve on each committee of the Board (except as otherwise provided in Section 12 of Article III of the Amended Bylaws with respect to the Management Committee). The Purchaser shall be entitled to select any of the Directors as alternates for each of its Director designees serving on committees of the Board, which alternates shall be the designees of the Board for purposes of the Amended Bylaws and Section 141(b) of the Delaware General Corporation Law and may replace any of the Purchaser's Director designees serving on any committee who are absent or disqualified at any meeting of the committee. With respect to the audit committee, any Purchaser Director designee shall, as a condition to membership thereon, meet all requirements imposed by the rules of any national securities exchange, or the Nasdaq National Market, on which the Company's Shares may then be listed or quoted. With respect to the compensation committee, any Purchaser Director designee shall, as a condition to membership thereon, qualify as "disinterested" within the meaning of Rule 16b-3 under the Exchange Act or any similar rule then in effect.

4.5.  VACANCIES.
  If any Director or Director nominee designated by the Purchaser pursuant to
Section 4.1 shall decline to serve on, resign or be removed from, or for any other reason be unable to serve on the Board or any committee thereof, the vacancy resulting therefrom shall be filled in accordance with the Company's Certificate of Incorporation and Bylaws by another person designated by the Purchaser pursuant to Section 4.1. If any Director or Director nominee not designated by the Purchaser pursuant to Section
4.1 shall decline to serve on, resign or be removed from, or for any other reason be unable to serve on the Board or any committee thereof during the Standstill Period, the vacancy resulting therefrom shall be filled in accordance with the Company's Certificate of Incorporation and Bylaws by a person designated by a majority of the Directors of the Company other than those designated by the Purchaser. This Section 4.5 shall not operate to allow the Purchaser or the Directors other than those designated by the Purchaser to designate more Directors or committee members than it or they would be entitled to designate hereunder but for this Section 4.5.

4.6.  DIRECTORS' INDEMNIFICATION AND INSURANCE.
  As long as any designees of the Purchaser serve on the Board, (a) the Amended and Restated Certificate of Incorporation and Bylaws of the Company shall not be amended to contain provisions less favorable with respect to indemnification and limitation of liability of Directors than are set forth in the Amended and Restated Certificate and Amended Bylaws as of the date of this Agreement, or in any other manner that would affect adversely the rights thereunder of designees of the Purchaser serving on the Board, unless such amendment, repeal or modification shall be required by law or the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, and (b) such designees shall be covered by any directors' and officers' liability insurance maintained from time to time on the same terms and subject to the same conditions as the other members of the Board, and (c) such designees shall be entitled to the benefit of any indemnification agreements entered into by the Company with any of its Directors; provided, that nothing in this Agreement shall obligate the Company to maintain any such insurance or to enter into any such indemnification agreements.

4.7.  DIRECTORS' COMPENSATION.
  The Directors designated by the Purchaser, if any, who are not officers or employees of the Purchaser and its Affiliates shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee Directors generally, provided that all such fees and awards allocable to Directors who are not officers or employees of the Purchaser and its Affiliates shall not be paid or awarded or transferred to the Purchaser. Directors designated by the Purchaser who are officers or employees of the Purchaser or its Affiliates shall have the right to receive only such fees, options and other awards and expense reimbursements, if any, as may be granted to employee Directors of the Company for their service as Directors, provided that, notwithstanding Article 2 (other than Section 2.1.7), any or all such fees and awards allocable to Directors designated by the Purchaser shall, in the Purchaser's discretion, be paid or awarded to the Purchaser.


                                  ARTICLE 5.
                               APPROVAL RIGHTS

5.1.  ACTIONS BY THE COMPANY.
  Subject to applicable laws, including antitrust laws, at all times following acquisition by the Purchaser and/or its Affiliates of the New Issue Shares and the Offer Shares and until the Purchaser Interest has been less than thirty percent (30%) for a period of at least twenty-five (25) consecutive days, the Company shall not, without the prior written consent of the Purchaser or, in the case of Board action, the affirmative vote or written consent of not less than a majority of the Directors designated by the Purchaser:

5.1.1.  Acquisitions.
    Acquire or agree to acquire, or permit any of its subsidiaries to acquire or agree to acquire, by merger, consolidation, or acquisition of assets or stock, or otherwise, any corporation, partnership, or other business organization or division thereof, or any other business operation ("ACQUIRED ENTITY") if the total assets, or the total revenues or operating profits of such Acquired Entity as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such acquisition shall exceed twenty percent (20%) of the total assets, or the total revenues or operating profits of the Company as at the end of or for such four fiscal quarters; provided however that the Purchaser's consent shall not be required solely as the result of this
Section 5.1.1 for an acquisition in which the total value of all consideration paid or given by the Company in such acquisition (including without limitation the value of any funded debt or other capitalized obligations assumed by the Company or any subsidiary of the Company) shall be less than fifty million dollars ($50,000,000).

5.1.2.  Divestitures.
    Sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, or permit any of its subsidiaries to sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, any product line or line of business of the Company or any of its subsidiaries or any interest therein to any person other than a subsidiary of the Company that is or, if it were a United States entity, would be, required to be consolidated for Federal income tax purposes, if the assets, revenues or operating profit of such product line or line of business as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such transfer shall exceed twenty percent (20%) of the assets, revenues or operating profits of the Company as at the end of or for such four fiscal quarters.

5.1.3.  Issuances.
    Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or exercise of options, warrants, subscriptions, rights to purchase or otherwise), in any transaction or series of related transactions, any New Securities if such New Securities, assuming full conversion and exercise of such New Securities, would represent an increase of ten percent (10%) or more in the Total Voting Power represented by the Voting Stock (other than such New Securities) outstanding immediately prior to the issuance of such New Securities (or for New Securities issued in a series of related transactions, immediately prior to the first issuance in such series).

5.1.4.  Capital Expenditures.
    Approve any annual Capital Expenditure budget, or authorize or make, or permit any of its subsidiaries to authorize or make, Capital Expenditures in excess of $15 million, in the aggregate for the Company and all of its subsidiaries, in any fiscal year commencing with the fiscal year beginning July 1995, except to the extent specifically provided for in a capital budget approved by the Purchaser pursuant hereto.

5.1.5.  Amendments.
    Amend its Certificate of Incorporation or Bylaws or change the number of authorized Directors.

5.1.6. Certain Strategic Relationships.
    Enter, or permit any of its subsidiaries to enter, into any joint venture, partnership, or exclusive licensing agreement with any Third Party that (a) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship, or the four-year period commencing on the date of such agreement, whichever is less, in excess of $100 million, or (b) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product which is material to the business of the Company and its subsidiaries, taken as a whole. Notwithstanding the generality of the foregoing, the Purchaser's written consent shall not be required pursuant to this Section 5.1.6 for any agreement for the procurement of central processing units (CPUs) and licenses for the use of patents, basic input-output system software (BIOS), disk operating system software (DOS), Windows operating system software, and network operating system software, or other similar agreements, in each case entered into in the ordinary course of business not substantially inconsistent with past practice and for procurement of components to be used in or with the Company's products, or provided to purchasers of the Company products in or with such products.

                                  ARTICLE 6.
                              CERTAIN COVENANTS

6.1. PROXY SOLICITATIONS.
  Prior to the end of the Standstill Period, neither the Purchaser nor its Affiliates shall, directly or indirectly, (a) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of the Company's stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals; (b) deposit any Voting Stock in a voting trust or subject them to any voting agreement or arrangements, except as provided herein;
(c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of Exchange Act) with respect to any Voting Stock (or any securities the ownership of which would make the owner thereof a Beneficial Owner of Voting Stock ); (d) except as specifically permitted by this Agreement, otherwise act to control or influence the Company or its management, Board of Directors, policies or affairs, including, without limitation, (i) soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving, or any change in control of, the Company, its Affiliates or any of their respective securities or assets (other than pursuant to the Stock Purchase Agreement), or
(ii) seeking Board representation or the removal of any Directors or a change in the composition or size of the Board (other than as necessary to obtain the Board representation to which it is entitled hereunder); (e) disclose any intent, purpose, plan or proposal with respect to this Agreement, the Company or its Affiliates or the Board, management, policies, affairs, securities or assets of the Company or its Affiliates that is inconsistent with this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require the Company or any of its Affiliates to make any public disclosure relating to, any such intent, purpose, plan, proposal or condition; or (f) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing. Notwithstanding the generality of the foregoing, nothing herein shall (x) prevent the Purchaser or its Affiliates from voting their respective shares, or taking such other action as it may deem necessary or appropriate, to cause the election as Directors of those persons the Purchaser is entitled to designate pursuant to Section 4.1, or
(y) prohibit or restrict any action taken by the Purchaser or any of its Affiliates in connection with the exercise of the rights of the Purchaser and its Affiliates under Section 2.1.6.

6.2.  VOTING.
  Except as otherwise set forth herein, prior to the end of the Standstill Period, the Purchaser and its Affiliates shall vote any Voting Stock Beneficially Owned by them in connection with any matter or proposal submitted to a vote of the Company stockholders but not sponsored or supported by the Board either (a) in accordance with the recommendation of a majority of the Board, or (b) in the absence of a recommendation of a majority of the Board, then proportionately in accordance with the votes of all stockholders of the Company who have voted with respect to such matter or proposal. Prior to the end of the Standstill Period, the Purchaser and its Affiliates shall be present in person or represented by proxy at all stockholder meetings of the Company called by the Company so that all Voting Stock of which they are the Beneficial Owner may be counted for the purpose of determining the presence of a quorum at such meetings.

6.3.  MATERIAL TRANSACTIONS.
  At all times that the Purchaser Interest is less than 100%, neither the Purchaser nor any of its Affiliates shall engage in any material transaction with the Company or any of its subsidiaries unless such transaction has been approved by a majority of the Independent Directors or, in the case of a series of related transactions, is in accordance with guidelines approved by a majority of the Independent Directors. For purposes of this Section 6.3, "material transaction" shall mean (i) any amendment to, or termination of, this Agreement or, any of the other Transaction Documents that have been executed and delivered and (ii) any transaction between the Company or any of its subsidiaries and the Purchaser or any of its Affiliates, or any transaction (other than a transaction of the type described in Section 2.1.6, Section 2.4 or Section 6.1) between the stockholders of the Company, in their capacity as stockholders, and the Purchaser or any of its Affiliates, including, without limitation: (a) any sale of all or substantially all of the assets of the Company or any of its subsidiaries or any business division or operation of the Company or any of its subsidiaries, (b) any issuance of Voting Stock or other securities by the Company or any of the Company's subsidiaries, (c) any transaction or series of related transactions involving payments, the incurrence of obligations, or transfers of property, and (d) any merger or other business combination involving the Purchaser and/or any of its Affiliates; provided, that "material transaction" shall not include any (i) transaction in accordance with the terms of the Transaction Documents or (ii) other transaction or series of related transactions involving payments by or obligations or transfer of property of the Company with an aggregate value in any calendar or fiscal year of less than $5 million.

                                  ARTICLE 7.
                             RESULTS OF OPERATIONS

  Following the acquisition by the Purchaser of the Original Investment
Shares, and provided that the Purchaser Interest shall not have been less than thirty percent (30%) for a period of at least twenty-five (25) consecutive days, if (a) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1996 shall be less than $2.6 billion or $430 million, respectively, (b) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1997 shall be less than the greater of (i) $2.75 billion or $450 million, respectively, or
(ii) 85% of the amounts therefor set forth in the 1997 operating plan of the Company approved by the Board; or (c) the consolidated net income after taxes of the Company and its subsidiaries for either of such fiscal years shall be less than 1% of net revenues, then the Management Committee of the Board shall review the desirability of changes in the management of the Company and take such action, if any, as may be determined to be advisable including without limitation the reassignment, changes in the responsibilities, removal, termination or replacement of any members of management. For purposes of the foregoing, the "management" of the Company shall refer to all persons who presently have the title of "Vice President" or higher, whether or not any such person is an officer of the corporation, and all such persons who may perform the functions presently performed by any of the foregoing, without regard to title, but shall not include the Chief Executive Officer. The Management Committee shall make any determination with respect to the termination or reassignment of an existing member of management, or the decision to hire any new member of management within 60 days following the availability of the audited financial statements for the relevant year (or such longer period of time as may be determined by a majority of the Board), and no such determination shall be made thereafter; provided that: (a) the Management Committee shall have such additional time as is reasonably necessary for the recruitment and selection of any such new member of management; and (b) no action or inaction by the Management Committee following the fiscal year ended July 1996 shall impair its ability to act as herein authorized following the fiscal year ended July 1997. Notwithstanding the generality of the foregoing, the Management Committee shall not be authorized to take such actions if they would violate applicable law or if the shortfall in consolidated revenues, gross profits or net income of the Company and its subsidiaries referred to above, shall be the direct result of (a) fire, flood, earthquake or other act of God, any war, whether or not declared, insurrection, hostilities, or other armed conflict, acts of civil disorder or riot, or the disruption of national or international financial, currency or capital markets, in each case affecting the Company or any of its significant suppliers, or (b) a decline in the unit volume of the world market for personal computers.

                                  ARTICLE 8.
                                MISCELLANEOUS

8.1.  TERMINATION.
  Article 4, Article 5 and Article 6 of this Agreement and the rights and obligations of the Purchaser and the Company thereunder shall terminate at the first time after the date hereof that the Purchaser Interest shall have been less than fifteen percent (15%) for a period of at least ninety (90) consecutive days.

8.2.  STOCK PURCHASE AGREEMENT.
  The provisions of Article 9 of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such Article 9 to "this Agreement" were references to this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.,                     SAMSUNG ELECTRONICS CO., LTD.,
a Delaware corporation                  a Korean corporation

By:                                     By:
Name:                                   Name:
Title:                                  Title:

                                                                       ANNEX F

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              AST RESEARCH, INC.


It is hereby certified that:

1. The present name of the corporation (hereinafter called the "Corporation") is AST RESEARCH, INC., which is the name under which the corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is December 2, 1986.

2. This Restated Certificate of Incorporation was duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                                   ARTICLE 1

                                     NAME

    The name of the Corporation is AST Research, Inc.


                                   ARTICLE 2

                          REGISTERED OFFICE AND AGENT

    The name and address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, Delaware. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

                                   ARTICLE 3

                                    PURPOSE

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

                                   ARTICLE 4

                              AUTHORIZED CAPITAL

       (a) The total number of shares of capital stock which the Corporation has the authority to issue is 201,000,000, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock").

       (b) The Board of Directors is expressly authorized by resolution or resolutions from time to time adopted, subject to any limitations and require ments prescribed by the General Corporation Law of the State of Delaware and the provisions hereof, to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to such series of Preferred Stock.

       (c) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or for other securities shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

       (d) Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

       (e) Except as otherwise provided by the resolution or resolu tions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amounts to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

                                  ARTICLE 5

                                  DIRECTORS


     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (b) The Board of Directors shall consist of not less than five nor more than thirteen members. The exact number of authorized directors shall initially be thirteen and, thereafter, shall be fixed from time to time, within the foregoing limits, by resolution of the Board of Directors.

     (c) Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

                                   ARTICLE 6

                      LIMITATION OF DIRECTORS' LIABILITY

     (a) The Corporation shall indemnify to the full extent authorized or permitted by applicable law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officer may be entitled by law.

     (b) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, provided, however, that this limitation of liability shall not act to limit liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper benefit.

     (c) Any repeal or modification of the foregoing provisions of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 7

                              AMENDMENT OF BYLAWS

     The Board of Directors of the Corporation shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; provided, that the Board of Directors of the Corporation may not amend the second paragraph of Article III Section 3, Article III Section 7, the second paragraph of Article III Section 8, Article III Section 12, Article IV Section 4, Article VI, Article VII or Article IX Section 8 except in accordance with Article IX Section 8 of the Bylaws.

                                   ARTICLE 8

              AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or to adopt new provisions, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights conferred on stockholders and directors herein are granted subject to this reservation.

    IN WITNESS WHEREOF, AST Research, Inc. has caused this Certificate to be signed by Safi U. Qureshey, its President, attested by Dennis R. Leibel, its Secretary, and its corporate seal to be affixed hereto this ____ day of ___________, 1995.

                                       AST RESEARCH, INC.


                                       By:  _______________________________
                                            Safi U. Qureshey, President


[SEAL]


ATTEST:



By:   Dennis R. Leibel, Secretary

                                                                       ANNEX G


                                    BYLAWS

                                      OF

                              AST RESEARCH, INC.

                           A DELAWARE CORPORATION

                      (AS AMENDED, THROUGH MAY__, 1995)

                               TABLE OF CONTENTS

ARTICLE I.     OFFICES                                               1
               Section 1.  Registered Office                         1
               Section 2.  Other Offices                             1
               Section 3.  Books                                     1

ARTICLE II.    MEETINGS OF STOCKHOLDERS                              1
               Section 1.  Place of Meetings                         1
               Section 2.  Annual Meetings                           1
               Section 3.  Special Meetings                          1
               Section 4.  Notification of Business
                           to be Transacted at Meeting               1
               Section 5.  Notice; Waiver of Notice                  2
               Section 6.  Quorum; Adjournment                       2
               Section 7.  Voting                                    2
               Section 8.  Stockholder Action by Written Consent
                           Without a Meeting                         2
               Section 9.  List of Stockholders Entitled to Vote     3
               Section 10. Stock Ledger                              3
               Section 11. Inspectors of Election                    3
               Section 12. Organization                              3
               Section 13. Order of Business                         3

ARTICLE III.   DIRECTORS                                             3
               Section 1.  Powers                                    3
               Section 2.  Number and Election of Directors          3
               Section 3.  Vacancies                                 4
               Section 4.  Time and Place of Meetings                4
               Section 5.  Annual Meeting                            4
               Section 6.  Regular Meetings                          4
               Section 7.  Special Meetings                          5
               Section 8.  Quorum; Vote Required for Action;
                           Adjournment                               5
               Section 9.  Action by Written Consent                 5
               Section 10. Telephone Meetings                        6
               Section 11. Committees                                6
               Section 12. Management Committee                      6
               Section 13. Compensation                              6
               Section 14. Interested Directors                      6

ARTICLE IV.    OFFICERS                                              7
               Section 1.  Executive Officers                        7
               Section 2.  Election; Term of Office and
                           Remuneration                              7
               Section 3.  Subordinate Officers                      7
               Section 4.  Removal                                   7
               Section 5.  Resignations                              7
               Section 6.  Powers and Duties                         8


ARTICLE V.     STOCK                                                 8
               Section 1.  Form of Certificates                      8
               Section 2.  Signatures                                8
               Section 3.  Lost Certificates                         8
               Section 4.  Transfers                                 8
               Section 5.  Registered Owners                         8

ARTICLE VI.    LIMITATION OF LIABILITY                               9

ARTICLE VII.   INDEMNIFICATION                                       9
               Section 1.  Action Other Than by or in the Right
                           of the Corporation                        9
               Section 2.  Action by or in the Right of the
                           Corporation                               9
               Section 3.  Determination of Right of
                           Indemnification                           9
               Section 4.  Indemnification Against Expenses of
                           Successful Party                         10
               Section 5.  Advances of Expenses                     10
               Section 6.  Right of Agent to Indemnification
                           upon Application; Procedure Upon
                           Application                              10
               Section 7.  Other Rights and Remedies                11
               Section 8.  Insurance                                11
               Section 9.  Indemnity Fund                           11
               Section 10. Constituent Corporations                 11
               Section 11. Other Enterprises, Fines, and
                           Serving at Corporation's Request         11
               Section 12. Indemnification of Other Persons         11
               Section 13. Savings Clause                           12

ARTICLE VIII.  RECORDS                                              12
               Section 1.  Maintenance and Inspection of Share
                           Register                                 12
               Section 2.  Maintenance and Inspection of Bylaws     12

ARTICLE IX.    GENERAL PROVISIONS                                   13
               Section 1.  Dividends                                13
               Section 2.  Disbursements                            13
               Section 3.  Fiscal Year                              13
               Section 4.  Corporate Seal                           13
               Section 5.  Record Date                              13
               Section 6.  Voting of Stock Owned by the
                           Corporation                              13
               Section 7.  Construction and Definitions             13
               Section 8.  Amendments                               13


                                    BYLAWS

                                      OF

                              AST RESEARCH, INC.

                            A DELAWARE CORPORATION

                                   ARTICLE I

                                    OFFICES

    Section 1. Registered Office. The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

    Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

    Section 3. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II

                           MEETINGS OF STOCKHOLDERS

    Section 1. Place of Meetings. All meetings of the stockholders shall be held at such place either within or without the State of Delaware and on such date and at such time as may be designated from time to time by the Board of Directors. If the Board of Directors shall fail to fix such place, the meetings shall be held at the principal executive office of the Corporation.

    Section 2. Annual Meetings. Annual meetings of stockholders shall be held at a time and date designated by the Board of Directors for the purpose of electing directors and transacting such other business as may properly be brought before the meeting.

    Section 3. Special Meetings. Special meetings of stockholders, for any purpose or purposes, may be called by the Board of Directors, the Chairman of the Board of Directors, the President, or the holders of shares entitled to cast not less than a majority of the votes at such meeting. Special meetings may not be called by any other person.

    Section 4. Notification of Business to be Transacted at Meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder entitled to vote at the meeting.

    Section 5. Notice: Waiver of Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, such notice shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. A written waiver of any such notice signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

    Section 6. Quorum; Adjournment. Except as otherwise required by law or provided by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

    Section 7. Voting. Except as otherwise required by law, or provided by the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Unless otherwise provided in the Certificate of Incorporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. Elections of directors need not be by ballot unless the Chairman of the meeting so directs or unless a stockholder demands election by ballot at the meeting and before the voting begins.

    Section 8. Stockholder Action by Written Consent Without a Meeting. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares of the Corporation. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Any stockholder giving a written consent, or the stockholder's proxy holders, or a transferee of the shares or a personal representative of the stockholder or their respective proxy holders, may revoke the consent by a writing received by the Secretary of the Corporation before written consents of the number of shares required to authorize the proposed action have been filed with the Secretary.

    Section 9. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    Section 10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

    Section 11. Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors may appoint one or more persons (who shall not be candidates for office) as inspectors of election to act at the meeting. If inspectors are not so appointed, or if an appointed inspector fails to appear or fails or refuses to act at a meeting, the Chairman of any meeting of stockholders may, and on the request of any stockholder or his proxy shall, appoint inspectors of election at the meeting. In the event of any dispute between or among the inspectors, the determination of the majority of the inspectors shall be binding.

    Section 12. Organization. At each meeting of stockholders the Chairman of the Board of Directors, if one shall have been elected, (or in his absence or if one shall not have been elected, the President) shall act as chairman of the meeting. The Secretary (or in his absence or inability to act, the person whom the Chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

    Section 13. Order of Business. The order and manner of transacting business at all meetings of stockholders shall be determined by the Chairman of the meeting.

                                  ARTICLE III

                                   DIRECTORS

    Section 1. Powers. Except as otherwise required by law or provided by the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

    Section 2. Number and Election of Directors. Directors shall be elected at each annual meeting of stockholders and each director so elected shall hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Any director may resign at any time effective upon giving written notice to the Board of Directors, unless the notice specifies a later time for such resignation to become effective. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor prior to such effective time to take office when such resignation becomes effective. Directors need not be stockholders.

    Section 3. Vacancies. Except as otherwise set forth herein, vacancies in the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the stockholders may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

    Reference is made to the Stockholder Agreement (the "Stockholder Agreement") dated as of _____, 1995 by and between the Corporation and Samsung Electronics Co., Ltd. ("Samsung") and to Article 4 thereof. In the event of the death, resignation or removal of a director designated by Samsung in accordance with
Section 4.1 of the Stockholder Agreement, such vacancy shall be filled by the remaining directors only by another person designated by Samsung. In the event of the death, resignation or removal of a director not designated by Samsung in accordance with the Stockholder Agreement, during the Standstill Period, as defined therein, such vacancy may be filled by the remaining directors only by another person designated by those directors not designated by Samsung.

    A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any director, or if the authorized number of directors is increased, or if the stockholders fail, at any meeting of stockholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.

    The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

    No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

    Section 4. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors.

    Section 5. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place, either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 7 of this Article III or in a waiver of notice thereof.

    Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware at such date and time as the Board of Directors may from time to time determine and, if so determined by the Board of Directors, notices thereof need not be given.

    Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, by any Vice President, the Secretary or by any two directors, provided that at any special meeting called during the Standstill Period (as defined in the Stockholder Agreement) by directors designated by Samsung, there shall not be a quorum (including for purposes of Section 8) unless a majority of the directors present are directors not designated by Samsung. Notice of the date, time and place of special meetings shall be delivered personally or by telephone to each director or sent by first class mail or telegram, charges prepaid, addressed to each director at the director's address as it is shown on the records of the Corporation. In case the notice is mailed, it shall be deposited in the United States mail at least five days before the time of the holding of the meeting. In case the notice is delivered personally or by telephone or telegram, it shall be delivered personally or by telephone or to the telegraph company at least 48 hours before the time of the holding of the meeting. The notice need not specify the purpose of the meeting.

    Section 8. Quorum; Vote Required for Action: Adjournment. Except as otherwise required by law, or provided in the Certificate of Incorporation or these Bylaws (including, without limitation, Section 7), a majority of the directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors and the affirmative vote of not less than a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum to conduct that meeting. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

    Notwithstanding anything to the contrary herein, two-thirds (2/3) of the directors shall be required to constitute a quorum for, and the affirmative vote of not less than two-thirds (2/3) of all the directors shall be required to approve, any action that would (i) amend that certain Amended and Restated Rights Agreement between the Corporation and American Stock Transfer & Trust Company as Successor Rights Agent dated as of January 28, 1994, as amended by the First Amendment thereto dated _______, 1995, or any new stockholder rights plan; or (ii) adopt any new stockholder rights plan, if such amendment or new stockholder rights plan does not contain provisions equivalent to those set forth in such First Amendment for the benefit of Samsung.

    Section 9. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    Section 10. Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee, as the case may be, by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

    Section 11. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Any committee, to the extent allowed by law and as provided in the resolution establishing such committee, shall have and may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall report to the Board of Directors when required.

    SECTION 12.  Management Committee.  Reference is made to the
Stockholder Agreement and to Article 7 thereof. The Corporation shall have a Management Committee of the Board of Directors which shall have and may exercise the power and authority of the Board of Directors to the extent, and under the circumstances set forth, in said Article 7. The Management Committee shall consist of those members of the Board of Directors designated by Samsung in accordance with the Stockholder Agreement, the Chief Executive Officer of the Corporation, if he shall be a director (or, if he is not then a director, another director who is an employee of the Corporation), and up to a maximum of four (4) directors who are not officers or employees of the Corporation. In the event there shall be more than four directors who were not designated by Samsung and are not officers or employees of the Corporation at a time when the Management Committee is authorized to act in accordance with the foregoing, those directors of the Corporation who were not designated by Samsung shall select the four such directors who shall be members of the Management Committee in addition to the Chief Executive Officer (or, if he is not then a director, another director who is an employee of the Corporation) and the Directors designated by Samsung, and unless and until such selection is made the Management Committee shall consist solely of the directors designated by Samsung and the Chief Executive Officer of the Corporation (or, if he is not then a director, another director who is an employee of the Corporation).

    Section 13. Compensation. The directors may be paid such compensation for their services as the Board of Directors shall from time to time determine.

    Section 14. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or the committee thereof which authorizes the contract or traction, or solely because his or their votes are counted for such purpose if: (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                  ARTICLE IV

                                   OFFICERS

    Section 1.  Executive Officers.  The executive officers of the
Corporation shall be a President, a Chief Executive Officer, a Chief Financial Officer and a Secretary. The Secretary shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other executive officers, including one or more Vice Presidents, as the Board may in its discretion appoint. The Board of Directors, if it so determines, may appoint a Chairman of the Board and a Vice Chairman of the Board from among its members, but such titles shall not confer upon such Board members executive officer status. Any number of offices may be held by the same person.

    Section 2. Election, Term of Office and Remuneration. The executive officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting or a regular meeting thereof. Each such officer shall hold office at the discretion of the Board of Directors until his successor is elected and qualified, or until his earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

    Section 3. Subordinate Officers. In addition to the executive officers enumerated in Section 1 of this Article IV, the Corporation may have one more assistant treasurers and assistant secretaries and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any executive officer the power to appoint and to remove any such subordinate officers, agents or employees.

    Section 4. Removal. Except as otherwise delegated to an executive officer with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors or by the Management Committee as provided in Article III Section 12. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

    Section 5. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    Section 6. Powers and Duties. The Board of Directors may designate an officer as the Chief Executive Officer. The Chief Executive Officer shall, subject to the direction and control of the Board of Directors, be the general manager of, and supervise and direct, the business and affairs of the Corporation and the conduct of the officers of the Corporation. The other officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors or the Chief Executive Officer.


                                   ARTICLE V

                                     STOCK

    Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

    Section 2. Signatures. Any, or all, of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    Section 3. Lost Certificates. The Corporation may issue a new certificate to be issued in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Corporation may, in its discretion and as a condition precedent to the issuance of such new certificate, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond (or other security) sufficient to indemnify it against any claim that may be made against the Corporation (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

    Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws or in any agreement with the stockholder making the transfer. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

    Section 5. Registered Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

                                  ARTICLE VI

                            LIMITATION OF LIABILITY

    No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the Corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal matter, had no reasonable cause to believe that his conduct was unlawful.

                                  ARTICLE VII

                                INDEMNIFICATION

    Section 1.  Action Other Than by or in the Right of the Corporation.
Subject to Section 3 of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether external or internal to the Corporation, (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

    Section 2.  Action by or in the Right of the Corporation.  The
Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Agent (as defined in Section 1) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

    Section 3. Determination of Right of Indemnification. Any indemnification under Sections 1 or 2 (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote of a quorum consisting of directors who are or were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

    Section 4. Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.

    Section 5. Advances of Expenses. Except as limited by Section 6 of this Article VII, expenses incurred in defending or investigating any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. However, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that such person deliberately breached his duty to the Corporation or its stockholders.

    Section 6.  Right of Agent to Indemnification Upon Application;
Procedure Upon Application. Any indemnification under Sections 2, 3, and 4, or advance under Section 5 of this Article VII, shall be made promptly and in any event within 45 days, upon the written request of the Agent, unless with respect to applications under Sections 2, 3, or 5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article VII shall be enforceable by the Agent in any court of competent jurisdiction if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within 45 days. The Agent's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

    Section 7. Other Rights and Remedies. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, court order or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, since it is the policy of the Corporation that indemnification of Agents shall be made to the fullest extent permitted by law. The indemnification provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while these Bylaws and other relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

    Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

    Section 9. Indemnity Fund. Upon resolution passed by the Board, the Corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article and/or agreements which may be entered into between the Company and its officers and directors from time to time.

    Section 10.  Constituent Corporations.  For the purposes of this
Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would had he served such constituent corporation in the same capacity.

    Section 11. Other Enterprises, Fines, and Serving at Corporation's Request. For purposes of this Article, references to "other enterprise" in Sections 1 and 10 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

    Section 12.  Indemnification of Other Persons.  The provisions of this
Article VII shall not be deemed to preclude the indemnification of any person who is not an Agent (as defined in Section 1), but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise. The Corporation may, in its sole discretion, indemnify an employee, trust or other agent as permitted by the General Corporation Law of the State of Delaware. The Corporation shall indemnify an employee, trustee or other agent where required by law.

    Section 13. Savings Clause. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

                                 ARTICLE VIII

                                    RECORDS

    Section 1.  Maintenance and Inspection of Share Register.  The
Corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, if either be appointed and as determined by resolution of the Board of Directors, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each stockholder.

    A stockholder or stockholders of the Corporation holding at least 5% in the aggregate of the outstanding voting shares of the Corporation or who hold at least l% of such voting shares and have filed a Schedule 14B with the United States Securities and Exchange Commission relating to the election of directors of the Corporation may (i) inspect and copy the records of stockholders' names and addresses and stockholdings during usual business hours on 5 days' prior written demand on the Corporation, or (ii) obtain from the transfer agent of the Corporation, on written demand and on the tender of such transfer agent's usual charges for such list, a list of the stockholders' names and addresses, who are entitled to vote for the election of directors, and their stockholdings, as of the most recent record date for which that list has been compiled or as of a date specified by the stockholder after the date of demand. This list shall be made available to any such stockholder by the transfer agent on or before the later of 5 days after the demand is received or the date specified in the demand as the date as of which the list is to be compiled. The record of stockholders shall also be open to inspection on the written demand of any stockholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a stockholder or as the holder of a voting trust certificate. Any inspection and copying under this Section I may be made in person or by an agent or attorney of the stockholder or holder of a voting trust certificate making the demand.

    Section 2. Maintenance and Inspection of Bylaws. The Corporation shall keep at its principal executive office, the original or a copy of these Bylaws, as amended, to date, which shall be open to inspection by the stockholders at all reasonable times during office hours.

                                  ARTICLE IX

                              GENERAL PROVISIONS

    Section 1. Dividends. Subject to limitations contained in the General Corporation Law of the State of Delaware and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, securities of the Corporation or other property.

    Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
    Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    Section 4. Corporate Seal. The Corporation shall have a corporate seal in such form as shall be prescribed by the Board of Directors.

    Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 days nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. Stockholders on the record date are entitled to notice and to vote or to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided by agreement or by applicable law.

    Section 6. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

    Section 7. Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the General Corporation law of the State of Delaware shall govern the construction of these Bylaws.

    Section 8.  Amendments.  Subject to the General Corporation Law of the
State of Delaware, the Certificate of Incorporation and these Bylaws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend or repeal these Bylaws, or enact other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting as a single class, provided that, in the notice of any such special meeting, notice of such purpose shall be given.

    Notwithstanding anything to the contrary herein, no amendment shall be made to the second paragraph of Article III Section 3, Article III Section 7, the second paragraph of Article III Section 8, Article III Section 12, Article IV Section 4, Article VI, or Article VII hereof, or this Article IX Section 8, except with the approval of a majority of the directors designated by Samsung in accordance with the Stockholder Agreement (or, in the case of amendments to Article VI or Article VII, to the extent required by law or the fiduciary obligations of the Board of Directors as provided in Section 4.6 of the Stockholder Agreement).

                                                             PRELIMINARY COPY


                               AST RESEARCH, INC.

          PROXY FOR THE APRIL __, 1995 SPECIAL MEETING OF STOCKHOLDERS

    This Proxy is Solicited by The Board of Directors of AST Research, Inc.

          The undersigned stockholder of AST Research, Inc. ("AST") hereby appoints Richard J. Goeglein, Jack W. Peltason, Carmelo J. Santoro, Ph.D. and Delbert W. Yocam and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse of this card, all the shares of Common Stock of AST held of record by the undersigned on April __, 1995 at the Special Meeting of Stockholders to be held in the __ Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, on April __, 1995 at 9:00 a.m., Pacific Standard Time, and at any and all postponements and adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters proposed by AST and set forth in the Notice of Special Meeting of Stockholders dated April __, 1995, and the Proxy Statement dated April __, 1995, receipt of which is hereby acknowledged.

          1. To approve (i) the amendment and restatement of the Certificate of Incorporation to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and (ii) the terms of the Stock Purchase Agreement dated February 27, 1995, by and between AST and Samsung Electronics Co., Ltd. ("Samsung"), and the transactions contemplated thereby, including (A) the issuance and sale by AST to Samsung of (a) 6,440,000 shares of common stock, par value $0.01 per share, of AST (the "Common Stock") at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in Samsung's cash tender offer to purchase from AST's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that Samsung will own approximately 40.25% of the outstanding Common Stock; and (B) the grant to Samsung of the rights, preferences and privileges and the acceptance and performance by AST of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

                  [_] FOR       [_] AGAINST      [_] ABSTAIN


          Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this card and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.


                                       DATED:  ------------------------  , 1995


                                       ----------------------------------------
                                                      Signature(s)


                                       ----------------------------------------
                                       IMPORTANT: Please sign as name(s) appear hereon, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.